UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MICHAELS STORES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.10 per share, of Michaels Stores, Inc. (“Common Stock”)

	(2)	Aggregate number of securities to which transaction applies:
132,830,320 shares of Common Stock, including restricted shares
10,212,618 options to purchase shares of Common Stock with an exercise price less than $44.00

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon the sum of (A) 132,830,320 shares of Common Stock, including restricted shares, multiplied by $44.00 per share and (B) 10,212,618 options to purchase shares of Common Stock with an exercise price less than $44.00, multiplied by $17.64 per share (which is the difference between $44.00 and the weighted average exercise price per share). In accordance with Section 14(g)(1)(A) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.000107 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction:
$6,024,684,662

	(5)	Total fee paid:
$644,641

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION
8000 Bent Branch Drive, Irving, Texas 75063
[•], 2006
Dear Stockholder:
     The board of directors of Michaels Stores, Inc. (“Michaels,” “we,” “us” or “our”) has unanimously approved a merger agreement providing for the merger of Michaels with affiliates of Bain Capital Partners, LLC and The Blackstone Group, which are private equity firms. If the merger is completed, you will receive $44.00 in cash, without interest, for each share of our common stock that you own, and Michaels will become wholly owned by entities sponsored by or co-investors with Bain Capital Partners, LLC and The Blackstone Group.
     You will be asked, at a special meeting of the Michaels stockholders, to consider and vote on a proposal to adopt the merger agreement. After careful consideration, our board of directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of our stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.
     The time, date and place of the special meeting to consider and vote upon the adoption of the merger agreement are as follows:
9:30 a.m., central daylight time, on October 5, 2006
8000 Bent Branch Drive, Irving, Texas 75063
     The proxy statement attached to this letter provides you with information about the merger and the special meeting. A copy of the merger agreement is attached as Annex A to this proxy statement. A copy of the first amendment to the merger agreement is attached as Annex B to this proxy statement. We encourage you to read the entire proxy statement carefully. You may also obtain additional information on us from documents we have filed with the Securities and Exchange Commission.
     Your vote is very important, regardless of the number of shares of our common stock you own. The merger cannot be completed unless holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting of stockholders vote for the adoption of the merger agreement. If you do not vote, it will have the same effect as a vote against the adoption of the merger agreement.
     Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.
     Thank you in advance for your cooperation and continued support.

On behalf of your Board of Directors,

Charles J. Wyly, Jr. Chairman of the Board
THIS PROXY STATEMENT IS DATED [•], 2006 AND IS FIRST BEING
MAILED TO STOCKHOLDERS ON OR ABOUT [•], 2006.

8000 Bent Branch Drive, Irving, Texas 75063
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 5, 2006
TO THE STOCKHOLDERS OF MICHAELS STORES, INC.:
     A special meeting of stockholders of Michaels Stores, Inc., a Delaware corporation (“Michaels,” “we,” “us” or “our”), will be held at 8000 Bent Branch Drive, Irving, Texas 75063, on October 5, 2006, beginning at 9:30 a.m., central daylight time, for the following purposes:
1.	Adoption of the Merger Agreement. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 30, 2006, as amended, among Bain Paste Mergerco, Inc., Blackstone Paste Mergerco, Inc., Bain Paste Finco, LLC, Blackstone Paste Finco, LLC and Michaels Stores, Inc., pursuant to which, upon the merger becoming effective, each outstanding share of Michaels common stock, par value $0.10 per share (other than shares held in our treasury or owned by Bain Paste Mergerco, Inc., Blackstone Paste Mergerco, Inc., Bain Paste Finco, LLC or Blackstone Paste Finco, LLC, shares held by stockholders who properly demand statutory appraisal rights and rollover shares) will be converted into the right to receive $44.00 in cash, without interest.

2.	Adjournment or Postponement of the Special Meeting. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

3.	Other Matters. To transact such other business as may properly come before the special meeting or any adjournment thereof.
     Only stockholders of record of our common stock as of the close of business on September 1, 2006, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.
     Your vote is very important, regardless of the number of shares of our common stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date for the special meeting. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy in the envelope provided and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the adoption of the merger agreement.
     If you fail to vote by proxy or in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the adoption of the merger agreement. If you are a stockholder of record and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person.
     Stockholders of Michaels who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to Michaels before the vote is taken on the merger agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement under the caption “Appraisal Rights” beginning on page 63.

By order of the board of directors,

Mark V. Beasley Secretary

[•], 2006

ANNEX A	Agreement and Plan of Merger, dated as of June 30, 2006, among Bain Paste Mergerco, Inc., Blackstone Paste Mergerco, Inc., Bain Paste Finco, LLC, Blackstone Paste Finco, LLC and Michaels Stores, Inc.
ANNEX B	First Amendment to Agreement and Plan of Merger, dated as of September 1, 2006, among Bain Paste Mergerco, Inc., Blackstone Paste Mergerco, Inc., Bain Paste Finco, LLC, Blackstone Paste Finco, LLC and Michaels Stores, Inc.
ANNEX C	Opinion of J.P. Morgan Securities Inc.
ANNEX D	Opinion of Goldman, Sachs & Co.
ANNEX E	Section 262 of the General Corporation Law of the State of Delaware

SUMMARY
     This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary. In this proxy statement, the terms “Michaels,” “we,” “us” and “our” refer to Michaels Stores, Inc.
The Parties to the Merger Agreement (page 14)
Michaels Stores, Inc.
8000 Bent Branch Drive
Irving, TX 75063
(972) 409-1300
     Michaels, a Delaware corporation, is the largest arts and crafts specialty retailer in the United States. As of July 21, 2006, we operate 902 Michaels retail stores in 48 states and Canada and 165 Aaron Brothers stores in 11 states, offering framing supplies and services and a wide selection of art supplies. Recollections, our scrapbooking/paper crafting retail concept, operates 11 stores located in Arizona, Maryland, Texas, and Virginia as of July 21, 2006. In addition, we own and operate four Star Decorators Wholesale stores located in Arizona, California, Georgia, and Texas as of July 21, 2006, offering merchandise primarily to interior decorators/designers, wedding/event planners, florists, hotels, restaurants and commercial display companies.
Bain Paste Mergerco, Inc.
Bain Paste Finco, LLC
c/o Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA 02199
(617) 516-2000
     Bain Paste Mergerco, Inc. is a Delaware corporation formed by a private equity fund sponsored by Bain Capital Partners, LLC (“Bain”) in anticipation of the merger. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Bain Paste Mergerco, Inc. will merge with and into Michaels Stores, Inc. Bain Paste Mergerco, Inc. has de minimis assets and no operations. Bain Paste Finco, LLC is a Delaware limited liability company formed by a private equity fund sponsored by Bain in anticipation of the merger. Bain is part of Bain Capital, LLC, a global private investment firm that manages several pools of capital including private equity, venture capital, public equity, and leveraged debt assets with more than $38 billion in assets under management. Since its inception in 1984, Bain has made private equity investments and add-on acquisitions in over 230 companies around the world, including such leading retailers and consumer companies as Toys “R” Us, Burger King, Staples, Burlington Coat Factory, Shopper’s Drug Mart, Brookstone, Domino’s Pizza, Dollarama, Sealy Corp., Sports Authority and Duane Reade. Headquartered in Boston, Bain has offices in New York, London, Munich, Hong Kong, Shanghai and Tokyo.
Blackstone Paste Mergerco, Inc.
Blackstone Paste Finco, LLC
c/o The Blackstone Group
345 Park Avenue, 31st Floor
New York, NY 10154
(212) 583-5000
     Blackstone Paste Mergerco, Inc. is a Delaware corporation formed by a private equity fund sponsored by The Blackstone Group (“Blackstone”) in anticipation of the merger. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Blackstone Paste Mergerco, Inc. will merge with and into Michaels Stores, Inc. Blackstone Paste Mergerco, Inc. has de minimis assets and no operations. Blackstone Paste Finco, LLC is a Delaware limited liability company formed by a private equity fund sponsored by Blackstone in anticipation of the merger. Blackstone, a global private investment and advisory firm, was founded in 1985. The firm has raised a total of more then $63 billion for alternative asset investing since its formation, of which approximately $30 billion has been for private equity investing. Blackstone’s private equity group is currently investing its fifth general private equity fund with commitments of $15.6 billion, and has over 60 experienced professionals with broad sector expertise. Blackstone’s other core businesses include private real estate investing, corporate debt investing, hedge funds, mutual fund management, private placement, marketable alternative asset management and investment banking advisory services.
The Special Meeting
     Time, Place and Date (page 15)
     The special meeting will be held on October 5, 2006, beginning at 9:30 a.m., central daylight time, at 8000 Bent Branch Drive, Irving, Texas 75063.
     Purpose (page 15)
     You will be asked to consider and vote on a proposal to adopt an Agreement and Plan of Merger, dated as of June 30, 2006 (as amended, the “merger agreement”), among Bain Paste Mergerco, Inc. (“Bain Mergerco”), Blackstone Paste Mergerco, Inc. (“Blackstone Mergerco” and, together with Bain Mergerco, the “Mergercos”), Bain Paste Finco, LLC (“Bain Finco”), Blackstone Paste Finco, LLC (“Blackstone Finco” and, together with Bain Finco, the “Fincos”; the Mergercos and Fincos, collectively, the “Sponsor Entities”) and Michaels. The merger agreement provides that the Mergercos will be merged with and into Michaels (the “merger”), with Michaels being the surviving corporation in the merger (the “surviving corporation”). Each outstanding share of Michaels common stock (other than shares held in our treasury or owned by any of the Sponsor Entities, shares held by stockholders who properly demand statutory appraisal rights and rollover shares) will be converted into the right to receive $44.00 in cash, without interest.
     The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.
     Record Date and Quorum (page 15)
     You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on September 1, 2006, the record date for the special meeting. You will have one vote for each share of Michaels common stock that you owned on the record date. As of the record date, there were [•] shares of our common stock entitled to be voted.
     The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting.
     Required Vote (page 15)
     Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock at the close of business on the record date for the special meeting. A failure to vote your shares of our common stock or an abstention will have the same effect as voting against the merger.

     Share Ownership of Directors and Executive Officers (page 66)
     As of the record date for the special meeting, the directors and executive officers of Michaels beneficially owned, in the aggregate, [•] shares of our common stock, or approximately [•]% of the outstanding shares of our common stock. The directors and executive officers have informed us that they intend to vote all of their shares of Michaels common stock “FOR” the adoption of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.
     Voting and Proxies (page 15)
     Any Michaels stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail, or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not provide your broker with instructions, your shares will not be voted and that will have the same effect as voting against the merger.
     Revocability of Proxy (page 15)
     Any Michaels stockholder of record who executes and returns a proxy card may revoke the proxy at any time before it is voted in any one of the following ways:
•	filing with Computershare Investor Services, L.L.C., 3020 Legacy Drive, Suite 100-307, Plano, Texas 75023, at or before the special meeting, a written notice of revocation that is dated a later date than the proxy;

•	sending a later-dated proxy card relating to the same shares to Computershare Investor Services, L.L.C., at or before the special meeting; or

•	attending the special meeting and voting in person.
     Simply attending the special meeting will not constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change your vote.
     When the Merger Will be Completed (page 45)
     We are working to complete the merger as soon as possible. We anticipate completing the merger by the end of 2006, subject to adoption of the merger agreement by our stockholders and the satisfaction of the other closing conditions. In addition, the Mergercos are not obligated to complete the merger until the expiration of a 30 consecutive calendar day “marketing period” throughout which the Fincos shall have the financial information that we are required to provide pursuant to the merger agreement to complete the debt financing of the merger. So long as we have provided all required financial information to the Fincos for purposes of them completing their debt financing, the marketing period will begin to run on the later of (i) the adoption of the merger agreement by our stockholders and (ii) September 4, 2006.
     Effects of the Merger (page 46)
     If the merger agreement is adopted by our stockholders and the other conditions to closing are satisfied, the Mergercos will merge with and into Michaels. The separate corporate existences of the Mergercos will cease, and Michaels will continue as the surviving corporation, wholly owned by entities sponsored by or co-investors with Bain and Blackstone. Upon completion of the merger, our common stock will be converted into the right to receive $44.00 per share, without interest and less any required withholding taxes. The surviving corporation will be a privately held corporation, and you will cease to have any ownership interest in the surviving corporation or any rights as its stockholder.
Recommendation of Our Board of Directors (page 22)
     After careful consideration, our board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of our stockholders. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.
     In reaching its decision, our board of directors evaluated a variety of business, financial and market factors and consulted with our management team and legal and financial advisors. In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a stockholder. See “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 36.
     For the factors considered by our board of directors in reaching its decision to approve the merger agreement and the merger, see “The Merger—Reasons for the Merger” beginning on page 20.
Opinion of JPMorgan (page 22 and Annex C)
     J.P. Morgan Securities Inc. (“JPMorgan”) delivered its opinion to our board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration of $44.00 in cash per share to be received by our stockholders in the merger was fair, from a financial point of view, to such stockholders.
     The full text of the written opinion of JPMorgan, dated June 30, 2006, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Our stockholders are urged to read the opinion carefully in its entirety. JPMorgan’s written opinion is addressed to our board of directors, and is directed only to the consideration to be received in the merger and does not constitute a recommendation to any of our stockholders as to how such stockholder should vote at the special meeting. Pursuant to an engagement letter between our board of directors and JPMorgan, we have agreed to pay JPMorgan a transaction fee of 0.40% of the aggregate consideration to be paid in the transaction, or approximately $24 million, all of which is payable upon consummation of the transaction.
Opinion of Goldman Sachs (page 28 and Annex D)
     Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to the special advisory committee of our board of directors and our board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration of $44.00 in cash per share to be received by our stockholders in the merger was fair, from a financial point of view, to such stockholders.
     The full text of the written opinion of Goldman Sachs, dated June 30, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the special advisory committee of our board of directors and our board of directors in connection with their consideration of the transaction. Goldman Sachs’ opinion is not a recommendation as to how any holder of our common stock should vote at the special meeting. Pursuant to an engagement letter between the special advisory committee of our board of directors and Goldman Sachs, we have agreed to pay Goldman Sachs a transaction fee of 0.15% of the aggregate consideration paid in the transaction, or approximately $9.0 million, with one-third of the transaction fee payable upon signing of the merger agreement, one-third of the transaction fee payable upon the stockholder vote for the transaction and the remainder of the transaction fee payable upon consummation of the transaction.

Financing (page 35)
     The Sponsor Entities estimate the total amount of funds necessary to complete the merger and the related transactions to be approximately $6.164 billion, which includes approximately $5.920 billion to be paid out to our stockholders and holders of other equity-based interests in Michaels, with the remainder to be applied to pay related fees and expenses in connection with the merger, the financing arrangements and the related transactions. These payments are expected to be funded by a combination of equity contributions by entities sponsored by or co-investors with Bain and Blackstone and debt financing, as well as our available cash.
     In connection with the execution and delivery of the merger agreement, Bain Finco, Blackstone Finco, Bain Capital Fund IX, LLC and Blackstone Capital Partners V L.P. have obtained commitments to provide up to $4.8 billion in debt financing, consisting of (1) a senior secured asset-based revolving facility with a maximum availability of $1.0 billion, (2) a senior secured term loan facility in an aggregate principal amount of $2.4 billion, (3) a senior unsecured bridge loan facility in an aggregate principal amount of up to $700 million and (4) a senior subordinated unsecured bridge loan facility in an aggregate principal amount of up to $700 million, to finance, in part, the payment of the merger consideration, the repayment or refinancing of certain of our debt outstanding on the closing date of the merger and to pay fees and expenses in connection with the merger, financing and related transactions and, in the case of the asset-based revolving facility, for general corporate purposes after the closing date of the merger. The Sponsor Entities have agreed to use their reasonable best efforts to arrange the debt financing on the terms and conditions described in the commitments. In addition, the Mergercos have obtained an aggregate of $2.18 billion in equity commitments from Bain Capital Fund IX, LLC and Blackstone Capital Partners V L.P. and their respective affiliates. The facilities and notes contemplated by the debt financing commitments are subject to various conditions, as described in further detail under “The Merger—Financing —Debt Financing” beginning on page 35.
     The closing of the merger is not conditioned on the receipt of the debt financing by the Fincos. The Mergercos, however, are not required to consummate the merger until after the completion of the marketing period, as described above under “When the Merger Will be Completed” and in further detail under “The Merger Agreement—Effective Time; The Marketing Period” beginning on page 45.
Treatment of Stock Options and Restricted Stock (page 36)
     Each outstanding option to purchase shares of our common stock (other than rollover options), whether or not then exercisable, will be canceled and converted into the right to receive a cash payment equal to the excess (if any) of the $44.00 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding taxes, and all outstanding shares of restricted stock (other than rollover shares) will be converted into the right to receive $44.00 per share in cash, without interest and less any applicable withholding taxes.
Interests of Our Directors and Executive Officers in the Merger (page 36)
     Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:
•	our directors and executive officers will receive cash consideration for their vested and unvested stock options in connection with the merger;

•	each of our current executive officers (other than those executive officers who are also members of our board of directors) is a party to a change in control severance agreement with us that provides for (1) continued employment in an equivalent position for two years following completion of the merger, unless earlier terminated, (2) base compensation, cash bonus awards, long-term incentive opportunities and retirement, welfare and fringe benefits at levels at least equal to the compensation and benefits received by the executive immediately prior to completion of the merger for two years following completion of the merger (unless earlier terminated), (3) comprehensive officer liability insurance coverage and continued indemnification rights, (4) severance benefits (including cash severance payments and continued welfare and fringe benefits or cash in lieu thereof) if the executive’s employment with us is terminated in anticipation of the completion of the merger or if, during the two-year period after completion of the merger, the executive is terminated without cause or resigns for good reason, (5) “gross-ups” in respect of certain golden parachute excise taxes payable by the executive and certain other taxes, interest and penalties that may be imposed on nonqualified deferred compensation and (6) reimbursement of certain legal fees and related expenses;

•	each of our current executive officers (other than those executive officers who are also members of our board of directors) is eligible to receive a change in control retention bonus equal to $125,000 if he is still employed on the first anniversary of the completion of the merger or he is terminated without cause prior to such date;

•	each of our current executive officers (other than those executive officers who are also members of our board of directors) will be entitled to a guaranteed payout under our Fiscal Year 2006 Bonus Plan at one level below target and will be eligible to receive an additional bonus payment of up to 75% of each individual’s target annual bonus, provided that he is still employed on the date that bonuses are paid;

•	within 30 days following the completion of the merger, we will terminate our nonqualified deferred compensation plan and will cause all accounts thereunder to be paid out to participants in cash;

•	the merger agreement provides that, during the two-year period following completion of the merger, the surviving corporation will maintain certain benefit plans and will continue to provide certain compensation and benefits;

•	the merger agreement provides for indemnification and liability insurance arrangements for each of our current and former directors and officers; and

•	while no agreements, arrangements or understandings have been entered into as of the date of this proxy statement, members of our management may enter into employment agreements with the surviving corporation and may participate in the equity of the surviving corporation, as described more fully under “Merger Agreement—Arrangements with the Sponsor Entities” beginning on page 42.

     Our board of directors was aware of these interests and considered them, among other matters, in making its decisions.
Material United States Federal Income Tax Consequences of the Merger (page 42)
     For U.S. federal income tax purposes, the merger will be treated as a sale of the shares of our common stock for cash by each of our stockholders. As a result, in general, each stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and such stockholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the shares of common stock have a holding period of more than one year at the time of the merger. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.
Regulatory Approvals (page 44)
     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. Michaels and an entity to be formed to invest in the Mergercos filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on August 28, 2006 and August 24, 2006, respectively.
     Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.
Procedure for Receiving Merger Consideration (page 47)
     Within two business days after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other Michaels stockholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.
No Solicitation of Transactions (page 53)
     The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Michaels. Notwithstanding these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may respond to a bona fide written proposal for an alternative acquisition or terminate the merger agreement and enter into an agreement with respect to a superior proposal after paying the termination fee specified in the merger agreement.
Conditions to Closing (page 58)
     Before we can complete the merger, a number of conditions must be satisfied. These include:
•	the adoption of the merger agreement by our stockholders;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Act;

•	the absence of governmental judgments or orders that have the effect of enjoining or otherwise prohibiting the consummation of the merger;

•	performance by each of the parties of its material obligations under the merger agreement in all material respects;

•	the accuracy of the representations and warranties of each of the parties to the merger agreement, except to the extent the failure of such representations and warranties to be true and correct would not constitute a material adverse effect; and

•	the delivery of closing certificates by each of the parties with respect to the satisfaction of the conditions relating to its representations and warranties and material obligations.
     Other than the conditions pertaining to the stockholder approval, the absence of governmental orders and the expiration or termination of the Hart-Scott-Rodino Act waiting period, either Michaels, on the one hand, or the Mergercos (on behalf of themselves and the Fincos), on the other hand, may elect to waive conditions to their respective performance and complete the merger.
Termination of the Merger Agreement (page 59)
     The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:
•	by mutual written consent of the Mergercos and Michaels;

•	by either the Mergercos or Michaels, if:
–	our stockholders do not adopt the merger agreement at the special meeting or any postponement or adjournment thereof;

–	a final, non-appealable governmental order prohibits the merger;

–	the merger has not been consummated on or before December 19, 2006, provided that if the closing shall not have occurred prior to such date solely as a result of the failure of the marketing period to have been completed prior to such date, then such date is extended to March 31, 2007; or

–	there is a breach by the non-terminating party of any of its representations or warranties or failure to perform any of its covenants or agreements in the merger agreement such that the closing conditions would not be satisfied and which cannot be cured prior to the termination date set forth above;
•	by the Mergercos, if our board of directors withdraws or adversely modifies its recommendation or approval of the merger agreement or recommends or approves another takeover proposal; or

•	by Michaels, if
–	prior to adoption of the merger agreement by our stockholders, our board of directors determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, but only after our board of directors has given proper notice to the Mergercos and taken into account any changes to the financial terms of the merger agreement proposed by the Sponsor Entities to us in response to such notice or otherwise; or

–	all of the mutual conditions to closing and all of the conditions to the Sponsor Entities’ obligations to close have been satisfied (other than those conditions that by their terms are to be satisfied at the closing) and, on or after the last day of the marketing period, neither the Fincos nor the surviving corporation has received the proceeds of the debt financing.
Termination Fees and Expenses (page 60)
     Under certain circumstances, in connection with the termination of the merger agreement, we will be required to pay to the Mergercos an aggregate termination fee of $120 million.
     The Sponsor Entities have agreed to pay us a termination fee of $200 million if we terminate the merger agreement in certain circumstances related to the failure of the Fincos to receive the proceeds of the debt financing. If, in the event that the Sponsor Entities become obligated to pay this termination fee, none of the Sponsor Entities is otherwise in breach of the merger agreement such that the conditions to our obligation to close have been satisfied, then our termination of the merger agreement in these circumstances and receipt of payment of such termination fee shall be our sole and exclusive remedy against the Sponsor Entities for any loss or damage suffered as a result of any breach of the merger agreement by the Sponsor Entities and the failure of the merger to be consummated.
     The parties have agreed that the aggregate liability of Michaels and our subsidiaries, as a group, on the one hand, or the Sponsor Entities, Bain Capital Fund IX, LLC and Blackstone Capital Partners V L.P., as a group, on the other hand, arising from any breach of the merger agreement (other than breaches related to fraud) shall be capped at $600 million.
Specific Performance (page 62)
     The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of merger agreement and to enforce specifically the terms and provisions of the merger agreement in any court of the State of Delaware or any Federal court sitting in the State of Delaware.
Market Price of Our Stock (page 65)
     Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “MIK”. The closing sale price of our common stock on the NYSE on March 17, 2006, which was the last trading day before we announced that our board of directors was exploring strategic alternatives, including a potential sale of Michaels, was $33.96. The closing sale price of our common stock on the NYSE on June 30, 2006, which was the last trading day before we announced the merger, was $41.24. On [•], 2006, the last trading day before the date of this proxy statement, the closing price of our common stock on the NYSE was $[•].
Appraisal Rights (page 63 and Annex E)
     Pursuant to section 262 of the Delaware General Corporation Law, referred to as the DGCL, our stockholders have the right to dissent from the merger and receive a cash payment for the judicially determined fair value of their shares of our common stock. The judicially determined fair value under section 262 could be greater than, equal to or less than the $44.00 per share that our stockholders are entitled to receive in the merger. Stockholders that wish to exercise their appraisal rights must not vote in favor of the adoption of the merger agreement and must strictly comply with all of the procedures required by the DGCL. A copy of section 262 of the DGCL is attached to this proxy statement as Annex E.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
     The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as our stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Michaels with affiliates of Bain and Blackstone pursuant to the merger agreement. Once the merger agreement has been adopted by the Michaels stockholders and the other closing conditions under the merger agreement have been satisfied or waived, the Mergercos will merge with and into Michaels. Michaels will be the surviving corporation in the merger and will become wholly owned by entities sponsored by or co-investors with Bain and Blackstone.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will receive $44.00 in cash, without interest and less any required withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $4,400.00 in cash in exchange for your shares of our common stock, less any required withholding taxes. You will not own shares in the surviving corporation.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at 8000 Bent Branch Drive, Irving, Texas 75063, on October 5, 2006, at 9:30 a.m., central daylight time.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	For us to complete the merger, holders of a majority of the outstanding shares of our common stock at the close of business on the record date must vote their shares “FOR” the adoption of the merger agreement. Accordingly, failure to vote or an abstention will have the same effect as a vote against adoption of the merger agreement.

Q:	How does our board of directors recommend that I vote on the merger agreement?

A:	Our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement. You should read “The Merger—Reasons for the Merger” beginning on page 20 for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. If you are a stockholder of record, then you can ensure that your shares are voted at the special meeting by completing, signing, dating and mailing each proxy card and returning it in the envelope provided. If you hold your shares in “street name”, you can ensure that your shares are voted at the special meeting by instructing to your broker on how to vote, as discussed below.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against adoption of the merger agreement.

Q:	Can I change my vote?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a registered stockholder, you may revoke your proxy by notifying Computershare Investor Services, L.L.C., 3020 Legacy Drive, Suite 100-307, Plano, Texas 75023 in writing or by submitting by mail a new proxy dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, as simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your broker to change your vote.

Q:	How do I vote my Michaels Stores, Inc. 401(k) shares?

A:	If you participate in the Michaels Stores, Inc. Common Stock Fund under the Michaels Stores, Inc. Employees 401(k) Plan, which we refer to as the 401(k) Plan, you may give voting instructions to State Street Bank and Trust Company, as trustee of the 401(k) Plan, by completing and returning the 401(k) Plan proxy card accompanying this proxy statement. Your instructions will tell the trustee how to vote the number of shares of our common stock reflecting your proportionate interest in the Michaels Stores, Inc. Common Stock Fund and any such instruction will be kept confidential. The trustee will vote your shares in accordance with your duly executed 401(k) Plan proxy card received by [•], 2006. If you do not give the trustee of the 401(k) Plan voting instructions, the number of shares reflecting your proportionate interest will not be voted.

You may also revoke previously given voting instructions by [•], 2006, by filing with the trustee of the 401(k) Plan either a written notice of revocation or a properly completed and signed 401(k) Plan proxy card bearing a later date. Your voting instructions will be kept confidential by the trustee.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one proxy card or, if you hold your shares in “street name”, more than one vote instruction card. Please complete and return all of the proxy cards or vote instruction cards you receive to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $44.00 per share in cash to be received by our stockholders in the merger. In order to receive the $44.00 per share, you must hold your shares through completion of the merger.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:	Yes. As a holder of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the caption “Appraisal Rights” beginning on page 63.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, please contact our Investor Relations Department at (972) 409-1300. If you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact our proxy solicitation agent, Morrow & Co., Inc., at (631) 918-4031. If your broker holds your shares, you should call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “should,” “plan,” “intend,” “project” and similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:
•	the satisfaction of the conditions to consummation of the merger, including the adoption of the merger agreement by our stockholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a $120.0 million termination fee to the Mergercos;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	the risk that we may be subject to litigation, including the litigation described under “The Merger — Litigation Concerning the Merger” beginning on page 44, in connection with the merger;

•	risks related to diverting management’s attention from our ongoing business operations; and

•	other risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended January 28, 2006. See “Where You Can Find More Information” on page 69.
     We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE PARTIES TO THE MERGER AGREEMENT
Michaels Stores, Inc.
     Michaels is the largest arts and crafts specialty retailer in the United States. As of July 21, 2006, we operate 902 Michaels retail stores in 48 states and Canada, and we also operate 165 Aaron Brothers stores in 11 states, offering framing supplies and services and a wide selection of art supplies. Recollections, our scrapbooking/paper crafting retail concept, operates 11 stores located in Arizona, Maryland, Texas, and Virginia as of July 21, 2006. In addition, we own and operate four Star Decorators Wholesale stores located in Arizona, California, Georgia, and Texas as of July 21, 2006, offering merchandise primarily to interior decorators/designers, wedding/event planners, florists, hotels, restaurants and commercial display companies.
     Michaels is incorporated in the state of Delaware with its principal executive offices at 8000 Bent Branch Drive, Irving, Texas 75063, and its telephone number is (972) 409-1300.
Bain Paste Mergerco, Inc.
Bain Paste Finco, LLC
     Bain Paste Mergerco, Inc. is a Delaware corporation formed by a private equity fund sponsored by Bain in anticipation of the merger. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger Bain Paste Mergerco, Inc. will merge with and into Michaels Stores, Inc. Bain Paste Mergerco, Inc. has de minimis assets and no operations. Bain Paste Finco, LLC is a Delaware limited liability company formed by a private equity fund sponsored by Bain in anticipation of the merger. Bain Paste Mergerco, Inc. and Bain Paste Finco, LLC each have their principal executive offices at c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199, and its telephone number is (617) 516-2000. Bain is part of Bain Capital, LLC, a global private investment firm that manages several pools of capital, including private equity, venture capital, public equity, and leveraged debt assets, with more than $38 billion in assets under management. Since its inception in 1984, Bain has made private equity investments and add-on acquisitions in over 230 companies around the world, including such leading retailers and consumer companies as Toys “R” Us, Burger King, Staples, Burlington Coat Factory, Shopper’s Drug Mart, Brookstone, Domino’s Pizza, Dollarama, Sealy Corp., Sports Authority and Duane Reade. Headquartered in Boston, Bain has offices in New York, London, Munich, Hong Kong, Shanghai and Tokyo.
Blackstone Paste Mergerco, Inc.
Blackstone Paste Finco, LLC
     Blackstone Paste Mergerco, Inc. is a Delaware corporation formed by a private equity fund sponsored by Blackstone in anticipation of the merger. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger Blackstone Paste Mergerco, Inc. will merge with and into Michaels Stores, Inc. Blackstone Paste Mergerco, Inc. has de minimis assets and no operations. Blackstone Paste Finco, LLC is a Delaware limited liability company formed by a private equity fund sponsored by Blackstone in anticipation of the merger. Blackstone Paste Mergerco, Inc. and Blackstone Paste Finco, LLC each have their principal executive offices at c/o The Blackstone Group, 345 Park Avenue, 31st Floor, New York, New York 10154, and its telephone number is (212) 583-5000. Blackstone, a global private investment and advisory firm, was founded in 1985. The firm has raised a total of more than $63 billion for alternative asset investing since its formation, of which approximately $30 billion has been for private equity investing. Blackstone’s private equity group is currently investing its fifth general private equity fund with commitments of $15.6 billion, and has over 60 experienced professionals with broad sector expertise. Blackstone’s other core businesses include private real estate investing, corporate debt investing, hedge funds, mutual fund management, private placement, marketable alternative asset management and investment banking advisory services.

THE SPECIAL MEETING
Time, Place and Purpose of the Special Meeting
     This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on October 5, 2006, beginning at 9:30 a.m., central daylight time, at 8000 Bent Branch Drive, Irving, Texas 75063, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon the adoption of the merger agreement. Our stockholders must adopt the merger agreement for the merger to occur. If the stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. A copy of the first amendment to the merger agreement is attached as Annex B to this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [•], 2006.
Record Date and Quorum
     The holders of record of our common stock as of the close of business on September 1, 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [•] shares of our common stock outstanding.
     The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.
Required Vote
     Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock at the close of business on the record date for the special meeting. Each outstanding share of our common stock is entitled to one vote.
     As of September 1, 2006, the record date for the special meeting, the directors and executive officers of Michaels beneficially owned, in the aggregate, [•] shares of Michaels common stock, or approximately [•]% of the outstanding shares of Michaels common stock. The directors and executive officers have informed us that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.
Proxies; Revocation
     If you are a stockholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares of Michaels common stock will be voted “FOR” the adoption of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.
     If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Under the rules of the NYSE, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the adoption of the merger agreement (i.e., “broker non-votes”). Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” adoption of the merger agreement and any adjournment or postponement of the special meeting.
     You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise Computershare Investor Services, L.L.C., 3020 Legacy Drive, Suite 100-307, Plano, Texas 75023 in writing, submit by mail a new proxy card dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.
     Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change your vote.
     If you participate in the Michaels Stores, Inc. Common Stock Fund under the 401(k) Plan, you will receive a voting instruction card which will provide State Street Bank and Trust Company, as trustee of the 401(k) Plan, with instructions on how to vote the number of shares reflecting your proportionate interest in the Michaels Stores, Inc. Common Stock Fund. You must submit your voting instructions to State Street by the close of business on [•], 2006, to allow State Street time to receive your voting instructions and vote on behalf of the 401(k) Plan. You may revoke previously given voting instructions by [•], 2006, by filing with State Street either a written notice of revocation or a properly completed and signed 401(k) Plan proxy card bearing a later date.
     Michaels does not expect that any matter other than the adoption of the merger agreement (and the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.
Adjournments and Postponements
     Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than thirty days), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. If no instructions are indicated on your proxy card, your shares of our common stock will be voted “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.
Solicitation of Proxies
     Michaels will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Michaels may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Michaels will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Michaels has retained Morrow & Co., Inc. to assist it in the solicitation of proxies for the special meeting and will pay Morrow & Co. a fee of approximately $12,500, plus reimbursement of out-of-pocket expenses.

THE MERGER
Background of the Merger
     Our board of directors periodically reviews and assesses strategic alternatives available to us. In early 2006, following a period of consistent growth for Michaels, our board of directors considered a review of our strategic plan and potential alternatives to maximize shareholder value. The board consulted with several investment banks regarding their analysis of our strategic alternatives, and, after further discussions between members of the board and our management, determined, at a meeting of the board held on March 15, 2006, that it was advisable and in the best interests of Michaels and our stockholders to explore strategic alternatives to enhance shareholder value, including through a potential sale of Michaels.
     We announced the board’s determination to explore strategic alternatives to enhance shareholder value, as well as the retirement of R. Michael Rouleau as President and Chief Executive Officer and the appointment of Jeffrey N. Boyer as President and Chief Financial Officer and Gregory A. Sandfort as President and Chief Operating Officer, in a March 20, 2006, press release. We retained JPMorgan as financial advisor, and Cravath, Swaine & Moore LLP (“Cravath”) as legal counsel, to Michaels and the board.
     Thereafter, and continuing into June 2006, JPMorgan refined and updated its analysis of our strategic alternatives. JPMorgan also began to contact potential strategic and financial acquirors of Michaels. Over the course of the following weeks, JPMorgan contacted over 37 potential acquirors, including nine potential strategic acquirors, to assess their interest in acquiring Michaels.
     At the meeting of our board of directors on April 7, 2006, in order to prepare for any potential conflict of interest that might arise in connection with the board’s review of our strategic alternatives in light of the significant ownership interest in Michaels of Messrs. Charles J. Wyly, Jr. and Sam Wyly, our board of directors established a special advisory committee of the board, composed of Richard E. Hanlon, Richard C. Marcus, Liz Minyard and Cece Smith (who was designated as chair of the committee). From time to time over the course of April, May and June 2006, the special advisory committee met to consider our strategic alternatives. The special advisory committee retained Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) as its legal counsel.
     On April 12, 2006, the board of directors met to discuss the exploration of our strategic alternatives. Representatives of JPMorgan reviewed for the board the work that management and its advisors undertook in connection with the exploration of our strategic alternatives. With respect to the sale of the company alternative, representatives of JPMorgan updated the board on the contacts made by JPMorgan to potential financial and strategic acquirors, noting that several of the potential strategic acquirors stated that they were not interested in exploring further an acquisition of Michaels and that only one potential strategic acquiror expressed any meaningful degree of interest in an acquisition of Michaels. Following a discussion between the board and its advisors regarding next steps, the board directed our management and advisors to continue to explore strategic alternatives.
     Over the course of April 2006, JPMorgan continued to make contacts with potential acquirors and assisted potential financial acquirors in forming three groups of co-investors for an acquisition of Michaels. During the week of April 18, 2006, JPMorgan distributed introductory information materials and a form confidentiality agreement to prospective acquirors who had expressed interest in Michaels. We subsequently executed confidentiality agreements with 13 potential financial acquirors, including each member of the financial acquiror groups, and one potential strategic acquiror.
     On April 26, 2006, our board of directors met to receive an update regarding the on-going exploration of our strategic alternatives. Representatives of Cravath reviewed with the board the fiduciary duties of directors in the context of considering our strategic alternatives. Representatives of JPMorgan reviewed and discussed with the board their current analysis of the value that each strategic alternative could yield to our stockholders. Representatives of JPMorgan also updated the board on the progress of the potential sale of the company process, including on the status of confidentiality agreement negotiations with potential acquirors, formation of three financial acquiror groups and remaining interest by potential strategic acquirors.

     At the April 26, 2006, meeting of the board, JPMorgan confirmed that, to facilitate the sale process, it would be willing to offer debt financing to all potential acquirors of Michaels, noting that no financial acquiror would be obligated to use JPMorgan as its debt financing source. Representatives of Cravath discussed with the board the nature of the potential conflict of interest that might arise from JPMorgan acting both as the financial advisor to Michaels and a possible financing source in connection with the sale of Michaels and described to the board certain procedures that JPMorgan undertook to institute to ensure the separation between the financing teams and the team advising Michaels and the safeguards that Michaels may undertake with regard to such conflict, including obtaining a fairness opinion from another investment bank.
     Representatives of JPMorgan were then excused from the board meeting, and the board engaged in a discussion of the risks and benefits relating to JPMorgan’s offer, including the potential conflict of interest and the related safeguards, with management and representatives of Cravath and Wachtell Lipton. After this discussion, our board of directors determined that, in the interest of facilitating the sale process, JPMorgan should make a debt financing package available to all potential acquirors, subject to the implementation of the appropriate procedural safeguards. The board of directors also determined that, should we enter into a transaction involving a change of control of Michaels, the board would request that JPMorgan be willing to opine on the fairness of the financial consideration to be received by our stockholders and the board would also seek to secure the opinion of another investment bank not providing financing to the acquiror as to the fairness of the financial consideration to be received by our stockholders, which investment bank could also be the financial advisor to the special advisory committee.
     At its April 26, 2006, meeting, our board also reviewed and approved the retention and change in control programs for our employees, which programs were previously approved by the compensation committee of the board at the compensation committee’s meetings on April 21, 2006, and April 26, 2006. The Hay Group, the compensation committee’s outside compensation consultants, presented to the compensation committee its recommendations with respect to various retention and change of control arrangements, and Cravath reviewed with the compensation committee and the board a summary of the proposed retention and change in control arrangements. In discussing these arrangements, the board noted the increased threat posed by competitors offering to hire our employees following our announcement of the review of strategic alternatives. At the same meeting, the board also approved an amendment to Michaels’ nonqualified deferred compensation plan to provide for the distribution of all account balances upon a change in control. For a discussion of the treatment of Michaels’ nonqualified deferred compensation plan in connection with the merger and the impact of the merger on Michaels’ other compensation arrangements, see “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 36.
     On May 8, 2006, the special advisory committee retained Goldman Sachs as its financial advisor. Such retention contemplated that at our request Goldman Sachs would undertake a study to enable it to render an opinion as to the fairness from a financial point of view of the financial consideration to be received by our stockholders in connection with a transaction involving a change of control of Michaels.
     On May 18, 2006, our board of directors met to receive an update regarding the ongoing exploration of our strategic alternatives. Representatives of JPMorgan reviewed and discussed with the board their refined analysis of our strategic alternatives and updated the board with respect to a potential sale of the company process, noting that while the financial acquirors continued to be highly interested in an acquisition of Michaels, no potential strategic acquiror was actively engaged in the process.
     Over the course of May and June 2006, the continuing potential acquirors conducted their due diligence of Michaels with management, Mr. Rouleau and our advisors. In mid-May 2006, we held in-depth management presentations with each of the continuing potential acquirors.
     On June 5, 2006, JPMorgan distributed a bid procedures letter and a draft merger agreement, both of which were previously reviewed by members of the board, to the potential financial acquirors that were still actively engaged in the process, who then represented two separate acquiror groups. The bid procedures letter requested that proposals for an acquisition of Michaels, accompanied by equity and debt financing commitments, sponsor guarantees and comments on the draft merger agreement, be submitted by June 21, 2006.

     Our board of directors met on June 12, 2006, to receive an update regarding the ongoing exploration of our strategic alternatives. Representatives of JPMorgan reviewed and discussed with the board their further refined analysis of each of our strategic alternatives. Representatives of JPMorgan also reported to the board on the progress of the potential sale of the company process, including the identity of the continuing potential acquirors and their due diligence efforts.
     On June 21, 2006, Bain, Blackstone and a co-investor and another continuing potential financial acquiror group, submitted their respective proposals for the acquisition of Michaels, together with debt and equity financing commitments, sponsor guarantees and comments on the draft merger agreement.
     Our board of directors met on June 23, 2006, to further analyze our strategic alternatives and to consider the proposals submitted by the two financial acquiror groups. Representatives of JPMorgan reviewed and discussed with the board their further refined analysis of our strategic alternatives. Representatives of JPMorgan also reviewed with the board the financial terms of each of the acquisition proposals, including the amount of the proposed equity and debt financing and the resulting transaction leverage. Bain, Blackstone and their co-investor offered merger consideration of $42.00 per share, while the other group offered merger consideration of $42.50 per share. Representatives of Cravath reviewed with the board the legal terms of each acquiror groups’ proposal, including terms relating to the conditionality of the acquiror groups’ obligation to consummate the merger. Representatives of Goldman Sachs and Wachtell Lipton were also present at the meeting. Following discussion, the board directed that our management and the financial advisors continue to conduct their analysis with respect to the other strategic alternatives and that our advisors seek improved terms from each of the potential acquiror groups.
     After the June 23, 2006, board meeting, JPMorgan communicated to each of the acquiror groups that our board of directors was seeking improved terms. Prior to the June 26, 2006, meeting of the board described below, Bain and Blackstone orally informed JPMorgan that they were willing to increase their proposal to $43.25 per share and the other potential acquiror group orally informed JPMorgan that it was willing to increase its proposal to $42.75 per share.
     On June 26, 2006, our board of directors held a meeting with our management and representatives of JPMorgan and Goldman Sachs to discuss further strategic alternatives available to us. At this meeting, management discussed with the board its views of the risks associated with each strategic alternative. In addition, each of JPMorgan and Goldman Sachs presented to the board its updated preliminary financial analysis with respect to Michaels, including a review of our strategic alternatives. With respect to the potential sale of the company process, representatives of JPMorgan, Goldman Sachs, Cravath and Wachtell Lipton discussed with the board, in light of the improved financial proposals made by each of the acquiror groups, the process to solicit best and final terms from the acquiror groups.
     Following the board’s meeting on June 26, 2006, representatives of JPMorgan contacted the two acquiror groups with a request to submit their best and final proposal on June 29, 2006. From June 27, 2006, to June 29, 2006, Cravath held discussions and negotiated the terms of the acquisition documents with counsel for each of the acquiror groups.
     On June 28, 2006, each of the acquiror groups presented to Messrs. Charles J. Wyly, Jr. and Sam Wyly and representatives of JPMorgan their plans for Michaels and described the general structure of co-investment opportunities they had offered in past acquisitions. No terms for participation were offered, and no understandings or agreements were reached, with respect to any co-investment by Messrs. Wyly.
     On the evening of June 29, 2006, each of the acquiror groups submitted its best and final proposal, including the proposed merger agreement and the related acquisition documents. Bain and Blackstone increased their merger consideration offer to $44.00 per share, while the other potential acquiror group increased its merger consideration offer to $43.50 per share.
     On the morning of June 30, 2006, our board of directors met to review our strategic alternatives and to discuss the best and final proposals submitted by the potential acquiror groups. Representatives of JPMorgan and Goldman Sachs discussed their respective financial analyses with respect to Michaels, including a review of our strategic alternatives. Representatives of JPMorgan reported to the board regarding the potential sale of the company process, including with respect to the negotiations that took place with the potential acquiror groups since the board’s meeting on June 26, 2006. Each of JPMorgan and Goldman Sachs reviewed the terms of each of the two proposals. Representatives of Cravath then reviewed with the board the legal terms of the two proposals, noting that both groups had improved their proposed merger agreement terms with respect to deal certainty, but that overall Bain and Blackstone had offered slightly superior terms. Representatives of Cravath responded to questions from the board regarding the legal terms of the offers and again discussed with the board the fiduciary duties of directors in connection with evaluating strategic alternatives.
     Following this discussion, the meeting of the board of directors was recessed, and notwithstanding that Messrs. Charles J. Wyly, Jr. and Sam Wyly confirmed that they had no agreement or understanding with either potential acquiror group so that no potential conflict of interest existed, the special advisory committee convened separately with Wachtell Lipton and Goldman Sachs to discuss the potential sale of Michaels. Following the meeting of the special advisory committee, the full board of directors reconvened, and the chair of the special advisory committee reported to the board that each member of the special advisory committee supported submitting the proposed sale of Michaels to Bain and Blackstone to the full board of directors.
     After further discussions between the board and representatives of JPMorgan, Goldman Sachs, Cravath and Wachtell Lipton, the board requested that each of JPMorgan and Goldman Sachs render an opinion as to whether the financial consideration to be received by our stockholders in the proposed merger with entities sponsored by Bain and Blackstone was fair from a financial point of view to our stockholders. JPMorgan and Goldman Sachs each delivered to the board an oral opinion, which was subsequently confirmed by delivery of a written opinion each dated June 30, 2006, that, as of such date and based upon and subject to the factors and assumptions set forth in its respective written opinion, the consideration to be received by the holders of our common stock in the proposed merger was fair, from a financial point of view, to such holders. The full text of the written opinions of JPMorgan and Goldman Sachs, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken with such opinions, are attached as Annex C and Annex D to this proxy statement, respectively.
     Following additional discussion and deliberation, our board of directors unanimously approved the merger agreement with entities sponsored by Bain and Blackstone, the merger and the other transactions contemplated by the merger agreement, authorized Michaels to enter into the merger agreement and resolved to recommend that our stockholders vote to adopt the merger agreement.
     The merger agreement was executed by Michaels, Bain Paste Mergerco, Inc., Blackstone Paste Mergerco, Inc., Bain Paste Finco, LLC and Blackstone Paste Finco, LLC as of June 30, 2006. On June 30, 2006, after the close of trading on the NYSE, Michaels, Bain and Blackstone issued a joint press release announcing the merger.
     At its September 1, 2006, meeting, our board of directors approved an amendment to the merger agreement to permit certain of our stockholders and members of our management to retain certain of their shares of our common stock as shares of common stock of the surviving corporation and, in the case of our management, to retain their options as an equity investment in the surviving corporation. This first amendment to the merger agreement was executed by Michaels, Bain Paste Mergerco, Inc., Blackstone Paste Mergerco, Inc., Bain Paste Finco, LLC and Blackstone Paste Finco, LLC as of September 1, 2006. At the September 1, 2006, meeting, our board also approved a rollover agreement among us and Highfields Capital I LP, Highfields Capital II LP and Highfields Capital III LP (collectively, the “Highfields Funds”), which was executed by the parties thereto as of September 1, 2006.
Reasons for the Merger
     In reaching its decision to approve the merger agreement with entities sponsored by Bain and Blackstone, the merger and the other transactions contemplated by the merger agreement, authorize Michaels to enter into the merger agreement and recommend that our stockholders vote to adopt the merger agreement, our board of directors consulted with its financial and legal advisors and our management. The board of directors considered a number of potentially positive factors, including the following material factors:
•	the current and historical market prices of our common stock, and the fact that the $44.00 per share to be paid for each share of our common stock in the merger represents a premium of 29.6% to the closing price of our common stock on March 17, 2006, the last trading day before we announced exploration of our strategic alternatives, and a premium of 31.6% to the average closing price for the three months ended March 17, 2006;

•	the possible alternatives to the sale of Michaels, including continuing to operate Michaels on a stand-alone basis, and the risks and uncertainties associated with such alternatives, including the risks associated with our ability to meet our projections for future results of operations, compared to the certainty of realizing in cash a fair value for their investment provided to our stockholders by the merger;

•	the extensive sale process conducted by us, with the assistance of our financial and legal advisors, which involved engaging in discussions with approximately 37 parties to determine their interest in acquiring Michaels, entering into confidentiality agreements with 14 parties and the receipt of two definitive proposals to acquire Michaels;

•	the price proposed by Bain and Blackstone reflected extensive negotiations between the parties and represented the highest price that we had received for the acquisition of Michaels;

•	the presentation of JPMorgan and its opinion that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in such opinion, the consideration to be received by the holders of our common stock in the proposed merger is fair, from a financial point of view, to such holders (see “The Merger—Opinion of JPMorgan” beginning on page 22 and Annex C to this proxy statement);

•	the presentation of Goldman Sachs and its opinion that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in such opinion, the consideration to be received by the holders of our common stock in the proposed merger is fair, from a financial point of view, to such holders (see “The Merger—Opinion of Goldman Sachs” beginning on page 28 and Annex D to this proxy statement);

•	the terms of the merger agreement and the related agreements, including:
–	the limited number and nature of the conditions to the Sponsor Entities’ obligation to consummate the merger;

–	our ability, under certain limited circumstances, to furnish information to and conduct negotiations with third parties regarding other proposals;

–	our ability to terminate the merger agreement in order to accept a financially superior proposal, subject to paying the Sponsor Entities a $120 million termination fee;

–	the limited number and nature of the conditions to funding set forth in the debt financing commitment letters and the obligation of the Sponsor Entities to use their reasonable best efforts (1) to obtain the debt financing and (2) if the Sponsor Entities fail to effect the closing because of a failure to obtain the debt financing, to pay us a $200 million termination fee; and

–	our ability to enforce specifically the terms and provisions of the merger agreement to prevent breaches of the merger agreement
•	the fact that the non-financial terms of the proposal received from Bain and Blackstone was, in the aggregate, more favorable to us than the proposal from the other potential acquiror group; and

•	the availability of appraisal rights to our stockholders who properly exercise their statutory rights (see “Appraisal Rights” beginning on page 63 and Annex E to this proxy statement).

     Our board of directors also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the merger, including the following material factors:
•	the risk that the merger might not be completed, including as a result of a failure by the Sponsor Entities to obtain the debt financing;

•	the fact that our stockholders will not participate in any future earnings or growth of Michaels;

•	the fact that the merger consideration consists of cash and will therefore be taxable to our stockholders for U.S. federal income tax purposes;

•	the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding other proposals and the requirement that we pay the Sponsor Entities a $120 million termination fee if our board of directors accepts a superior proposal; and

•	the possibility of disruption to our operations associated with the merger, and the resulting effect thereof on us if the merger does not close.
     During its consideration of the transaction with the Sponsor Entities, our board of directors was also aware that all of our directors and executive officers have interests in the merger that are, or may be, different from, or in addition to, those of our stockholders generally, as described under “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 36.
     After taking into account all of the factors set forth above, as well as others, our board of directors determined that the potentially positive factors outweighed the potentially negative factors. Furthermore, our board of directors determined it to be advisable and in the best interests of our stockholders that we enter into the merger agreement, and that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of our stockholders. The board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommends that our stockholders vote to adopt the merger agreement at the special meeting.
     The board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board of directors may have given different weights to different factors.
Recommendation of Our Board of Directors
     On June 30, 2006, after evaluating a variety of business, financial and market factors and consulting with our legal and financial advisors, and after due discussion and due consideration, our board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of our stockholders. In addition, on September 1, 2006, our board of directors unanimously approved the first amendment to the merger agreement and unanimously declared it advisable and in the best interests of our stockholders that we enter into the first amendment. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.
Opinion of JPMorgan
     Pursuant to an engagement letter dated March 15, 2006, we retained JPMorgan as our financial advisor in connection with our analysis and consideration of various strategic alternatives available to us, including the merger, and to render an opinion to our board of directors as to the fairness, from a financial point of view, of the consideration to be received by us or our stockholders in connection therewith. At the meeting of our board of directors on June 30, 2006, JPMorgan rendered its oral opinion to our board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be received by our stockholders in the merger was fair, from a financial point of view, to such stockholders. JPMorgan has confirmed its June 30, 2006 oral opinion by delivering its written opinion to our board of directors, dated as of June 30, 2006, that, as of such date, the consideration to be received by our stockholders in the merger was fair, from a financial point of view, to such stockholders. No limitations were imposed by our board of directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinions.
     The full text of the written opinion of JPMorgan, dated June 30, 2006, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. Our stockholders are urged to read the opinion in its entirety. JPMorgan’s written opinion is addressed to our board of directors, and is directed only to the consideration to be received in the merger and does not constitute a recommendation to any of our stockholders as to how such stockholder should vote at the special meeting. The summary of the opinion of

JPMorgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.
     In arriving at its opinion, JPMorgan, among other things:
•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning Michaels and the industries in which we operate;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared our financial and operating performance with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of our common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by our management relating to our business; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purpose of its opinion.
     JPMorgan also held discussions with certain members of our management with respect to certain aspects of the merger, and the past and current business operations of Michaels, our financial condition and future prospects and operations, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.
     JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by us or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct or was not provided with, any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of Michaels or the Mergercos under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to our expected future results of operations and financial condition to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. JPMorgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on us or the contemplated benefits of the merger.
     The projections furnished to JPMorgan for us were prepared by our management. We do not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.
     JPMorgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. Subsequent developments may affect JPMorgan’s written opinion dated as of June 30, 2006, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by our stockholders in the merger, and JPMorgan has expressed no opinion as to the fairness of the merger to, or any consideration of, creditors or other constituencies of Michaels or the underlying decision by us to engage in the merger.
     In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.
     Historical Stock Price Analyses
     JPMorgan reviewed the historical trading prices of our common stock for a 52-week period ending June 29, 2006. The high and low trading prices of our common stock for such 52-week period were $41.95 and $30.38, respectively. JPMorgan noted that the $44.00 per share price in the proposed transaction represented a 15.8% premium to our closing stock price on June 29, 2006, the penultimate trading day prior to the announcement of the merger, and a 29.6% premium to our closing stock price on March 17, 2006, the last trading day prior to the date we publicly announced that we were exploring strategic alternatives with respect to the business.
     Public Trading Multiples
     Using publicly available information, including filings with the SEC, as well as published Wall Street equity research estimates, JPMorgan compared selected financial data of Michaels with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be analogous to Michaels. These companies were selected, among other reasons, because of their operational and overall business similarities with our business. The companies reviewed in connection with this analysis were classified into three groups as follows: Direct Peers – Jo-Ann Stores, A.C. Moore and Hancock Fabrics; Hardline Retail – Home Depot, Lowes, Best Buy, Staples, Office Depot, Bed, Bath & Beyond, Auto Zone and Circuit City; and “Best in Class” Brands – Wal-Mart, Home Depot, Target Corp., Walgreens, Kohl’s Corp. and Williams-Sonoma.
     For each company, JPMorgan computed the multiple of firm value, which consists of the market value of the company’s equity, referred to as equity value, plus the company’s net debt, to estimated 2006 EBITDA and estimated 2007 EBITDA (fiscal years ending January 31, 2007 and 2008, respectively). Also, JPMorgan computed each company’s price to earnings ratios (based on IBES median EPS estimates for 2006 and 2007 calendarized to a January year-end). JPMorgan then computed median and mean multiples for each group of companies and for all the companies as a single group. The selected financial information compiled by JPMorgan is set forth below:

Comparable Companies Trading Analysis
	FV/2006	FV/2007
	EBITDA	EBITDA	P/E 2006	P/E 2007
Direct Peers
Median	7.8x	6.9x	21.6x	16.5x
Mean	7.8x	6.9x	21.6x	16.5x
Hardline retail
Median	8.8x	7.6x	17.5x	14.8x
Mean	8.6x	7.6x	17.5x	14.8x
“Best in class” brands
Median	8.5x	7.6x	17.0x	14.9x
Mean	9.0x	7.9x	17.7x	15.3x
Overall Median	8.5x	7.6x	18.5x	15.5x
Overall Mean	8.8x	7.8x	18.3x	15.5x

     Based on the multiples of firm value computed as set forth above and taking into account differences between our business and such other companies and such other factors as JPMorgan deemed appropriate, JPMorgan derived a range of multiples of firm value to 2006 EBITDA of 7.5x to 9.0x for Michaels. These multiples were then applied to our management’s estimate of 2006 EBITDA, yielding implied trading values for Michaels of approximately $32.25 per share to $38.00 per share. In addition, based on the price to earnings multiples computed as set forth above and taking into account differences between our business and such other companies and such other factors as JPMorgan deemed appropriate, JPMorgan derived a range of price to earnings ratios for 2006 earnings of 15.5x to 19.0x for Michaels. These multiples were then applied to our management’s estimate of 2006 EPS, yielding implied trading values for Michaels of approximately $31.50 per share to $38.75 per share.
     Selected Transaction Analysis
     Using publicly available information, JPMorgan examined multiples of sales, EBITDA and EBIT in recent specialty retail acquisition transactions which JPMorgan judged to be analogous to the merger. Specifically, JPMorgan reviewed the following transactions:

			Transaction value
Date Announced	Acquirer	Target	($ in millions)
Jan-06	Leonard Green & Partners LP	The Sports Authority	$1,394
Jan-06	Bain Capital	Burlington Coat Factory	1,943
Nov-05	Apollo Management	Linens ‘n Things	1,282
Oct-05	Sun Capital Partners	Shopko Stores	1,143
Sep-05	AAH Holdings Corporation	Party City	356
May-05	Texas Pacific Group/Warburg Pincus	Neiman Marcus	5,195
Apr-05	Gamestop Corp.	Electronics Boutique	1,447
Apr-05	OSIM/JW Child/Temasek	Brookstone	343
Mar-05	Bain Capital/KKR/Vornado	Toys R Us	7,811
Nov-04	Kmart	Sears Roebuck	14,239
Jul-04	Sun Capital	Mervyn’s	1,650
Jun-04	May Department Stores	Marshall Field’s	3,240
Jul-03	Boise Cascade	OfficeMax Inc.	1,095
     JPMorgan computed the mean and median multiples of the latest twelve months (“LTM”) sales, EBITDA and EBIT for the transaction values for each such transaction as follows:

Transaction value/LTM
	SALES	EBITDA	EBIT
Median	0.58x	8.5x	13.1x
Mean	0.66x	9.4x	16.7x

     Based on this data and taking into account differences between our business and such other companies and such other factors as JPMorgan deemed appropriate, JPMorgan derived a range of multiples for Michaels of LTM EBITDA to transaction value of 9.0x to 11.0x. JPMorgan then applied this range of multiples to our management’s estimate of LTM EBITDA as of July 31, 2006 and as of October 31, 2006 and arrived at an estimated range of equity values for our common stock of $34.50 to $42.25 per share.
     Discounted Cash Flow Analysis
     JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for our common stock. In conducting its analysis, JPMorgan considered two projected financial cases: a “base case” and a “sensitivity case”. Each of these cases was prepared by our management and consisted of a 10-year forecast. In the base case, JPMorgan calculated the unlevered free cash flows that we are expected to generate during fiscal years 2006 through 2015 with estimates through the year ending 2010 based on our management’s forecasts and estimates for the years ending 2011 to 2015 based on 2010 margins and moderating growth trends. The sensitivity case is based on the same assumptions as the base case through 2008, and thereafter margins remain at 2008 levels.
     For each case, JPMorgan also calculated an implied range of terminal values for Michaels at the end of the 10-year period ending 2015 by applying a perpetual growth rate ranging from 2% to 3% of our unlevered free cash flow during the final year of the 10-year period. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 9.5% to 10.5%, which were chosen by JPMorgan based upon an analysis of our weighted average cost of capital. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for our cash balances of $442 million as of April 28, 2006. The discounted cash flow analyses indicated a range of equity values of between $39.50 per share and $47.75 per share of our common stock for the base case, and a range of equity values of between $37.00 per share and $44.50 per share for the sensitivity case.
     Recapitalization Analysis
     JPMorgan performed an analysis of hypothetical recapitalization transactions involving Michaels and the theoretical per share value that our stockholders could receive in such transactions. In the first hypothetical recapitalization transaction, Michaels used $200 million of existing cash and the proceeds of new debt financing to finance a special dividend of $1.2 billion (approximately $8.64 per share) or a repurchase of our common stock of $1.2 billion (approximately 30 million shares at $40 per share). The theoretical post-recapitalization trading value of our common stock was based upon estimated price to earnings ratios of 15.5x to 19.0x applied to our management’s projections (adjusted to reflect the use of existing cash and additional leverage). JPMorgan then calculated the implied per share future equity values of our common stock from 2006 to 2008, and then discounted those values to June 30, 2006, using a discount rate of 10%. This analysis resulted in a range of implied present values, inclusive of the proceeds of the dividend or share repurchase, of approximately $34.25 per share to $44.25 per share for our common stock. In the second hypothetical recapitalization transaction, Michaels used $200 million of existing cash and the proceeds of new debt financing to finance a special dividend of $2.2 billion (approximately $15.83 per share) or a repurchase of our common stock of $2.2 billion (approximately 50 million shares at $44 per share). The theoretical post-recapitalization trading value of our common stock was based upon estimated price to earnings ratios of 15.5x to 19.0x applied to our management’s projections (adjusted to reflect the use of existing cash and additional leverage). JPMorgan then calculated the implied per share future equity values of our common stock from 2006 to 2008, and then discounted those values to June 30, 2006, using a discount rate of 10%. This analysis resulted in a range of implied present values, inclusive of the proceeds of the dividend or share repurchase, of approximately $36.25 per share to $46.00 per share for our common stock.

     Leveraged Buyout Analysis
     Using projections prepared by our management, JPMorgan calculated potential returns to equity investors in connection with a hypothetical leveraged acquisition of Michaels. For purposes of this analysis, JPMorgan assumed the transaction would be completed on July 31, 2006 and that a subsequent sale of Michaels would occur in 2011 at a price ranging from 9.0x to 10.0x our management’s estimated 2010 EBITDA. JPMorgan also assumed that the required rate of return would range from 17.5% to 25% in a transaction of this type. Based on this analysis, JPMorgan estimated a range of implied equity values of between $41.00 per share and $45.50 per share of our common stock.
     The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Michaels, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to ours. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Michaels and the transactions compared to the merger.
     As part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise us on its analysis and consideration of various strategic alternatives available to us on the basis of such experience and its familiarity with us.
     Pursuant to its engagement letter, JPMorgan has acted as financial advisor to Michaels with respect to the merger and will receive a fee equal to 0.40% of the aggregate consideration to be paid in the transaction, or approximately $24 million, all of which is payable upon consummation of the transaction, from us for its services. In addition, we agreed to indemnify JPMorgan for certain liabilities arising out of the engagement of JPMorgan. JPMorgan acted as joint lead arranger and book runner of our revolving credit facility in October 2005 and JPMorgan’s commercial bank affiliate is a lender thereunder. In addition, JPMorgan and its affiliates have also provided a variety of services to Bain and Blackstone and their respective affiliates. All such services were performed for customary compensation. In addition, JPMorgan and its affiliates offered financing terms to potential acquirors of Michaels (including Bain and Blackstone and their affiliates) and is arranging and/or providing financing of the merger consideration for the Sponsor Entities, Bain and Blackstone and their respective affiliates. In the ordinary course of its businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Michaels or affiliates of Bain or Blackstone for its own account or for the accounts of customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities. JPMorgan and certain of its affiliates and certain of their respective employees and certain private investment funds affiliated or associated with JPMorgan have invested in private equity funds managed or advised by Blackstone.

Opinion of Goldman Sachs
     Goldman Sachs rendered its oral opinion, which was subsequently confirmed in writing, to the special advisory committee of our board of directors and our board of directors that, as of June 30, 2006, and based upon and subject to the factors and assumptions set forth therein, the $44.00 per share in cash to be received by the holders of the outstanding shares of Michaels common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.
     The full text of the written opinion of Goldman Sachs, dated June 30, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the special advisory committee of our board of directors and our board of directors in connection with their consideration of the transaction. Goldman Sachs’ opinion is not a recommendation as to how any holder of our common stock should vote with respect to the merger.
     In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Michaels for the five fiscal years ended January 28, 2006;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Michaels;

•	certain other communications from Michaels to its stockholders; and

•	certain internal financial analyses and forecasts for Michaels prepared by its management.
     Goldman Sachs also held discussions with members of our senior management regarding their assessment of our past and current business operations, financial condition, and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for our common stock, compared certain financial and stock market information for Michaels with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the retail industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.
     Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Michaels or any of our subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Michaels or any of our subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address the underlying business decision of Michaels to engage in the transaction. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion.
     The following is a summary of the material financial analyses delivered by Goldman Sachs to the special advisory committee of our board of directors and our board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 28, 2006 and is not necessarily indicative of current market conditions.

     Historical Stock Trading Analysis
     Goldman Sachs reviewed the historical trading prices for our common stock for the one-year period ended June 28, 2006. Goldman Sachs noted that during the one-year period ended June 28, 2006, our common stock closed at a low of $30.76 on October 13, 2005, and a high of $41.92 on July 5, 2005. Goldman Sachs also noted that on June 28, 2006, our common stock closed at $37.73, and on March 17, 2006, the last public trading date prior to Michaels announcing that it was exploring strategic alternatives including a possible sale of the company, our common stock closed at $33.96. Goldman Sachs also noted that our common stock traded at an all-time high of $43.61.
     Selected Companies Analysis
     Goldman Sachs calculated and compared the ratio of the price per share to the estimated 2006 earnings per share of Michaels and the following companies that it selected based on financial data as of June 28, 2006, information it obtained from SEC filings, estimates provided by the Institutional Brokerage Estimate System (a data service that compiles estimates issued by securities analysts), or IBES, for the selected companies, and information and forecasts for Michaels provided by our management. The price per share to the estimated 2006 earnings per share ratio of Michaels was calculated using the closing price of our common stock on both March 17, 2006 and June 28, 2006 and the price per share to the estimated 2006 earnings per share ratios of the selected companies were calculated using the selected companies’ closing prices on June 28, 2006. Although none of the selected companies is directly comparable to Michaels, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Michaels. The results of these analyses are summarized as follows:

Estimated 2006 P/E
Selected Company	Multiples
AC Moore Arts & Crafts, Inc.	23.3x
American Greetings Corporation	24.2x
Barnes & Noble, Inc.	15.8x
Bed Bath & Beyond Inc.	15.5x
Best Buy Co., Inc.	19.4x
Borders Group, Inc.	13.4x
Circuit City Stores, Inc.	25.1x
GameStop Corp.	18.7x
The Home Depot, Inc.	11.8x
Jo-Ann Stores, Inc.	NM
Lowe’s Companies, Inc.	14.8x
Office Depot, Inc.	21.3x
Staples, Inc.	19.4x
Radioshack Corporation	14.3x
Williams-Sonoma, Inc.	17.0x

Estimated 2006 P/E
Selected Company	Multiples
Yankee Candle Company, Inc.	12.0x
High	25.1x
Median	18.0x
Low	11.8x
Michaels (based on closing price and estimated 2006 earnings as of March 17, 2006)	17.0x
Michaels (based on closing price and estimated 2006 earnings as of June 28, 2006)	19.3x
Michaels (based on $44.00 per share)	21.6x
     Present Value of Future Stock Price Analysis
     Goldman Sachs performed an illustrative analysis of the implied present value of the future stock price of Michaels, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used the financial projections for Michaels prepared by our management. Goldman Sachs first calculated implied per share values for our common stock as of June 30 for each of the fiscal years 2007 to 2010 by applying price to forward earnings per share multiples of 16.0x to 20.0x to estimates prepared by our management of fiscal years 2007 to 2010 earnings per share. Goldman Sachs then calculated the implied per share future equity values for our common stock from 2007 to 2010, and then discounted those values to June 30, 2006, using discount rates of 10.0% and 13.0%. This analysis resulted in a range of implied present values of $33.04 to $52.35 per share of our common stock.
     Discounted Cash Flow Analysis
     Goldman Sachs performed an illustrative discounted cash flow analysis to determine a range of implied present values per share of our common stock. All cash flows were discounted to July 31, 2006, and terminal values were based upon EBITDA multiples of estimated fiscal year 2010 EBITDA. Forecasted financial information used in this analysis was based on projections provided by our management. Goldman Sachs used discount rates ranging from 9.0% to 13.0%, reflecting estimates of the weighted average cost of capital of Michaels and terminal EBITDA multiples ranging from 8.0x to 10.0x based on historical EBITDA multiples for Michaels. This analysis resulted in a range of implied present values of $40.31 to $53.82 per share of our common stock.
     Using the same projections provided by our management, Goldman Sachs also performed a sensitivity analysis to analyze the effect of increases or decreases in annual sales growth and EBITDA margin from 2006 to 2010. The analysis utilized (1) a range of EBITDA margin compounded annual growth rates of 0.0% to 5.6% from fiscal years 2006 to 2010, (2) a range of compounded annual sales growth rates of 4.4% to 8.4% from fiscal years 2006 to 2010 and (3) terminal EBITDA multiple of 9.0x and a discount rate of 11.0% discounted to July 31, 2006. The EBITDA margin compounded annual growth rates of 0.0% to 5.6% from the fiscal years 2006 to 2010 implies a range of estimated EBITDA margin in 2010 of 13.6%, which is equal to the estimated EBITDA margins in 2006 assumed to remain constant in the projections provided by our management, up to 17.0% through the projection period, which is 1.3% higher than the estimated EBITDA margin in 2010 assumed in the projections provided by our management. The sales growth rates of 4.4% to 8.4% from fiscal years 2006 to 2010 represent a range of -3.0% to 1.0% change in the annual sales growth assumption of the financial projections provided by our management. This resulted in a range of implied present values of $38.21 to $51.47 per share of our common stock.

     Selected Transactions Analysis
     Goldman Sachs reviewed publicly available information for the following announced merger or acquisition transactions in the U.S. involving companies in the retail industries. While none of the companies participating in the selected transactions are directly comparable to Michaels, the companies participating in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain operations of Michaels. Goldman Sachs calculated and compared the enterprise values as a multiple of the target company’s publicly reported latest twelve months, or LTM, EBITDA prior to announcement of the applicable transaction. For purposes of this analysis, the enterprise value was calculated by adding the announced transaction price for the equity of the target company to the book value of the target company’s net debt based on public information available prior to the announcement of the applicable transaction. The following tables set forth the transactions reviewed (listed by acquiror/target and month and year announced) and the enterprise value multiple of LTM EBITDA for each and the results of the analysis. The $44.00 per share of our common stock to be paid to our stockholders in this transaction implies an enterprise value multiple of LTM EBITDA of 12.1x.

	Enterprise Value Multiple of LTM
Acquiror/Target	EBITDA
Supervalu Inc., CVS Corporation, Cerebus Capital Management, L.P./Albertson’s, Inc. (January 2006)	7.3	x
Leonard Green & Partners, L.P./The Sports Authority, Inc. (January 2006)	7.9
Bain Capital Partners, LLC/Burlington Coat Factory Warehouse Corporation (January 2006)	6.7
Apollo Management V, L.P./Linens’n Things, Inc. (November 2005)	8.7
The Bon-Ton Stores, Inc./Northern Department Store Group of Saks Incorporated (October 2005)	7.3
Prentice Capital Management, LP, GMM Capital LLC/Goody’s Family Clothing, Inc. (October 2005)	13.6
Sun Capital Partners, Inc./Shopko Stores Inc. (October 2005)	6.2
Berkshire Partners LLC, Weston Presidio/Party City Corporation (September 2005)	12.3
TPG Advisers III, Inc, TPG Advisers IV, Inc., Warburg Pincus & Co., Warburg Pincus LLC, Warburg Pincus Partners LLC/The Neiman Marcus Group, Inc. (May 2005)	10.3
GameStop Corp./Electronic Boutique Holdings Corp.(April 2005)	13.2
OSIM International Ltd, J.W. Childs Associates, L.P., Temasek Capital (Private) Limited/Brookstone, Inc. (April 2005)	8.3
Kohlberg Kravis Roberts & Co., Bain Capital Partners LLC and Vornado Realty Trust/Toy R’ Us, Inc. (March 2005)	9.7
Federated Department Stores, Inc./The May Department Stores Company (February 2005)	8.7
Movie Gallery, Inc./Hollywood Entertainment Corporation (November 2004)	N/A
Kmart Holding Corporation/Sears, Roebuck and Co. (November 2004)	7.6

	Enterprise Value Multiple of LTM
Acquiror/Target	EBITDA
Jones Apparel Group, Inc./Barneys New York, Inc. (November 2004)	8.1
Cerebus Capital Management, L.P., Sun Capital Partners Group, Inc./Target Corporation, Mervyn’s Holdings, LLC (July 2004)	5.9
The May Department Stores Company/Target Corporation, Marshall Field’s (June 2004)	14.4
Circuit City Stores, Inc./InterTan, Inc. (May 2004)	N/A
Boise Cascade Corporation/OfficeMax, Inc. (July 2003)	10.4
High	14.4	x
Median	8.7	x
Mean	9.4	x
Low	5.9	x
     Leveraged Buyout Analysis
     Goldman Sachs performed an illustrative analysis of the range of the price per share of our common stock that an acquiror would theoretically pay if Michaels were acquired in a leverage buyout transaction that closed as of October 31, 2006. Assuming, among other things, (i) a sponsor targeted equity return range of 15.0% to 20.0%, (ii) Michaels would be valued at the end of 2010 at 8.0 to 10.0x EBITDA, (iii) a range of EBITDA margin compounded annual growth rates of 0.0% to 5.6% from years 2006 to 2010, and (iv) a range of sales compounded annual growth rates of 4.4% to 8.4% from years 2006 to 2010, the analysis resulted in a range of implied values of $37.79 to $56.67 per share of our common stock.
     Recapitalization Analysis
     Goldman Sachs analyzed certain illustrative recapitalization transactions involving Michaels and the theoretical value that our stockholders could receive in such transactions. In the first illustrative recapitalization transaction, Michaels used excess cash and the proceeds of new debt financings to finance a special dividend to its stockholders in the range of $1.25 billion to $1.75 billion, or $9.47 to $13.25 per share. The theoretical post-recapitalization trading value of our shares was based upon estimated price to earnings ratios of 14.0x to 20.0x and projections for Michaels provided by our management after giving effect to the use of excess cash and the additional leverage. Goldman Sachs then calculated the implied per share future equity values for our common stock from 2007 to 2010, and then discounted those values to June 30, 2006, using discount rates of 11.0% and 14.0%. This analysis resulted in a range of implied present values, inclusive of the special dividend amount, of $33.56 and $57.53 per share of our common stock. In the second illustrative recapitalization transaction, the analysis assumed that Michaels used excess cash and the proceeds of new debt financings to finance a cash tender offer in the range of $40.00 to $41.00 per share of our common stock for $1.25 billion to $1.75 billion of its outstanding shares. The theoretical post-recapitalization trading value of the shares not purchased in the tender offer was based upon estimated price to earnings ratios of 14.0x to 20.0x and projections for Michaels provided by our management after giving effect to the use of excess cash and the additional leverage. Goldman Sachs then calculated the implied per share future equity values for our common stock from 2007 to 2010, and then discounted those values to June 30, 2006, using discount rates of 11.0% and 14.0%. This analysis resulted in a range of implied present values, inclusive of the cash tender amount, of $31.04 and $62.29 per share of our common stock.
     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Michaels or the contemplated transaction.
     Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the special advisory committee of our board of directors and our board of directors as to the fairness, from a financial point of view, to the holders of the outstanding shares of our common stock of the $44.00 per share in cash to be received by such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Michaels, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
     The merger consideration was determined through arms’-length negotiations between Michaels, Bain and Blackstone and was approved by our board of directors. Goldman Sachs provided advice to the special advisory committee of our board of directors during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the special advisory committee of our board of directors or our board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.
     As described above, Goldman Sachs’ opinion to the special advisory committee of our board of directors and our board of directors was one of many factors taken into consideration by the special advisory committee and the board in making their determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D to this proxy statement.
     Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to the special advisory committee of our board of directors in connection with the transaction contemplated by the merger agreement.
     In addition, Goldman Sachs has provided and is currently providing certain investment banking services to Bain and its affiliates and portfolio companies, including having acted as joint lead manager with respect to the high yield offering by Houghton Mifflin Company, a portfolio company of Bain, of its 8.250% Senior Notes due 2011 (aggregate principal amount $1,000,000,000) in January 2003; having acted as lead manager with respect to the high yield offering by Sealy Corporation, a former portfolio company of Bain, of its 9.875% Senior Sub Notes due 2007 (aggregate principal amount $50,000,000) in April 2003; having acted as co-manager with respect to the high yield offering by Domino’s Pizza LLC, a wholly owned subsidiary of Domino’s Pizza Inc., an affiliate of Bain, of its 8 1/4% Senior Subordinated Notes due 2011 (aggregate principal amount $403,000,000) in June 2003; having acted as co-manager with respect to the high yield offering by Houghton Mifflin of its 11 1/2% Senior Discount Notes due 2013 (aggregate principal amount $265,000,000) in September 2003; having acted as co-financial advisor to Sealy in connection with its sale in April 2004; having extended a bank loan (aggregate principal amount $70,000,000) to Maxim Crane Works, a portfolio company of Bain, in July 2004; having acted as financial advisor to Modus Media International Holdings, a former portfolio company of Bain, in connection with its sale in August 2004; having acted as financial advisor to Bain Capital (Europe) Limited, an affiliate of Bain, in connection with its acquisition of Framatome Connectors International in November 2005; having extended a bank loan (aggregate principal amount of $100,000,000) to Domino’s in March 2006; having extended a bank loan (aggregate principal amount $1,350,000,000) to Sensata Technologies BV, a portfolio company of Bain, in April 2006; having acted as a joint bookrunner with respect to the high yield offering by Sensata of its 8.00% Senior Notes due 2014 and 9.00% Senior

Subordinated Notes due 2016 (aggregate principal amount $752,000,000) in April 2006; having acted as a manager with respect to the high yield offering by Houghton Mifflin of its Floating Rate Senior PIK Notes due 2011 (aggregate principal amount $300,000,000) in May 2006; having extended a bank loan (aggregate principal amount $650,000,000) to Cumulus Media Partners LLC, a portfolio company of Bain, in connection with its acquisition of Susquehanna Broadcasting Company in April 2006; and having acted as a joint book runner with respect to the high yield offering by Cumulus of its 9.875% Senior Subordinated Notes due 2014 (aggregate principal amount $250,000,000) in May 2006.
     In addition, Goldman Sachs has provided and is currently providing certain investment banking services to Blackstone and its affiliates and portfolio companies, including having acted as principal agent with respect to the mortgage financing (aggregate principal amount $120,000,000) of a property owned by affiliates of Blackstone in August 2003; having acted as joint-lead managing underwriter with respect to the public offering of 12,102,600 ordinary shares of Aspen Insurance UK Limited, a portfolio company of Blackstone, in December 2003; having acted as lead managing underwriter with respect to the public offering of 24,137,931 shares of common stock of TRW Automotive Inc., a portfolio company of Blackstone, in February 2004; having acted as financial advisor to an affiliate of Blackstone in connection with the acquisition of Celanese AG in April 2004; having acted as co-lead managing underwriter with respect to the high yield offering by Graham Packaging Company, a portfolio company of Blackstone, of its 8.5% Notes due 2012 and 9.875% Notes due 2014 (aggregate principal amount $625,000,000) in September 2004; having acted as co-financial advisor to Graham in connection with its acquisition of a business unit of Owens-Illinois, Inc. in July 2004; having acted as lead managing underwriter with respect to the public offering of 51,111,111 shares of common stock of Nalco Holding Company, a portfolio company of Blackstone, in November 2004; having acted as co-managing underwriter with respect to the public offering of 9,600,000 shares of 4.25% convertible perpetual preferred stock of Celanese Corp., a portfolio company of Blackstone, in January 2005; having acted as co-managing underwriter with respect to the public offering of 50,000,000 shares of Series A common stock of Celanese in January 2005; having acted as joint lead managing underwriter with respect to the public offering of 13,684,100 shares of common stock of New Skies Satellites NV, a portfolio company of Blackstone, in May 2005; having acted as joint lead managing underwriter with respect to the public offering of 33,350,000 shares of common stock of Nalco in August 2005; having acted as financial advisor to New Skies in connection with its sale in December 2005; and having acted as a lead underwriter with respect to the public offering of 35,000,000 shares of Series A common stock of Celanese in May 2006.
     Goldman Sachs may also provide investment banking services to Michaels and its affiliates and Bain, Blackstone and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation. Affiliates of Goldman Sachs have co-invested with Bain, Blackstone and their respective affiliates from time to time and may do so in the future.
     Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Michaels and its affiliates and Bain, Blackstone and their respective affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of Michaels and affiliates and portfolio companies of Bain and Blackstone for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.
     The special advisory committee of our board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated May 8, 2006, the special advisory committee of the board engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Michaels has agreed to pay Goldman Sachs a transaction fee of 0.15% of the aggregate consideration paid in such transaction, or approximately $9.0 million, with one-third of the transaction fee payable upon signing of the merger agreement, one-third of the transaction fee payable upon the stockholder vote for the transaction and the remainder of the transaction fee payable upon consummation of the transaction. Michaels has also agreed to reimburse Goldman Sachs’ expenses and indemnify it against certain liabilities arising out of its engagement.

Financing
     The Sponsor Entities estimate the total amount of funds necessary to complete the merger and the related transactions to be approximately $6.164 billion, which includes approximately $5.920 billion to be paid out to our stockholders and holders of other equity-based interests in Michaels, with the remainder to be applied to pay related fees and expenses in connection with the merger, the financing arrangements and the related transactions. These payments are expected to be funded by a combination of equity contributions by entities sponsored by or co-investors with Bain and Blackstone and debt financing, as well as our available cash.
     The Mergercos have obtained equity financing commitments and the Fincos have obtained debt financing commitments for the transactions contemplated by the merger agreement. After giving effect to contemplated draws under the new debt commitments, we currently expect total new debt outstanding at the close of the merger to be approximately $4.2 billion, which amount may be increased in respect of certain drawings under the asset-based revolving facility described below on the closing date for working capital purposes.
     Equity Financing
     Bain Capital Fund IX, LLC has delivered an equity commitment letter for $1.092 billion to Bain Mergerco, and Blackstone Capital Partners V L.P. has delivered an equity commitment letter for $1.092 billion to Blackstone Mergerco, which constitute the equity portion of the merger financing.
     Each of the equity commitment letters provides that the equity funds will be contributed to finance, in part, the consummation of the merger and the other transactions contemplated by the merger agreement, including the payment of the merger consideration, the payments due to optionholders and the associated costs and expenses, and for no other purpose. Each of the equity commitments is generally subject to the satisfaction or waiver at the closing of the conditions precedent to the obligations of each Mergerco to consummate the merger. We are an express third party beneficiary under the terms of each of the equity commitment letters. The terms of each of the equity commitment letters will expire automatically on the date that is 30 days after the termination of the merger agreement, except that in the event we file any claim or suit to enforce the terms of the equity commitment letter prior to such expiration, the commitments and obligations set forth in the equity commitment letters will remain in full force and effect until the final, nonappealable determination by a court of competent jurisdiction of such claim or suit.
     Debt Financing
     In connection with the execution and delivery of the merger agreement, Bain Finco, Blackstone Finco, Bain Capital Fund IX, LLC and Blackstone Capital Partners V L.P. have entered into a debt financing commitment letter with Deutsche Bank AG New York Branch and Deutsche Bank AG Cayman Islands Branch to provide up to $4.8 billion in debt financing, consisting of (1) a senior secured asset-based revolving facility with a maximum availability of $1.0 billion, (2) a senior secured term loan facility in an aggregate principal amount of $2.4 billion, (3) a senior unsecured bridge loan facility in an aggregate principal amount of up to $700 million and (4) a senior subordinated unsecured bridge loan facility in an aggregate principal amount of up to $700 million, to finance, in part, the payment of the merger consideration, the repayment or refinancing of certain of our debt outstanding on the closing date of the merger and to pay fees and expenses in connection with the merger, financing and related transactions and, in the case of the asset-based revolving facility, for general corporate purposes after the closing date of the merger. Subsequent to the date of the merger agreement, each of JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Credit Suisse have been added as commitment parties under the debt financing commitment letter.
     Borrowings under the asset-based revolving facility are limited by our “borrowing base”, which is calculated periodically based on specified percentages of the value of eligible credit card receivables and eligible inventory, subject to adjustments for reserves and other matters. No more than $250 million may be borrowed under the asset-based revolving facility for purposes of financing the merger and related transactions, except that additional drawings under the asset-based revolving facility may be made to fund working capital needs. If availability under the borrowing base is less than $500 million on the closing date of the merger, the lenders have agreed to increase their commitments under the term loan facility by the amount of such shortfall.
     The debt financing commitments will expire if not drawn on or prior to April 30, 2007. The facilities contemplated by the debt financing commitments are subject to customary closing conditions, including:
•	the consummation of the merger;

•	the absence of a material adverse change with respect to Michaels, to the extent such change constitutes a “material adverse change” for purposes of the merger agreement;

•	the execution of definitive credit documentation consistent with the term sheets for the debt facilities;

•	receipt of equity contributions in an amount equal to at least 20% of the total sources required to consummate the merger from one or more of Bain, Blackstone and co-investors reasonably acceptable to the lead arrangers for the debt financing;

•	the absence of any amendments or waivers to the merger agreement to the extent material and adverse to the lenders which have not been approved by the lead arrangers for the debt financing;

•	the receipt of specified financial statements of Michaels; and

•	receipt of customary closing documents.
     Although the debt financing described in this proxy statement is not subject to the lenders’ satisfaction with their due diligence or to a “market out,” such financing might not be funded on the closing date because of failure to meet the closing conditions or for other reasons. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated. The documentation governing the debt financing facilities have not been finalized, and accordingly, their actual terms may differ from those described in this proxy statement.
Interests of Our Directors and Executive Officers in the Merger
     In addition to their interests in the merger as stockholders, certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a stockholder. In considering the recommendation of our board of directors to vote “FOR” the adoption of the merger agreement, you should be aware of these interests. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement, the merger and the transactions contemplated by the merger agreement. Except as described below, such persons have, to our knowledge, no material interest in the merger that differs from your interests generally.
     Treatment of Stock Options
     As of August 25, 2006, there were approximately 3,173,973 shares of our common stock subject to outstanding stock options granted under our equity incentive plans to our current executive officers and directors. Each outstanding stock option, other than rollover options, that remains unexercised as of the completion of the merger, whether or not the option is vested or exercisable, will be canceled, and the holder of such stock option that has an exercise price of less than $44.00 will be entitled to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of:
•	the number of shares of our common stock subject to the option as of the effective time of the merger, multiplied by

•	the excess of $44.00 over the exercise price per share of common stock subject to such option.

     The following table summarizes the outstanding vested and unvested options held by our executive officers and directors as of August 25, 2006, and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options:

		Weighted Average Per
	No. of Shares	Share Exercise Price of
	Underlying Vested and	Vested and Unvested	Resulting
Name	Unvested Options	Options	Consideration
Directors
Charles J. Wyly, Jr.*	910,000	$24.52	$17,728,325
Sam Wyly*	592,500	$23.12	$12,374,325
Richard E. Hanlon	205,000	$21.19	$4,675,325
Richard C. Marcus	135,000	$26.74	$2,330,325
Liz Minyard	170,000	$25.21	$3,194,650
Cece Smith	135,000	$27.04	$2,289,900
Executive Officers
R. Michael Rouleau†	450,000	$30.21	$6,207,250
Jeffrey N. Boyer	248,096	$22.54	$5,323,611
Gregory A. Sandfort	152,264	$30.60	$2,040,580
Thomas M. Bazzone	168,750	$29.44	$2,457,500
Thomas C. DeCaro	148,750	$25.35	$2,773,925
Harvey S. Kanter	131,529	$27.22	$2,206,839
Edward F. Sadler	177,084	$24.80	$3,400,351

*	Messrs. Charles J. Wyly, Jr. and Sam Wyly also serve as our executive officers.

†	Mr. R. Michael Rouleau retired as our President and Chief Executive Officer on March 15, 2006.
     Change in Control Severance Agreements
     We have entered into change in control severance agreements with each of our current executive officers (other than those executive officers who are also members of our board of directors) and certain other key employees.
     The change in control severance agreements provide that during the two-year period following the completion of the merger, the covered executive’s status, offices, titles and reporting relationships with Michaels or the surviving corporation will be commensurate with those in effect immediately prior to the completion of the merger, and the covered executive will be entitled to an annual base salary, annual bonus, long-term incentive compensation opportunities, savings and retirement benefit opportunities and welfare and fringe benefits in values and amounts at least equal to those provided by us to the executive immediately prior to completion of the merger. The change in control severance agreements also provide for comprehensive officer liability insurance coverage and continued indemnification rights.

     Under the change in control severance agreements, if the covered executive’s employment with Michaels is terminated without “cause” in anticipation of the completion of the merger or if, during the two-year period after the completion of the merger, the executive is terminated without “cause” or resigns for “good reason” (which includes, among other things, (1) the assignment to the executive of duties and responsibilities that are materially inconsistent with the executive’s status, offices, titles and reporting relationships prior to the completion of the merger, (2) the failure to provide the executive with the levels of compensation and benefits required pursuant to the change in control severance agreement and (3) a relocation greater than 50 miles from the executive’s current principal place of business), the executive would be entitled to the following severance benefits under the change in control severance agreement:
•	a lump-sum cash severance payment equal to two times (three times, in the case of Messrs. Boyer and Sandfort) the sum of (1) the executive’s base salary in effect on the date of termination and (2) the greater of the average annual incentive award for the previous three fiscal years and the target annual bonus for the year of termination;

•	a prorated target annual bonus, provided that in the event that Michaels or the surviving corporation makes payments under the annual incentive plan in which the executive participates immediately prior to termination to participants who remain actively employed at a level that exceeds the target level, Michaels or the surviving corporation will make an additional payment to the executive equal to the excess of the actual payout level over the executive’s target level bonus, prorated to reflect the period of the executive’s employment during the year of termination;

•	the continuation of welfare and fringe benefits for two years (three years, in the case of Messrs. Boyer and Sandfort) after termination of employment or a lump-sum cash payment in lieu thereof;

•	the accelerated vesting of all outstanding equity-based compensation awards and the termination of any restrictions and forfeiture provisions related to such awards;

•	two additional years (three additional years, in the case of Messrs. Boyer and Sandfort) of retirement plan age and service credit for purposes of computing the executive’s accrued benefits under our retirement plans or a lump-sum cash payment in lieu thereof; and

•	reimbursement for the cost of executive-level outplacement services (subject to a $50,000 ceiling).
     In addition to the foregoing, in accordance with the change in control severance agreements, Michaels or the surviving corporation will make certain tax “gross-up” payments to address taxes, interest and penalties that may be imposed under applicable tax laws in connection with “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”)) and “nonqualified deferred compensation” (as defined in Section 409A of the Internal Revenue Code) and will reimburse the executive for certain legal fees and related expenses incurred in connection with negotiations with the Sponsor Entities, including the negotiation of equity rollovers and new employment arrangements. The executives will be entitled to the payments and benefits described in this paragraph even if their employment does not terminate under circumstances that entitle them to severance and they remain employed by the surviving corporation during the two-year period following the completion of the merger.
     In order to obtain severance benefits under a change in control severance agreement, an executive must first execute a separation agreement with Michaels or the surviving corporation that includes a waiver and release of any and all claims against Michaels and a commitment that, for one year following termination, the executive will not solicit or hire any employee of Michaels or its subsidiaries and will not interfere with any relationship between Michaels and its employees, customers or suppliers.
     The following table shows the amount of potential cash severance payable to each of our current executive officers who is a party to a change in control severance agreement (including the amount the executive would receive as a result of additional age and service credits under our retirement plans and including the amount the officer would be entitled to be reimbursed for outplacement expenses), based on compensation and benefit levels in effect on July 25, 2006, and assuming the merger is completed on September 25, 2006, and the executive’s employment terminates under circumstances that entitle him to severance immediately thereafter. The table also shows the estimated value of continuing welfare and fringe benefits and the estimated tax gross-up payment to each such executive in respect of the excise tax imposed on excess parachute payments.

	Amount of Potential	Estimated Value of
	Cash Severance	Welfare and Fringe	Estimated 280G Gross-
Name	Payment*	Benefits	Up Payment**
Jeffrey N. Boyer	$2,539,719	$47,815	$1,166,973
Gregory A. Sandfort	$2,529,213	$122,094	$1,295,871
Thomas M. Bazzone	$1,106,625	$82,172	$653,038
Thomas C. DeCaro	$943,223	$86,240	$0
Harvey S. Kanter	$1,107,225	$95,696	$0
Edward F. Sadler	$1,120,220	$98,082	$0

*	Includes two or three times (as applicable) the sum of base salary and current target bonus, a prorated target annual bonus for 2006, two or three years (as applicable) of service credit under our qualified and nonqualified retirement plans and $50,000 for outplacement services.

**	Estimates are subject to change based on the date of completion of the merger, date of termination of the executive officer, interest rates then in effect and certain other assumptions used in the calculation. Estimates include the estimated tax gross-up as a result of any acceleration of vesting of stock options as well as the potential cash severance payment and estimated value of benefits set forth in the preceding two columns. In addition, estimates include the estimated tax gross-ups required to be paid in connection with the change in control bonuses, which are described below.
     Change in Control Retention Bonus Plan
     Michaels has adopted a change in control retention bonus plan in which each of our current executive officers (other than those executive officers who are also members of our board of directors) and certain other key employees participate. Under the change in control retention bonus plan, each executive officer will receive a $125,000 bonus on the one-year anniversary of the completion of the merger, provided that he or she remains employed until such date. If an executive’s employment is terminated without cause after the completion of the merger but prior to the one-year anniversary, the executive will continue to be eligible to receive the change in control retention bonus.
     Fiscal Year 2006 Bonus Enhancement
     Participants (including our current executive officers, other than those executive officers who are also members of our board of directors) in our Fiscal Year 2006 Bonus Plan program will be eligible to receive a one-time bonus enhancement. Under the terms of the bonus plan enhancement, we have guaranteed a 2006 cash bonus for each participant at a minimum level of one payment tier below the participant’s target annual bonus. Each participant will also be eligible to receive an additional bonus payment of up to 75% of the participant’s target annual bonus, based on the participant’s individual performance in fiscal year 2006.
     The following table shows the maximum amount of the 2006 cash bonus that would have been payable to each of our current executive officers who participates in our Fiscal Year 2006 Bonus Plan program in the absence of the bonus enhancement, the maximum amount of each such individual’s 2006 bonus enhancement and the sum of the two.

	Maximum	Maximum 2006
	Regular 2006	Bonus	Maximum Total 2006
Name	Bonus	Enhancement	Bonus
	(a)	(b)	(a) + (b)
Jeffrey N. Boyer	$318,750	$178,125	$496,875
Gregory A. Sandfort	$315,000	$176,250	$491,250
Thomas M. Bazzone	$171,750	$85,875	$257,625
Thomas C. DeCaro	$165,000	$82,500	$247,500
Harvey S. Kanter	$172,038	$86,019	$258,056
Edward F. Sadler	$198,000	$99,000	$297,000
     Termination of the Deferred Compensation Plan and Distribution of Account Balances
     Upon completion of the merger, we will terminate our nonqualified deferred compensation plan and will cause all accounts thereunder to be distributed in cash to participants, less any required withholding taxes. All account balances under our nonqualified deferred compensation plan are currently vested.
     The following table shows the account balances of our executive officers as of July 25, 2006, in the nonqualified deferred compensation plan. All account balances will be distributed as soon as practicable following completion of the merger. Members of our board of directors do not participate in the nonqualified deferred compensation plan.

Name	Account Balance
R. Michael Rouleau*	$3,164,201
Jeffrey N. Boyer	$55,694
Gregory A. Sandfort	$0
Thomas M. Bazzone	$126,894
Thomas C. DeCaro	$110,553
Harvey S. Kanter	$204,852
Edward F. Sadler	$1,923,121

*	Mr. R. Michael Rouleau retired as our President and Chief Executive Officer on March 15, 2006.
     Benefit Arrangements with the Surviving Corporation
     The surviving corporation has agreed, for a period of two years following the completion of the merger, to either (1) maintain our employee benefit plans and agreements (other than equity-based plans) at the level in effect on the date of the merger agreement, and provide compensation and benefits to our employees (including our executive officers) that have a value sufficient to replace the value of compensation and benefits provided to such employees under our equity-based plans prior to the completion of the merger or (2) provide compensation and benefits that are not less favorable in the aggregate (including any value attributable to equity-based compensation) than the benefits provided to employees on date of the completion of the merger.
     In addition, the surviving corporation has agreed to honor and continue, without amendment or modification, for a period of two years following the completion of the merger, or, if sooner, until all obligations thereunder have been satisfied, each of our employment, severance, retention, termination and cash incentive compensation plans, policies, programs, agreements and arrangements (including (1) any change in control severance agreements, (2) the Change in Control Severance Plans I and II, (3) the Change in Control Bonus Program, (4) the Fiscal Year 2006 Bonus Enhancement Program and (5) the Fiscal Year 2006 MIK Power Bonus Plan).
     The surviving corporation will also maintain, for a period of two years following the completion of the merger, or, if sooner, until all obligations thereunder have been satisfied, our various incentive plans in accordance with their terms with respect to all performance periods under such incentive plans commencing prior to completion of the merger and ending thereafter. The merger agreement provides for other benefit arrangements for specified periods.
     Directors’ and Officers’ Indemnification and Insurance
     The merger agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger and rights to advancement of expenses relating thereto now existing in favor of any person who is or prior to the effective time of the merger becomes, or has been at any time prior to the date of the merger agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of Michaels, any of our subsidiaries or any of our or their respective predecessors (each, an “indemnified party”) as provided in the organizational documents of Michaels or any of our subsidiaries or any indemnification agreement between such indemnified party and us or any of our subsidiaries (in each case, as in effect on date of the merger agreement or, with respect to any indemnification agreement entered into after the date of the merger agreement, to the extent the terms thereof are no more favorable in any material respect to the indemnified party than those of certain indemnification agreements existing prior to the date of the merger agreement) shall survive the merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified party.
     The merger agreement also provides that, without limiting any right of any indemnified party pursuant to any indemnification agreement, from and after the effective time of the merger, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative in which any person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the effective time, a director or officer of Michaels is or is threatened to be, made a party in his or her capacity as a director or officer of Michaels, the surviving corporation shall, for a period of six years after the effective time, indemnify and hold harmless, to the fullest extent permitted by law, each such indemnified party in his or her capacity as a director or officer of Michaels or any of our subsidiaries, or any of our or their respective predecessors, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual claim, arising out of, or pertaining to (1) the fact that such an indemnified party was a director (including in a capacity as a member of any board committee) or officer of Michaels, any of our subsidiaries or any of our or their respective predecessors, or a fiduciary with respect to any employee benefit plan maintained by any of the foregoing, prior to the effective time or (2) the merger agreement or any of the transactions contemplated by the merger agreement, whether in any case asserted or arising before or after the effective time. The surviving corporation has agreed not to settle, compromise or consent to the entry of any judgment in any threatened or actual claim for which indemnification could be sought by an indemnified party under the merger agreement, unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability arising out of such claim or such indemnified party otherwise consents in writing to such settlement, compromise or consent. The surviving corporation has also agreed to cooperate with an indemnified party in the defense of any matter for which such indemnified party could seek indemnification under the merger agreement.
     The merger agreement further provides that the surviving corporation shall obtain, at the effective time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the effective time for six years from the effective time, covering each indemnified party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of the merger agreement. In the event the surviving corporation is unable to obtain such “tail” insurance policies, then, for a period of six years from the effective time, the surviving corporation is required to maintain in effect our current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the effective time, covering each indemnified party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of the merger agreement; provided that the surviving corporation may substitute policies of a reputable and financially sound insurance company containing terms no less favorable to any indemnified party; provided further that in satisfying these obligations the surviving corporation is not obligated to pay for coverage for any 12-month period aggregate premiums for insurance in excess of 250% of the amount paid by us for coverage for the period of 12 months beginning on June 1 most recently commenced prior to the date of the merger agreement, although the surviving corporation is required to provide such coverage as may be obtained for such amount.
     Arrangements with the Sponsor Entities
     As of the date of this proxy statement, no member of our management has entered into any agreement, arrangement or understanding with Bain or Blackstone or their affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation. In addition, as of the date of this proxy statement no member of our board of directors has entered into any agreement, arrangement or understanding with Bain or Blackstone or their affiliates regarding the right to purchase or participate in the equity of the surviving corporation. Bain and Blackstone have informed us that it is their intention to retain members of our existing management team with the surviving corporation after the merger is completed. Members of management currently are engaged in discussions with representatives of Bain and Blackstone regarding revised terms of employment. In addition to revised terms of employment, Bain and Blackstone have informed us that they anticipate offering members of management the opportunity to convert a portion of their current equity interests in Michaels into equity in the surviving corporation, and that they also intend to set up equity-based incentive compensation plans for management of the surviving corporation. Although we believe members of our management team are likely to enter into new arrangements with the surviving corporation or affiliates of the Sponsor Entities regarding employment with, and the right to purchase or participate in the equity of, the surviving corporation, such matters are subject to further negotiations and discussion and no terms or conditions have been finalized. Any such new arrangements are expected to be entered into prior to the completion of the merger.
     Non-Competition Arrangements with the Surviving Corporation
     It is contemplated that the surviving corporation will enter into a two-year non-compete agreement with each of Messrs. Charles J. Wyly, Jr. and Sam Wyly, and pay an aggregate of $6 million pursuant to the terms of those agreements.
Appraisal Rights
     Our stockholders have the right under Delaware law to dissent from the adoption of the merger agreement, to exercise appraisal rights and to receive payment in cash for the fair value of their shares of our common stock determined in accordance with Delaware law. The fair value of shares of our common stock, as determined in accordance with Delaware law, may be more or less than the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow specific procedures. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex E to this proxy statement. See “Appraisal Rights” beginning on page 63.
Delisting and Deregistration of Our Common Stock
     If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the SEC on account of our common stock.
Material United States Federal Income Tax Consequences of the Merger
     The following is a discussion of the material United States federal income tax consequences of the merger to U.S. holders whose shares of our common stock are converted into the right to receive cash in the merger. The discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion applies only to stockholders who, on the date on which the merger is completed, hold shares of our common stock as a capital asset. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, mutual funds, real estate investment trusts, investors in pass-through entities, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to stockholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. If our common stock is held through a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of our common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the merger.
     The following discussion does not address potential foreign, state, local and other tax consequences of the merger. All stockholders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares in the merger.
     For purposes of this summary, a “U.S. holder” is a holder of shares of our common stock, who or that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.
     Except with respect to the backup withholding discussion below, this discussion does not discuss the tax consequences to any stockholder who or that, for U.S. federal income tax purposes, is not a U.S. holder.
     For U.S. federal income tax purposes, the merger will be treated as a sale of our common stock for cash by each of our stockholders. Accordingly, in general, the U.S. federal income tax consequences to a stockholder receiving cash in the merger will be as follows:
•	The stockholder will recognize a capital gain or loss for U.S. federal income tax purposes upon the disposition of the stockholder’s shares of our common stock pursuant to the merger.

•	The amount of capital gain or loss recognized by each stockholder will be measured by the difference, if any, between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of our common stock surrendered in the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger.

•	The capital gain or loss, if any, will be long-term with respect to shares of our common stock that have a holding period for tax purposes in excess of one year at the time of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.
     Cash payments made pursuant to the merger will be reported to our stockholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable Treasury regulations. These amounts ordinarily will not be subject to withholding of U.S. federal income tax. However, backup withholding of the tax at applicable rates will apply to all cash payments to which a U.S. holder is entitled pursuant to the merger agreement if such holder (1) fails to supply the paying agent with the stockholder’s taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other stockholders), certify that such number is correct, and otherwise comply with the backup withholding rules, (2) has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the stockholder’s U.S. federal income tax returns, or (3) is subject to backup withholding in certain other cases. Accordingly, each U.S. holder will be asked to complete and sign a Substitute Form W-9, which is to be included in the appropriate letter of transmittal for the shares of our common stock, in order to provide the information and certification necessary to avoid backup withholding or to otherwise establish an exemption from backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. Stockholders who are not U.S. holders should complete and sign a Form W-8BEN (or other applicable tax form) and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax. Certain of our stockholders will be asked to provide additional tax information in the appropriate letter of transmittal for the shares of our common stock.
     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.
     The foregoing discussion of certain material U.S. federal income tax consequences is included for general informational purposes only. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.
Regulatory Approvals
     Under the merger agreement, we and the other parties to the merger agreement have agreed to use our reasonable best efforts to complete the transactions contemplated by the merger agreement as promptly as practicable, including obtaining all necessary governmental approvals. The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. Michaels and an entity to be formed to invest in the Mergercos filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on August 28, 2006, and August 24, 2006, respectively.
     Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.
Litigation Concerning the Merger
     On March 21, 2003, Julie Fathergill filed a purported stockholder derivative action, which is pending in the 192nd District Court for Dallas County, Texas. The lawsuit names certain former and current officers and directors, including all of our current directors, as individual defendants, and Michaels, as a nominal defendant.
     On July 10, 2006, the plaintiff filed a Second Amended Shareholder Derivative and Class Action Petition in which she added new class action allegations regarding the proposed merger. Among other things, the plaintiff seeks (1) a declaration that the merger agreement violates the individual defendants' fiduciary duties and therefore is unlawful and unenforceable, (2) an injunction that prevents the consummation of the proposed transaction unless and until we disclose all material facts regarding the merger and implement procedures to obtain the highest possible price for our company, (3) an indeterminate amount of damages from the individual defendants, (4) certain corporate governance changes, (5) formation of a constructive trust on the proceeds of defendants' alleged trading activities and (6) restitution from, and disgorgement of proceeds derived by, the named officers with respect to the alleged acts.
     The lawsuit is in its preliminary stage. We believe that the lawsuit is without merit and intend to defend the lawsuit vigorously.
     On June 9, 2006, Feivel Gottlieb and on June 12, 2006, Roberta Schuman each filed purported stockholder derivative actions, which are pending in the 191st and the 14th District Courts for Dallas County, Texas, respectively. The lawsuits name our chairman of the board and vice chairman of the board, both in their capacities as our officers and directors, and all of our other current directors, as individual defendants, and Michaels, as a nominal defendant.
     On July 5, 2006, the plaintiffs filed First Amended Shareholder Derivative and Class Action Petitions (“amended petitions”) against the individual defendants, Michaels, as a nominal defendant, and Bain and Blackstone. The amended petitions add class action allegations against our directors for breach of fiduciary duty related to the proposed merger, and a claim against Bain and Blackstone for aiding and abetting the directors’ alleged breach of fiduciary duty. As a result of these new claims, the plaintiffs seek (1) to enjoin the transaction with Bain and Blackstone (or declare it void, if it is consummated), (2) require the defendants to disgorge the property they received as a result of their allegedly wrongful conduct and (3) an indeterminate amount of damages from the defendants, jointly and severally.
     By court order dated August 18, 2006, the Gottlieb and Schuman actions were consolidated with the Fathergill action, described above.
     The lawsuit is in its preliminary stage. We believe that the lawsuit is without merit and intend to defend the lawsuit vigorously.
     On June 19, 2006, Albert Hulliung filed a purported stockholder derivative action, which is pending in the United States District Court, Northern District of Texas, Dallas Division. The lawsuit named our chairman of the board and vice chairman of the board, all of our other current directors, one additional current officer and certain of our former officers as individual defendants and Michaels as a nominal defendant.
     On July 27, 2006, the plaintiff amended his complaint adding certain of our other former and current officers and one former director as individual defendants and included allegations similar to those set forth in the second amended (July 10, 2006) Fathergill petition, described above. The plaintiff seeks, among other relief, (1) an indeterminate amount of damages from the individual defendants, (2) restitution from, and disgorgement of proceeds derived by, the individual defendants who received stock options, (3) the imposition of a constructive trust against the individuals who were alleged to have engaged in insider sales and (4) other unspecified equitable relief.
     The lawsuit is in its preliminary stage. We believe that the lawsuit is without merit and intend to defend the lawsuit vigorously.

THE MERGER AGREEMENT
     The merger agreement is the legal document that governs the merger. This section of the proxy statement describes the material provisions of the merger agreement but may not contain all of the information about the merger agreement that is important to you. The merger agreement is included as Annex A to this proxy statement and is incorporated into this proxy statement by reference. The first amendment to the merger agreement is included as Annex B to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the merger agreement, as amended, in its entirety. The merger agreement, as amended, is a commercial document that establishes and governs the legal relations between us and the Sponsor Entities with respect to the transactions described in this proxy statement. The representations, warranties and covenants made by us and the Sponsor Entities are qualified and subject to important limitations agreed to by us and the Sponsor Entities in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to us and the Sponsor Entities that may be different from those that are applicable to you.
Effective Time; The Marketing Period
     The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger (or such later time as provided in the certificate of merger). So long as the marketing period has expired, the closing date will occur on the first business day after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived (or such other date as we and the Mergercos may agree). In the event that all conditions have been satisfied but the marketing period has not expired, then the parties are not required to effect the closing until the earlier of:
•	a date during the marketing period specified by the Mergercos on no less than three business days’ notice to us; and

•	the final day of the marketing period.
     The “marketing period” is defined in the merger agreement as the first period of 30 consecutive days following the later of (i) the adoption of the merger agreement by our stockholders and (ii) September 4, 2006, throughout which:
•	the Fincos shall have financial and other pertinent information regarding Michaels as may be reasonably requested by them to consummate the debt financing, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”) (other than Rule 3-10 of Regulation S-X) and of type and form customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act (collectively, the “required financial information”); and

•	nothing has occurred and no condition exists that would cause any of the conditions to the Sponsor Entities’ obligations to close not to be satisfied assuming the closing were to be scheduled for any time during such consecutive 30-day period; and
at the end of which, we have received stockholder approval of the merger agreement, no judgment or order issued by any Federal or state court is in effect that enjoins or prohibits consummation of the merger and the waiting period under the Hart-Scott-Rodino Act has terminated or has expired.
     If the marketing period shall not have commenced prior to November 1, 2006, as a result of the failure of the Fincos to have the required financial information, then, subject to Michaels having complied as of the first day of the marketing period with our obligations under the merger agreement to use our reasonable best efforts to provide the required financial information to the Fincos, the “marketing period” shall be the first period of 30 consecutive days after November 1, 2006, throughout which:
•	the Fincos shall have all financial statements for a high-yield financing during the marketing period of the type required in a registered offering by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 of Regulation S-X) that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act, and, in the case of the annual financial statements, the auditors’ report thereon (collectively, the “core required financial information”); and

•	nothing has occurred and no condition exists that would cause any of the conditions to the Sponsor Entities’ obligations to close not to be satisfied assuming the closing were to be scheduled for any time during such consecutive 30-day period; and
at the end of which, we have received stockholder approval of the merger agreement, no judgment or order issued by any Federal or state court is in effect that enjoins or prohibits consummation of the merger and the waiting period under the Hart-Scott-Rodino Act has terminated or has expired.
     If the financial statements included in the required financial information or the core required financial information, as the case may be, that is available to the Fincos on the first day of any such 30-day period would be “stale”, within the meaning of Rule 3-12 of Regulation S-X, on any day during such 30-day period if a registration statement using such financial statements were to be filed with the SEC on such date, then a new 30-day period commences.
     Throughout the marketing period the Sponsor Entities have agreed:
•	to use reasonable best efforts to satisfy on a timely basis the conditions to obtaining the financing set forth in the debt financing commitments obtained in connection with the merger and to cause the lenders providing the debt financing to fund such financing; and

•	in the event that any portion of the debt financing becomes unavailable on the terms and conditions contemplated in such commitments, to use reasonable best efforts to obtain as promptly as practicable alternative financing.
     In addition, in the event that any portion of the debt financing structured as high yield financing has not been consummated, then, subject to certain exceptions, the Sponsor Entities must use the proceeds of the bridge financing to replace the high yield financing no later than the last day of the marketing period. See “—Financing Commitments; Cooperation of Michaels” below for a further discussion of the Sponsor Entities’ covenants relating to the financing commitments.
Structure
     Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, each Mergerco will merge with and into Michaels. The separate corporate existences of each Mergerco will cease, and Michaels will continue as the surviving corporation, wholly owned by entities sponsored by or co-investors with Bain and Blackstone. The surviving corporation will be a privately held corporation and our current stockholders, other than any co-investors and members of our management who may be permitted to invest in the surviving corporation and who choose to so invest, will cease to have any ownership interest in the surviving corporation or rights as our stockholders. Therefore, such current stockholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

Treatment of Stock and Options
     Common Stock
     At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $44.00 in cash, without interest and less applicable withholding taxes, other than shares of our common stock:
•	held in our treasury immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration;

•	owned by any of the Sponsor Entities immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration;

•	held by stockholders who have properly demanded and perfected their appraisal rights in accordance with Delaware law, which shares shall be entitled to payment of the fair value of such shares in accordance with Delaware law; and

•	retained by the Highfields Funds and members of our management as rollover shares.
     After the effective time of the merger, each of our outstanding stock certificates representing shares of common stock converted in the merger will represent only the right to receive the merger consideration of $44.00 in cash per share, without any interest and less applicable withholding taxes, and any dividends declared with a record date prior to the effective time that remain unpaid at the effective time and that are due with respect to such shares. The merger consideration (and dividends, if any) paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.
     Stock Options and Restricted Stock
     At the effective time of the merger, each outstanding option (other than rollover options held by members of our management) to purchase shares of our common stock, whether or not then exercisable, will be canceled and converted into the right to receive an amount in cash equal to the excess (if any) of the $44.00 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option (such amount, the “option amount”), without interest and less any applicable withholding taxes, and all outstanding shares of restricted stock will be converted into the right to receive $44.00 per share in cash, without interest and less any applicable withholding taxes.
Exchange and Payment Procedures
     At or prior to the effective time of the merger, the Sponsor Entities will deposit, or will cause the surviving corporation to deposit, cash in an amount sufficient to pay the merger consideration and the option amounts due to each holder of shares of our common stock with a bank or trust company (the “paying agent”) reasonably acceptable to us. Within two business days after the effective time of the merger, the surviving corporation will cause the paying agent to mail a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration.
     You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.
     You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may reasonably be required by the paying agent. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any fiduciary or surety bonds or any transfer or other similar taxes or establish to the reasonable satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

     No interest will be paid or will accrue on the cash payable upon surrender of the certificates. The surviving corporation or the paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration and the option amounts. Any sum which is withheld and paid to a taxing authority by the surviving corporation or the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.
     At the close of business on the day on which the effective time of the merger occurs, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the close of business on the day on which the effective time of the merger occurs, certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.
     None of Michaels, the surviving corporation, the Sponsor Entities or the paying agent will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock for twelve months after the effective time of the merger, will be delivered, upon demand, to the surviving corporation. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to the surviving corporation may only look to the surviving corporation for, and the surviving corporation shall remain liable for, the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of the surviving corporation free and clear of any claims or interest of any person previously entitled to the merger consideration.
     If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of that fact and, if required by the surviving corporation, post a bond or surety in such reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to that certificate.
Representations and Warranties
     We make various representations and warranties in the merger agreement, including with respect to, among other things:
•	our and our subsidiaries’ proper organization, good standing and qualification to do business;

•	our interests in our subsidiaries;

•	our capitalization, including in particular the number of shares of our common stock, stock options and other equity-based interests;

•	our outstanding indebtedness for borrowed money;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the approval and recommendation by our board of directors of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	our SEC filings since January 1, 2004, including the financial statements contained therein;

•	the absence of undisclosed liabilities;

•	the accuracy of this proxy statement;

•	the absence of a “material adverse effect” and certain other changes or events related to us or our subsidiaries since January 28, 2006;

•	legal proceedings and judgments;

•	contracts to which we or our subsidiaries are a party;

•	compliance with laws;

•	possession of permits necessary to conduct our business;

•	employment and labor matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries’ employee benefit plans;

•	taxes and environmental matters;

•	real property;

•	intellectual property;

•	our and our subsidiaries’ insurance policies;

•	the required vote of our stockholders in connection with the adoption of the merger agreement;

•	the inapplicability of anti-takeover statutes to the merger;

•	the absence of undisclosed broker’s fees;

•	the receipt by us of a fairness opinion from each of JPMorgan and Goldman Sachs; and

•	affiliate transactions.
     For the purposes of the merger agreement, “material adverse effect” means any change, effect, event, occurrence or state of facts that (1) is materially adverse to the business, financial condition or results of operations of Michaels and our subsidiaries, taken as a whole, or (2) prevents or materially impedes, interferes with, hinders or delays beyond December 19, 2006 (or such later date as set forth in the merger agreement) the consummation by Michaels of the merger or the other transactions contemplated by the merger agreement.
     A “material adverse effect” will not have occurred, however, as a result of any change, effect, event, occurrence or state of facts:
•	relating to economic, financial market or geopolitical conditions in general;

•	relating to changes in law or applicable accounting regulations or principles or interpretations thereof;

•	relating to the specialty retail industry generally, to the extent such change, effect, event, occurrence or state of fact does not materially, disproportionately impact Michaels and our subsidiaries, taken as a whole;

•	consisting of any change in our stock price or trading volume, in and of itself, or any failure, in and of itself, by us to meet published revenue or earnings projections (it being understood that the facts or occurrences giving rise or contributing to such change or failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a material adverse effect, and it being further understood that any such change or failure may be taken into account in determining whether the facts or occurrences giving rise or contributing to such change or failure are materially adverse to the business, financial condition or results of operations of Michaels and our subsidiaries, taken as a whole);

•	relating to any outbreak or escalation of hostilities or war or any act of terrorism; and

•	relating to the announcement of the merger agreement and the transactions contemplated thereby and performance of and compliance with the terms of the merger agreement.
     The merger agreement also contains various representations and warranties made by the Sponsor Entities, including with respect to, among other things:
•	their organization, valid existence and good standing;

•	their corporate or other power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the accuracy of information supplied for inclusion or incorporation by reference in this proxy statement;

•	debt and equity financing commitments;

•	their purpose of formation and prior activities;

•	their lack of ownership of our common stock; and

•	the absence of undisclosed broker’s fees.
     The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger. You should be aware that these representations and warranties made by Michaels to the Sponsor Entities or by the Sponsor Entities to Michaels, as the case may be, subject to important limitations and qualifications agreed to by the parties to the merger agreement, may or may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement.
Conduct of Our Business Pending the Merger
     Under the merger agreement, we have agreed that, subject to certain exceptions and unless the Mergercos give their prior written consent, between June 30, 2006 and the effective time of the merger, we will, and will cause each of our subsidiaries to:
•	carry on business in the ordinary course; and

•	to the extent consistent therewith, use reasonable best efforts to preserve substantially intact our and its current business organizations, to keep available the services of our and our subsidiaries’ current officers and employees and to preserve our and our subsidiaries’ relationships with significant customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others with which we and our subsidiaries’ have significant business dealings.
     We have also agreed that during the same time period, and again subject to certain exceptions or unless the Mergercos give their prior written consent, we will not, and will not permit any of our subsidiaries to:

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of our or its capital stock, other than:
–	dividends or distributions by a direct or indirect wholly owned subsidiary to its parent; and

–	regular quarterly cash dividends on our common stock, not to exceed, in the case of any such quarterly dividend, $0.12 per share;
•	split, combine or reclassify any of our or our subsidiaries’ capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of our or our subsidiaries’ capital stock;
•	purchase, redeem or otherwise acquire any shares of our or our subsidiaries’ capital stock or any rights, warrants or options to acquire any such shares, other than:
–	the acquisition by us of shares of our common stock in connection with the surrender of shares of our common stock by holders of stock options in order to pay the exercise price of the stock options;

–	the withholding of shares of our common stock to satisfy tax obligations with respect to awards granted pursuant to our stock plans;

–	the acquisition by us of stock options and shares of our restricted stock in connection with the forfeiture of such awards; and

–	the acquisition by the trustee of the 401(k) Plan of shares of our common stock in order to satisfy participant investment elections under the 401(k) Plan;
•	issue, deliver or sell any shares of our or our subsidiaries’ capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than:
–	upon the exercise of stock options and rights under the ESPP outstanding on June 30, 2006, in each case in accordance with their then present terms;

–	as required to comply with any benefit plan or benefit agreement of Michaels as in effect on June 30, 2006; and

–	the issuance of shares of our common stock pursuant to our Dividend Reinvestment and Stock Purchase Plan;
•	amend our or our subsidiaries’ certificate of incorporation or bylaws or comparable organizational documents;

•	purchase an equity interest in or a substantial portion of the assets of, any person or any division or business thereof, if the aggregate amount of the consideration paid or transferred by us and our subsidiaries in connection with all such transactions would exceed $20.0 million or merge or consolidate with any person, in each case other than any such action solely between or among us and our subsidiaries;

•	sell, lease or otherwise dispose of any of our or our subsidiaries’ properties or assets (including capital stock of any subsidiary) that are material, individually or in the aggregate, to us and our subsidiaries, taken as a whole, other than:

–	sales or other dispositions of inventory and other assets in the ordinary course of business, including in connection with store relocations, closings, remodels and resets; and

–	leases and subleases of real property, and voluntary terminations or surrenders of real property leases, in each case, in the ordinary course of business;
•	pledge, encumber or otherwise subject to a lien any of our or our subsidiaries’ properties or assets (including capital stock of any subsidiary), other than in the ordinary course of business;

•	incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of us or our subsidiaries, guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, other than:
–	indebtedness incurred in the ordinary course of business (including any borrowings under our existing revolving credit facilities and any trade letters of credit); and

–	indebtedness incurred in connection with the refinancing of any indebtedness existing on June 30, 2006, or permitted to be incurred, assumed or otherwise entered into under the merger agreement;

–	make any loans or capital contributions to, or investments in, any other person, other than:
o	to any subsidiary; or

o	in the ordinary course of business;
•	make any capital expenditures, other than:
–	in accordance with our capital expenditures plan made available to the Sponsor Entities in writing prior to June 30, 2006;

–	in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance); and

–	otherwise, in an aggregate amount for all such capital expenditures not covered above not to exceed $25 million;
•	settle any material claim or material litigation, in each case made or pending against us or any of our subsidiaries, or any of our or their officers and directors in their capacities as such, other than the settlement of claims or litigation in the ordinary course of business which, in any event;
–	is for an amount not to exceed, for any such settlement individually, $10 million; and

–	would not be reasonably expected to prohibit or materially restrict us and our subsidiaries from operating our and their business in substantially the same manner as operated on June 30, 2006;
•	settle any material claim or material litigation relating to the consummation of the transactions contemplated by the merger agreement;

•	cancel any material indebtedness or waive any claims or rights of substantial value, in each case other than in the ordinary course of business;

•	except (1) in the ordinary course of business, (2) as contemplated by the merger agreement or (3) as required pursuant to the terms of any benefit plan or benefit agreement or other written agreement in effect on June 30, 2006:

–	grant to any of our or our subsidiaries’ officers, directors or employees any increase in compensation;

–	grant to any of our or our subsidiaries’ officers, directors or employees any increase in severance or termination pay;

–	enter into any employment, consulting, severance or termination agreement with any of our or our subsidiaries’ officers, directors or employees, other than any separation agreement pursuant to which the aggregate severance benefits do not exceed $300,000 with respect to any individual or $2 million in the aggregate with respect to all such individuals;

–	establish, adopt, enter into or amend in any material respect any collective bargaining agreement or benefit plan; or

–	accelerate any rights or benefits, or make any material determinations, under any benefit plan;
•	make any change in accounting methods, principles or practices materially affecting our consolidated assets, liabilities or results of operations, other than as required by generally accepted accounting principles or regulatory requirements with respect thereto;

•	make any material tax election, file any amended tax return with respect to any material tax or change any annual tax accounting period, in each case, other than in the ordinary course of business; or

•	authorize any of, or commit or agree to take any of, the actions described above.
Stockholders Meeting
     The merger agreement requires us, as promptly as reasonably practicable after June 30, 2006, to establish a record date for, duly call, give notice of and hold a meeting of our stockholders to adopt the merger agreement. Subject to limited circumstances contemplated by the merger agreement, our board of directors is required to recommend that our stockholders vote in favor of adoption of the merger agreement.
No Solicitation of Transactions
     We have agreed that we will not, nor will we authorize or permit any of our subsidiaries or any of our or their respective directors, officers or employees to, and we will not authorize our or our subsidiaries’ respective representatives to, directly or indirectly:
•	solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a “takeover proposal”; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish to any person any confidential information with respect to any “takeover proposal”.
     A “takeover proposal” means any inquiry, proposal or offer (other than the transactions contemplated by the merger agreement) from any person or group relating to:
•	any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of:
–	20% or more (based on the fair market value thereof, as determined by our board of directors) of assets (including capital stock of our subsidiaries) of us and our subsidiaries, taken as a whole; or

–	20% or more of the outstanding shares of our common stock;
•	any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 20% or more of the outstanding shares of our common stock; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving us pursuant to which any person or group (or the shareholders of any person) would own, directly or indirectly, 20% or more of any class of equity securities of us or of the surviving entity in a merger or the resulting direct or indirect parent of us or such surviving entity.
     Prior to adoption of the merger agreement by our stockholders, however, we may (and may authorize and permit our subsidiaries, directors, officers, employees and representatives to), in response to a bona fide written takeover proposal, (1) furnish information with respect to us and our subsidiaries to the person making such takeover proposal and its representatives pursuant to a customary confidentiality agreement containing confidentiality provisions substantially similar to those set forth in the confidentiality agreements we previously entered into with affiliates of the Sponsor Entities and (2) participate in discussions and negotiations with such person and its representatives, if, prior to taking any such actions, our board of directors determines:
•	after consultation with its financial advisor and outside counsel, that such takeover proposal constitutes or is reasonably likely to lead to a “superior proposal”; and

•	after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.
     For purposes of the merger agreement, “superior proposal” means any bona fide takeover proposal that:
•	if consummated, would result in a person or group (or the shareholders of any person) owning, directly or indirectly, (1) 50% or more of any class of equity securities of Michaels or of the surviving entity in a merger or the resulting direct or indirect parent of Michaels or such surviving entity or (2) 50% or more (based on the fair market value thereof, as determined by our board of directors) of the assets of Michaels and our subsidiaries, taken as a whole; and

•	our board of directors determines (after consultation with its financial advisor and outside counsel) would result in greater value to our stockholders from a financial point of view than the merger, taking into account all financial, legal, regulatory and other aspects of such proposal and of the merger agreement (including any changes to the financial terms of the merger agreement proposed by the Sponsor Entities to Michaels in response to such proposal or otherwise).
     Neither our board of directors nor any committee thereof may make an “adverse recommendation change” or approve or recommend, or publicly propose to approve or recommend, or cause or permit us or any of our subsidiaries to enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any takeover proposal. At any time prior to the adoption of the merger agreement by our stockholders, however, our board of directors may (subject to the payment of a termination fee as described below), if, after consultation with its outside legal counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, make an adverse recommendation change or cause or permit Michaels to terminate the merger agreement, but only:
•	after the second business day following the Mergercos’ receipt of written notice from us advising them that our board of directors intends to take such action and specifying the reasons therefor, including the material terms and conditions of any superior proposal that is the basis of the proposed action by our board of directors and a statement that our board of directors intends to terminate the merger agreement; and

•	if, in determining whether to take such action, our board of directors takes into account any changes to the financial terms of the merger agreement proposed by the Sponsor Entities to us in response to such notice or otherwise.
     For purposes of the merger agreement, “adverse recommendation change” means any action whereby our board of directors or any committee thereof:

–	withdraws (or modifies in a manner adverse to the Mergercos), or publicly proposes to withdraw (or modify in a manner adverse to the Mergercos), the approval, recommendation or declaration of advisability by the board or any such committee of the merger agreement or the merger; or

–	recommends the approval or adoption of, or approves or adopts, or publicly proposes to recommend, approve or adopt, any takeover proposal.
     We have also agreed:
•	to terminate, and to cause our subsidiaries and direct our representatives to terminate all, discussions and negotiations with any person conducted prior to signing the merger agreement with respect to any takeover proposal, and request the prompt return or destruction of all confidential information previously furnished in connection therewith;

•	to advise the Mergercos as promptly as practicable orally and in writing of the receipt of any takeover proposal after June 30, 2006, the material terms and conditions of any such takeover proposal and the identity of the person making any such takeover proposal;

•	subject to the fiduciary duties under applicable law of our board of directors, to keep the Mergercos reasonably informed of any material developments with respect to any takeover proposal (including any material changes thereto); and

•	to provide to the Mergercos all information provided by us to a third party in connection with a takeover proposal.
Employee Benefits
     The surviving corporation has agreed, for a period of two years following the completion of the merger, to either (1) maintain our employee benefit plans and agreements (other than equity-based plans) at the level in effect on the date of the merger agreement, and provide compensation and benefits to our employees that have a value sufficient to replace the value of compensation and benefits provided to such employees under our equity-based plans prior to the completion of the merger or (2) provide compensation and benefits that are not less favorable in the aggregate (including any value attributable to equity-based compensation) than the benefits provided to employees on date of the completion of the merger.
     In addition, the surviving corporation has agreed to honor and continue, without amendment, or modification, for a period of two years following the completion of the merger, or, if sooner, until all obligations thereunder have been satisfied, each of our employment, severance, retention, termination and cash incentive compensation plans, policies, programs, agreements and arrangements (including (1) any change in control severance agreements, (2) the Change in Control Severance Plans I and II, (3) the Change in Control Bonus Program, (4) the Fiscal Year 2006 Bonus Enhancement Program and (5) the Fiscal Year 2006 MIK Power Bonus Plan).
     The surviving corporation will also maintain, for a period of two years following the completion of the merger, or, if sooner, until all obligations thereunder have been satisfied, our various incentive plans in accordance with their terms with respect to all performance periods under such incentive plans commencing prior to completion of the merger and ending thereafter.
     The surviving corporation will also, subject to specified limitations, recognize an employee’s service with Michaels with respect to determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies under the surviving corporation’s employee benefit plans to the extent that such recognition would not result in any duplication of benefits.
     The surviving corporation will also recognize expenses incurred by employees prior to the completion of the merger during the calendar year in which the merger occurs for purposes of satisfying such year’s deductible and co-payment limitations under such plans. In addition, the surviving corporation will also waive pre-existing condition limitations with respect to the employees under its welfare benefit plans (except to the extent that such pre-existing condition limitations would have been applicable under our employee benefit plans).
Agreement to Use Reasonable Best Efforts
     Subject to the terms and conditions of the merger agreement, each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including using reasonable best efforts to accomplish the following:
•	the taking of all acts necessary to cause the conditions to closing to be satisfied as promptly as practicable;

•	the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	the obtaining of consents, approvals and waivers from third parties reasonably requested by the Mergercos to be obtained in connection with the merger under certain contracts and real property leases; and

•	the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.
     We and our subsidiaries are not required to pay to any person whose consent, approval or waiver under certain contracts and real property leases with respect to the merger is being solicited any fee, penalty or other consideration.
     We and our board of directors have also agreed to take all action necessary to ensure that no state takeover statute is or becomes applicable to the merger and if any state takeover statute becomes applicable to the merger, to take all action necessary to ensure that the merger may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute or regulation on the merger.
     Each Mergerco and Finco has agreed that, in the event of any failure to perform or comply with any covenant or agreement set forth in the merger agreement by one Mergerco (or Finco, as applicable), the other Mergerco (or Finco, as applicable) shall be permitted to cure such failure, including by performing such covenant or agreement on behalf of such first Mergerco (or Finco, as applicable), and, until and unless the other Mergerco (or Finco, as applicable) shall have effected such cure, it shall be deemed to have failed to perform and comply with its covenants and agreements set forth in the merger agreement to the same extent as the first Mergerco (or Finco, as applicable) has so failed with respect to its covenants and agreements.
     We have also agreed to retain a nationally recognized investment banking or valuation firm, selected by our board of directors and reasonably acceptable to Mergercos, to render a solvency opinion, customary in scope and substance, as of the closing to our board of directors.
Financing Commitments; Cooperation of Michaels
     The Sponsor Entities have agreed to use, and to cause their respective affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the financing on the terms and conditions described in the financing commitments, including, in the case of the debt financing, reasonable best efforts:

•	to negotiate and enter into the definitive agreements with respect to the debt financing on the terms and conditions contained in the debt financing commitments (or on other terms acceptable to the Fincos, so long as such terms do not contain any conditions to funding on the closing date that are not set forth in the debt financing commitments and would not otherwise reasonably be expected to impair or delay the consummation of the debt financing);

•	to satisfy or to cause its affiliates to satisfy on a timely basis all conditions applicable to the Sponsor Entities set forth in such definitive agreements that are within the control of any of the Sponsor Entities; and

•	to consummate the debt financing at the closing, including using reasonable best efforts to cause the lenders and the other persons providing such debt financing to fund the debt financing required to consummate the merger at the closing (including by taking enforcement action to cause such lenders and other persons providing such debt financing to fund such debt financing).
     In the event any portion of the debt financing becomes unavailable on the terms and conditions set forth in the debt financing commitments, the Fincos are required to promptly notify Michaels, and the Sponsor Entities are required to use their reasonable best efforts to obtain, as promptly as practicable, any such portion from alternative sources on terms that will still enable the Sponsor Entities to consummate the transactions contemplated by the merger agreement and that are not less favorable in the aggregate (as determined by the Fincos in their reasonable judgment) to the Sponsor Entities and Michaels than those contained in the debt financing commitments. In addition, the Sponsor Entities have agreed that, in the event that
•	all or any portion of the debt financing structured as high yield financing has not been consummated;

•	subject to limited exceptions, all closing conditions contained in the merger agreement have been satisfied or waived; and

•	the bridge facilities contemplated by the debt financing commitments or alternative bridge financing is available on terms and conditions described in the debt financing commitments (or replacements thereof contemplated by the merger agreement);
then the Sponsor Entities will borrow and use, or shall cause the surviving corporation to borrow and use, the proceeds of the bridge financing to replace the high yield financing no later than the last day of the marketing period. See “—Effective Time; The Marketing Period” above for a discussion of the marketing period.
     The Fincos are required to keep us reasonably informed of the status of their efforts to obtain the debt financing and to provide us with copies of agreements pursuant to which any alternative source shall have committed to provide the Fincos or the surviving corporation with any portion of the debt financing.
     We have agreed to, and have agreed to cause our subsidiaries (and to use our reasonable best efforts to cause our and their respective representatives) to, provide such reasonable cooperation as may be reasonably requested by the Fincos in connection with the debt financing, including:
•	participation in meetings, drafting sessions, presentations, road shows and due diligence;

•	using reasonable best efforts to furnish the Fincos and the financing sources with financial and other pertinent information regarding Michaels as may be reasonably requested by the Fincos to consummate the debt financing, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 of Regulation S-X) and of type and form customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act;

•	assisting the Fincos and the financing sources in the preparation of offering documents and other informational and marketing materials and documents for any portion of the debt financing and materials for rating agency presentations;

•	reasonably cooperating with the marketing efforts of the Fincos and the financing sources for any portion of the debt financing;

•	reasonably facilitating the pledging of collateral and execution and delivery of definitive financing documents and customary deliverables; and

•	using reasonable best efforts to obtain accountants’ comfort letters, accountants’ consent letters, legal opinions, surveys and title insurance as reasonably requested by the Fincos.
Conditions to the Merger
     The respective obligations of the parties to effect the merger are subject to the satisfaction or (to the extent permitted by law) waiver at or prior to the effective time of the following mutual conditions:
•	the adoption of the merger agreement by our stockholders;

•	the expiration or termination of the waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Act; and

•	no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Federal or state court being in effect enjoining or otherwise prohibiting the consummation of the merger.
     The obligations of the Sponsor Entities to effect the merger are further subject to the satisfaction or (to the extent permitted by law) waiver by the Mergercos (on behalf of themselves and the Fincos) at or prior to the effective time of the merger of the following conditions:
•	(1) our representations and warranties regarding certain matters relating to our capital structure and authority to consummate the merger must be true and correct in all material respects as of the date of the merger agreement and as of the date the merger is completed, except to the extent that a representation or warranty expressly speaks as of an earlier date, in which case it need be true and correct in all material respects only as of that date, and (2) all other representations and warranties made by us (disregarding all materiality qualifications) must be true and correct as of the date of the merger agreement and as of the date the merger is completed, except to the extent that a representation or warranty expressly speaks as of an earlier date, in which case it need be true and correct only as of that date, and except where the failure of such other representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•	the performance, in all material respects, by us of all of our material obligations under the merger agreement; and

•	our delivery to the Sponsor Entities at closing of a certificate with respect to the satisfaction of the conditions relating to our representations and warranties and material obligations.
     Our obligation to effect the merger is further subject to the satisfaction or (to the extent permitted by law) waiver by us at or prior to the effective time of the merger of the following conditions:
•	the representations and warranties made by the Sponsor Entities (disregarding all materiality qualifications) must be true and correct as of the date of the merger agreement and as of the date the merger is completed, except to the extent that a representation or warranty expressly speaks as of an earlier date, in which case it need be true only as of that date, and except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a sponsor material adverse effect;

•	the performance, in all material respects, by the Sponsor Entities of all of their material obligations under the merger agreement; and

•	the delivery to us at closing by each Sponsor Entity of a certificate with respect to the satisfaction of the conditions relating to its representations and warranties and material obligations.
     None of Michaels or the Sponsor Entities may rely on the failure of any condition to be satisfied if such failure was caused by such party’s (or, in the case of any Sponsor Entity, any other Sponsor Entity’s) failure to perform any of its obligations under the merger agreement, to act in good faith or to use its reasonable best efforts to consummate the merger and the other transactions contemplated by the merger agreement.
Termination
     The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:
•	by mutual written consent of the Mergercos and Michaels;

•	by either the Mergercos or Michaels, if:
–	our stockholders do not adopt the merger agreement at the special meeting or any postponement or adjournment thereof;

–	any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Federal or state court shall have become final and non-appealable, so long as the terminating party shall have used reasonable best efforts to prevent the entry of and to remove such judgment or order;

–	the merger has not been consummated on or before December 19, 2006; provided that if the closing shall not have occurred prior to such date solely as a result of the failure of the marketing period to have been completed prior to such date, then such date is extended to March 31, 2007; provided further that this right to terminate the merger agreement is not available to any party if the failure of such party (or, in the case of the Mergercos, any other Sponsor Entity) to perform any of its obligations under the merger agreement, to act in good faith or to use its reasonable best efforts to consummate the merger and the other transactions contemplated by the merger agreement has been a principal cause of or resulted in the failure of the merger to be consummated on or before such date; or

–	if the terminating party (or, in the case of the Mergercos, any other Sponsor Entity) is not then in material breach and there is a breach by the non-terminating party of any of its representations or warranties or failure to perform any of its covenants or agreements in the merger agreement such that the closing conditions would not be satisfied and which cannot be cured prior to the termination date set forth above;
•	by the Mergercos, if our board of directors withdraws or adversely modifies its recommendation or approval of the merger agreement or recommends or approves another takeover proposal; or

•	by Michaels, if:
–	prior to adoption of the merger agreement by our stockholders, our board of directors, after consultation with its outside counsel, determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, but only after (1) the second business day following the Mergercos’ receipt of written notice from us advising them that our board of directors intends to take such action and specifying the reasons therefor, including the material terms and conditions of any superior proposal that is the basis of the proposed action by our board of directors, and (2) our board of directors has taken into account any changes to the financial terms of the merger agreement proposed by the Sponsor Entities to us in response to such notice or otherwise (the right to terminate in these circumstances is referred to as the “fiduciary out right to terminate”); or

–	all of the mutual conditions to closing and all of the conditions to the Sponsor Entities’ obligations to close have been satisfied (other than those conditions that by their terms are to be satisfied at the closing) and, on or after the last day of the marketing period, neither the Fincos nor the surviving corporation has received the proceeds of the debt financing.
Fees and Expenses
     Payable by Michaels
     We have agreed to pay to the Mergercos an aggregate termination fee of $120 million if:
•	the merger agreement is terminated by the Mergercos upon the occurrence of an adverse recommendation change by our board of directors;

•	the merger agreement is terminated by Michaels pursuant to the exercise of its fiduciary out right to terminate described above;

•	the merger agreement is terminated by the Mergercos or Michaels due to the failure to receive the approval of our stockholders at the special meeting or any postponement or adjournment thereof; and
–	after June 30, 2006, and prior to the termination, a takeover proposal has been publicly made to Michaels generally or has been made directly to our stockholders or has otherwise become publicly known; and

–	within 12 months after the termination, we consummate or enter into a definitive agreement to consummate the transactions contemplated by any takeover proposal; or
•	the merger agreement is terminated by the Mergercos or Michaels because the merger is not completed prior to December 19, 2006 (or, if applicable, March 31, 2007); and
–	the special meeting of our stockholders to approve the merger has not been held;

–	after June 30, 2006 and prior to the termination, a takeover proposal has been publicly made to Michaels generally or has been made directly to our stockholders or has otherwise become publicly known; and

–	within 12 months after the termination, we consummate or enter into a definitive agreement to consummate the transactions contemplated by any takeover proposal.
     For purposes of determining whether a termination fee is payable by us, a “takeover proposal” means any inquiry, proposal or offer (other than the transactions contemplated by the merger agreement) from any person or group relating to:
•	any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of:
–	50% or more (based on the fair market value thereof, as determined by our board of directors) of assets (including capital stock of our subsidiaries) of us and our subsidiaries, taken as a whole; or

–	50% or more of the outstanding shares of our common stock;
•	any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 50% or more of the outstanding shares of our common stock; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving us pursuant to which any person or group (or the shareholders of any person) would own, directly or indirectly, 50% or more of any class of equity securities of us or of the surviving entity in a merger or the resulting direct or indirect parent of us or such surviving entity.
     Payable by the Sponsor Entities
     The Sponsor Entities have agreed to pay us a termination fee of $200 million if we terminate the merger agreement in the event that all of the mutual conditions to closing and all of the conditions to the Sponsor Entities’ obligations to close have been satisfied (other than those conditions that by their terms are to be satisfied at the closing) and, on or after the last day of the marketing period, neither the Fincos nor the surviving corporation has received the proceeds of the debt financing.
     If, in the circumstances in which the Sponsor Entities become obligated to pay this termination fee, none of the Sponsor Entities is otherwise in breach of the merger agreement such that the conditions to our obligation to close have been satisfied, then our termination of the merger agreement in these circumstances and receipt of payment of such termination fee shall be our sole and exclusive remedy against the Sponsor Entities and any of their respective former, current or future general or limited partners, members or stockholders or against any of their respective former, current or future directors, officers, employees, affiliates, general or limited partners, stockholders, managers, members or agents (collectively, “specified persons”) for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in the merger agreement by the Sponsor Entities and the failure of the merger to be consummated, and upon payment of such termination fee, none of the Sponsor Entities or any of their respective specified persons shall have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.
     Liability Cap
     The parties have agreed that in no event, whether or not the merger agreement shall have been terminated, shall we and our subsidiaries, as a group, on the one hand, or the Sponsor Entities, Bain Capital Fund IX, LLC and Blackstone Capital Partners V L.P., as a group, on the other hand, be subject to monetary damages in excess of $600 million in the aggregate for each such group, respectively, for all losses and damages (including, in our case, lost stockholder premium) arising from or in connection with breaches by the Sponsor Entities, on the one hand, or us, on the other, of their respective representations, warranties, covenants and agreements contained in the merger agreement or arising from any other claim or cause of action, and none of Michaels, the Sponsor Entities, Bain Capital Fund IX, LLC, Blackstone Capital Partners V L.P. or any of their respective specified persons shall have any further liability or obligation to the other parties or otherwise relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, other than for fraud.
Sponsor Guarantees
     Bain Capital Fund IX, LLC has guaranteed the payment by Bain Mergerco and Bain Finco of their obligations to us arising under, or in connection with, the merger agreement, including the payment of the termination fee, up to the maximum aggregate liability of $300 million. Similarly, Blackstone Capital Partners V L.P. has guaranteed the payment by Blackstone Mergerco and Blackstone Finco of their obligations to us arising under, or in connection with, the merger agreement, including the payment of the termination fee, up to the maximum aggregate liability of $300 million. Except in connection with the enforcement of our right to seek specific performance by the Sponsor Entities under the merger agreement, as discussed below, and the exercise of our rights as an express third party beneficiary under the equity commitment letters provided by Bain and Blackstone, as discussed above, our rights under the sponsor guarantees constitute our sole and exclusive remedy against Bain and Blackstone, respectively, and their affiliates.

Amendment and Waiver
     The merger agreement may be amended by the written agreement of Michaels and the Mergercos (on behalf of themselves and the Fincos) at any time prior to the closing date of the merger, whether before or after the adoption of the merger agreement by our stockholders, provided that after the merger agreement has been adopted by our stockholders, there shall be no amendment that by law would require the further approval of our stockholders without such approval having been obtained.
     The merger agreement also provides that, at any time prior to the effective time of the merger, any party may, by written agreement:
•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	to the extent permitted by law, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	to the extent permitted by law, waive compliance with any of the agreements or conditions contained in the merger agreement, provided that after the merger agreement has been adopted by our stockholders, there shall be no waiver that by law would require the further approval of our stockholders without such approval having been obtained.
Specific Performance
     The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of merger agreement and to enforce specifically the terms and provisions of the merger agreement in any court of the State of Delaware or any Federal court sitting in the State of Delaware.
First Amendment to Merger Agreement and Rollover Shares and Options
     On September 1, 2006, the merger agreement was amended to permit the Highfields Funds to retain 2,500,000 shares of our common stock held by the Highfields Funds as shares of common stock of the surviving corporation. Pursuant to the related rollover agreement dated as of September 1, 2006, among the Highfields Funds and us, the Highfields Funds have agreed to retain such 2,500,000 shares through the closing of the merger. The Highfields Funds are not obligated to retain through the closing date any other shares of our common stock held by them. The Highfields Funds have also agreed to enter, on the closing date of the merger, into a stockholders agreement and a registration rights agreement among the surviving corporation and its other stockholders. We have been informed by Bain and Blackstone that, on the closing date of the merger, Highfields Capital Management LP, an affiliate of the Highfields Funds, and the surviving corporation will enter into a management agreement that will provide for an annual management fee for services that Highfields Capital Management LP renders to the surviving corporation following the completion of the merger. The first amendment to the merger agreement also permits certain of our employees to retain their equity investments in our company, including their options, as an equity investment in the surviving corporation.

APPRAISAL RIGHTS
     The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex E. Stockholders intending to exercise appraisal rights should carefully review Annex E. Failure to follow precisely any of the statutory procedures set forth in Annex E may result in a termination or waiver of these rights.
     If the merger is consummated, dissenting holders of our common stock who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.
     The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.
     Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “FOR” the merger. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262.
     A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.
     A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 8000 Bent Branch Drive, Irving, Texas 75063, Attention: General Counsel. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its share of our common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.
     Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of 10 days after the stockholder’s request is received by us or 10 days after the latest date for delivery of a demand for appraisal under Section 262.
     Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock owned by stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.
     Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us. We must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom we have not reached agreements as to the value of their shares. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.
     If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.
     Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights generally will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “The Merger—Material United States Federal Income Tax Consequences of the Merger” on page 42.
     Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.
     At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.
     Failure by any stockholder to comply fully with the procedures of Section 262 of the DGCL (as reproduced in Annex E to this proxy statement) may result in termination of such stockholder’s appraisal rights. In view of the complexity of Section 262, Michaels stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE OF OUR STOCK
     Our common stock is listed on the NYSE under the trading symbol “MIK”. The following table sets forth the high and low sales prices per share of our common stock on the NYSE for the periods indicated.

	High	Low
Fiscal Year Ended January 29, 2005
First Quarter	$29.58	$22.16
Second Quarter	28.15	22.29
Third Quarter	30.76	25.23
Fourth Quarter	31.39	26.70
Fiscal Year Ended January 28, 2006
First Quarter	$36.85	$30.37
Second Quarter	43.61	33.03
Third Quarter	41.95	30.38
Fourth Quarter	38.75	32.10
Fiscal Year Ending February 3, 2007
First Quarter	$38.35	$31.70
Second Quarter	42.50	35.26
Third Quarter (through [•], 2006)	[•]	[•]
     The closing sale price of our common stock on the NYSE on March 17, 2006, which was the last trading day before we announced that our board of directors was exploring strategic alternatives, including a potential sale of Michaels, was $33.96. The closing sale price of our common stock on the NYSE on June 30, 2006, which was the last trading day before we announced the merger, was $41.24. On [•], 2006, the last trading day before the date of this proxy statement, the closing price of our common stock on the NYSE was $[•]. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.
     As of [•], 2006, the last trading day before the date of this proxy statement, there were [•] registered holders of our common stock.
     The following table sets forth dividends announced and paid in respect of Michaels common stock, on a per share basis, for the periods indicated.

Dividends per Share
of Common Stock
Fiscal Year Ended January 29, 2005
First Quarter	$0.06
Second Quarter	0.06
Third Quarter	0.07
Fourth Quarter	0.07
Fiscal Year Ended January 28, 2006
First Quarter	$0.07
Second Quarter	0.10
Third Quarter	0.10
Fourth Quarter	0.10
Fiscal Year Ending February 3, 2007
First Quarter	$0.10
Second Quarter	0.12

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table presents information regarding the number of shares of our common stock beneficially owned as of August 25, 2006, (unless otherwise indicated) by:
•	each person who is known to us to be the beneficial owner of more than five percent of our common stock;

•	each director;

•	our chief executive officer at the end of our last completed fiscal year and our four most highly compensated executive officers who were serving as executive officers at the end of our last completed fiscal year; and

•	all current directors and executive officers as a group.
Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares noted below. The beneficial ownership percentages reflected in the table below are based on 133,251,518 shares of our common stock outstanding as of August 25, 2006.

	Amount and
	Nature of
	Beneficial		Percent
Name and Address of Beneficial Owners (1)	Ownership (2)		of Class
Charles J. Wyly, Jr.	5,515,285	(3)	4.1%
Sam Wyly	4,610,927	(4)	3.4%
Richard E. Hanlon	267,600	(5)	*
Richard C. Marcus	149,000	(6)	*
Liz Minyard	170,000	(7)	*
Cece Smith	135,000	(8)	*
R. Michael Rouleau	1,064,138	(9)	*
Jeffrey N. Boyer	177,082	(10)	*
Edward F. Sadler	131,250	(11)	*
Gregory A. Sandfort	66,815	(12)	*
Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	11,520,000	(13)	8.6%
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	5,724,535	(14)	4.3%
Putnam, LLC d/b/a Putnam Investments One Post Office Square Boston, Massachusetts 02109	10,163,526	(15)	7.6%
Highfields Capital Management LP 200 Clarendon Street, 51st Floor Boston, Massachusetts 02116	8,353,200	(16)	6.3%

All current directors and executive officers as a group (12 persons)	11,521,755	(17)	8.5%

*	Less than one percent.

(1)	The address of each of our directors and executive officers is c/o Michaels Stores, Inc., 8000 Bent Branch Drive, Irving, TX 75063.

(2)	Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise, has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership by a person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which such person has the right to acquire voting and/or investment power within 60 days. Unless otherwise indicated, the number of shares shown includes outstanding shares of common stock owned as of July 21, 2006 by the person indicated and shares underlying options owned by such person on July 21, 2006 that are exercisable within 60 days of that date. Persons holding shares of common stock pursuant to the Michaels Stores, Inc. Employees 401(k) Plan, as amended and restated, have sole voting power and investment power with respect to such shares.

(3)	Includes 726,666 shares under options; 570,039 shares held of record by Stargate, Ltd. (a Texas limited partnership, the general partner of which is a trust of which Mr. Wyly and his spouse are co-trustees); 360,208 shares held of record by Shadywood USA, Ltd. (a Texas limited partnership of which Mr. Wyly is a general partner); and 990,268 shares held of record by family trusts of which Mr. Wyly is the trustee. The number of shares in the table also includes 2,867,204 shares held by subsidiaries of certain non-U.S. trusts of which Mr. Charles J. Wyly, Jr. and/or certain of his family members are direct or contingent beneficiaries. Mr. Wyly filed an amended Schedule 13D with the Securities and Exchange Commission on April 8, 2005 stating that he may be deemed to be the beneficial owner of the shares held in the subsidiaries of those non-U.S. trusts. It is unclear in the Schedule 13D whether or to what extent Mr. Wyly exercises voting and/or investment power with respect to the shares held in the subsidiaries of the non-U.S. trusts.

(4)	Includes 500,832 shares under options; 400,000 shares held of record by Tallulah, Ltd. (a Texas limited partnership of which Mr. Wyly is the general partner); and 299,144 shares held of record by family trusts of which Mr. Wyly is the trustee. 27,740 shares of Michaels common stock held by Mr. Wyly’s spouse are not included in the total number of shares beneficially owned by Mr. Wyly. The number of shares in the table also includes 2,142,600 shares held by subsidiaries of certain non-U.S. trusts of which Mr. Sam Wyly and/or certain of his family members are direct or contingent beneficiaries. Mr. Wyly filed an amended Schedule 13D with the Securities and Exchange Commission on April 8, 2005 stating that he may be deemed to be the beneficial owner of the shares held in the subsidiaries of those non-U.S. trusts. It is unclear in the Schedule 13D whether or to what extent Mr. Wyly exercises voting and/or investment power with respect to the shares held in the subsidiaries of the non-U.S. trusts.

(5)	Includes 205,000 shares under options; 20,334 shares held of record by a family trust of which Mr. Hanlon is a co-trustee; and 30,000 shares held of record by HanFam, LLC (a Virginia limited liability company of which Mr. Hanlon is the sole manager).

(6)	Includes 135,000 shares under options.

(7)	Includes 170,000 shares under options.

(8)	Includes 135,000 shares under options.

(9)	Mr. Rouleau’s beneficial ownership information is as of March 15, 2006, the date he retired as the President and Chief Executive Officer of Michaels Stores, Inc. Amount includes 925,000 shares under options.

(10)	Includes 177,082 shares under options.

(11)	Includes 131,250 shares under options.

(12)	Includes 64,583 shares under options.

(13)	Based on an amendment to a Schedule 13G filed with the Securities and Exchange Commission, dated August 10, 2006, Capital Research and Management Company, an investment advisor, has the sole power to vote or direct the vote and to dispose or direct the disposition of 8,170,000 shares of common stock and has the sole power to dispose or direct the disposition of 3,350,000 shares of common stock.

(14)	Based on an amendment to a Schedule 13G filed with the Securities and Exchange Commission, dated May 10, 2006, Wellington Management Company, LLP, an investment advisor, shares the power to vote or direct the vote and to dispose or direct the disposition of 4,632,995 shares of common stock and shares the power to dispose or direct the disposition of 1,091,540 shares of common stock.

(15)	Based on an amendment to a Schedule 13G filed with the Securities and Exchange Commission, dated February 10, 2006, Putnam, LLC d/b/a Putnam Investments, an investment advisor, along with its parent and certain of its affiliates in their various capacities, shares the power to vote or direct the vote and to dispose or direct the disposition of 826,998 shares of common stock and shares the power to dispose or direct the disposition of 9,336,528 shares of common stock.

(16)	Based on an amendment to a Schedule 13G filed with the Securities and Exchange Commission, dated July 11, 2006, Highfields Capital Management LP, an investment advisor, along with its parent and certain of its affiliates in their various capacities, has the sole power to vote or direct the vote and to dispose or direct the disposition of 8,353,200 shares of common stock.

(17)	Includes 2,736,939 shares under options. The number of shares also includes (i) 2,867,204 shares held by subsidiaries of certain non-U.S. trusts of which Mr. Charles J. Wyly, Jr. and/or certain of his family members are direct or contingent beneficiaries, and (ii) 2,142,600 shares held by subsidiaries of certain non-U.S. trusts of which Mr. Sam Wyly and/or certain of his family members are direct or contingent beneficiaries.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
     In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Michaels Stores, Inc., 8000 Bent Branch Drive, Irving, Texas 75063, Attention: Investor Relations Department, telephone: (972) 409-1300. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the prior sentence.
SUBMISSION OF STOCKHOLDER PROPOSALS
     If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2007 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy statement and form of proxy for the 2007 annual meeting pursuant to Rule 14a-8, proposals of stockholders must have been received by us no later than January 4, 2007, and must comply with Rule 14a-8. If the date of the 2007 annual meeting, if any, is changed by more than 30 days from June 20, 2007, then in order to be considered for inclusion in our proxy materials, proposals of stockholders intended to be presented at the 2007 annual meeting must be received by us a reasonable time before we begin to print and mail our proxy materials for the 2007 annual meeting.
     To be presented at the 2007 annual meeting of stockholders without inclusion in our proxy materials for such meeting, proposals of stockholders must be in writing and received by us no later than March 2, 2007 and no earlier than February 5, 2007, in accordance with procedures set forth in our bylaws. If the date of the 2007 annual meeting, if any, is changed by more than 30 days from June 20, 2007, then in order to be presented at the 2007 annual meeting without inclusion in our proxy materials, proposals of stockholders must be in writing and received by us not later than the close of business on the tenth day following the first day on which notice of the date of such meeting is publicly disclosed by us. In order to curtail controversy as to the date on which a proposal was received by us, we suggest that proponents submit their proposals by certified mail, return receipt requested, to Michaels Stores, Inc., P.O. Box 619566, DFW, Texas 75261-9566 and directed to the Secretary of Michaels.

     In addition, our bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received by the Secretary of Michaels at our principal executive offices not less than 14 days nor more than 50 days prior to the annual meeting. However, if less than 21 days’ notice of the annual meeting is given to stockholders, such written notice may be delivered or mailed to the Secretary of Michaels at our principal executive offices not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to stockholders. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.
     Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, NY 10005.
     No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [•], 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A
     The merger agreement, as amended, is a commercial document that establishes and governs the legal relations between Michaels and the Sponsor Entities with respect to the transactions described in the proxy statement. The representations, warranties and covenants made by Michaels and the Sponsor Entities in the merger agreement are qualified and subject to important limitations agreed to by Michaels and the Sponsor Entities in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to Michaels and the Sponsor Entities that may be different from those that are applicable to stockholders.

CONFORMED COPY

AGREEMENT AND PLAN OF MERGER
dated as of June 30, 2006,
among
BAIN PASTE MERGERCO, INC.,
BLACKSTONE PASTE MERGERCO, INC.,
BAIN PASTE FINCO, LLC,
BLACKSTONE PASTE FINCO, LLC,
and
MICHAELS STORES, INC.

Page
ARTICLE I

The Merger

SECTION 1.01. The Merger	2
SECTION 1.02. Closing	2
SECTION 1.03. Effective Time	2
SECTION 1.04. Effects of the Merger	2
SECTION 1.05. Certificate of Incorporation and Bylaws	2
SECTION 1.06. Directors	3
SECTION 1.07. Officers	3

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange Fund; Company Equity Awards

SECTION 2.01. Effect on Capital Stock	3
SECTION 2.02. Exchange Fund	4
SECTION 2.03. Company Equity Awards	7

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company	7
SECTION 3.02. Representations and Warranties of the Sponsor Entities	22

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01. Conduct of Business	25
SECTION 4.02. No Solicitation	28

ARTICLE V

Additional Agreements

SECTION 5.01. Preparation of the Proxy Statement; Stockholders’ Meeting	31
SECTION 5.02. Access to Information; Confidentiality	32
SECTION 5.03. Reasonable Best Efforts	32

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     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 30, 2006, among BAIN PASTE MERGERCO, INC., a Delaware corporation (“Bain MergerCo”), BLACKSTONE PASTE MERGERCO, INC., a Delaware corporation (“Blackstone MergerCo” and, together with Bain MergerCo, “MergerCos”), BAIN PASTE FINCO, LLC, a Delaware limited liability company (“Bain FinCo”), BLACKSTONE PASTE FINCO, LLC, a Delaware limited liability company (“Blackstone FinCo” and, together with Bain FinCo, “FinCos”; MergerCos and FinCos, collectively, the “Sponsor Entities”), and MICHAELS STORES, INC., a Delaware corporation (the “Company”).
          WHEREAS, the Board of Directors of the Company and each MergerCo has approved and declared advisable, and the sole member of Bain FinCo and the sole member of Blackstone FinCo has approved, this Agreement and the merger of each MergerCo with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.10 per share, of the Company (“Company Common Stock”), other than (a) shares of Company Common Stock directly owned by the Company, as treasury stock, or by any Sponsor Entity and (b) the Appraisal Shares, will be converted into the right to receive $44.00 in cash;
          WHEREAS, concurrently with the execution of this Agreement, (a) Bain Capital Fund IX, LLC, an affiliate of Bain MergerCo and Bain FinCo (the “Bain Fund”), has entered into (i) a letter agreement, dated as of the date hereof, with Bain MergerCo pursuant to which the Bain Fund has agreed to provide certain equity financing to Bain MergerCo and (ii) a Limited Guaranty, dated as of the date hereof, in favor of the Company with respect to obligations of Bain MergerCo and Bain FinCo arising under, or in connection with, this Agreement (the “Bain Limited Guaranty”) and (b) Blackstone Capital Partners V L.P., an affiliate of Blackstone MergerCo and Blackstone FinCo (the “Blackstone Fund” and, together with the Bain Fund, the “Funds”), has entered into (i) a letter agreement, dated as of the date hereof, with Blackstone MergerCo pursuant to which the Blackstone Fund has agreed to provide certain equity financing to Blackstone MergerCo and (ii) a Limited Guaranty, dated as of the date hereof, in favor of the Company with respect to the obligations of Blackstone MergerCo and Blackstone FinCo arising under, or in connection with, this Agreement (the “Blackstone Limited Guaranty” and, together with the Bain Limited Guaranty, the “Guarantees”); and
          WHEREAS, the Company and each of the Sponsor Entities desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

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          (a) The Amended and Restated Bylaws of the Company (the “Company Bylaws”) shall be amended at the Effective Time to be in the form of Exhibit B, with such changes thereto as may be agreed to by the Company and MergerCos, and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          SECTION 1.06. Directors. The directors of MergerCos immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
          SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
ARTICLE II
Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange Fund;
Company Equity Awards
          SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock or other equity interests of any Sponsor Entity:
          (a) Capital Stock of MergerCos. Each share of capital stock of each MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (b) Cancelation of Treasury Stock and Certain Other Stock. Each share of Company Common Stock that is directly owned by the Company, as treasury stock, or by any of the Sponsor Entities immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Restricted Stock, but excluding shares to be canceled in accordance with Section 2.01(b) and, except as provided in Section 2.01(d), the Appraisal Shares) shall be converted into the right to receive $44.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time

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represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends declared in accordance with Section 4.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder.
          (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall give prompt notice to MergerCos of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and MergerCos shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of MergerCos (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
          SECTION 2.02. Exchange Fund. (a) Paying Agent. Prior to the Closing Date, the Sponsor Entities shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and the Option Amounts in accordance with this Article II and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, the Sponsor Entities shall deposit, or shall cause the Surviving Corporation to deposit, with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration and the aggregate Option Amount, in each case as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”).

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          (b) Certificate Exchange Procedures. As promptly as practicable after the Effective Time, but in any event within two business days thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II and any dividends declared in accordance with Section 4.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.
          (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay all dividends that may have been declared by the Company in accordance with Section 4.01(a) and that remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the close of business on the day on which the Effective Time occurs, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article II.
          (d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for 12 months after the

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Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.
          (e) No Liability. None of the Company, the Surviving Corporation, the Sponsor Entities or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, Federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
          (f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid solely to the Surviving Corporation. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration or any holder of a Company Stock Option to receive the Option Amount, in each case as provided herein.
          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond or surety in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.
          (h) Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holder of a Company Stock Option such amounts as the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld

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and paid over to the appropriate taxing authority by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Company Stock Option, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.
          SECTION 2.03. Company Equity Awards. (a) As soon as reasonably practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering any Company Stock Plan) shall adopt such resolutions or take such other actions as may be required to provide that, at the Effective Time, each unexercised Company Stock Option that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of each such Company Stock Option becoming entitled to receive an amount in cash equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option (such amount, the “Option Amount”). Subject to Section 2.02(h), all amounts payable pursuant to this Section 2.03(a) shall be paid as promptly as practicable following the Effective Time, without interest. In the event that the exercise price per share of Company Common Stock subject to a Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled without consideration and have no further force or effect.
          (b) With respect to the ESPP, each participant’s accumulated payroll deductions shall be used to purchase shares of Company Common Stock immediately prior to the Effective Time in accordance with the terms of the ESPP, and the shares of Company Common Stock purchased thereunder shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 2.01(c). The Company shall cause the ESPP to terminate at the Effective Time, and no further purchase rights shall be granted or exercised under the ESPP thereafter.
ARTICLE III
Representations and Warranties
     SECTION 3.01. Representations and Warranties of the Company. Except as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) by the Company and publicly available prior to the date of this Agreement (collectively, the “Filed SEC Documents”), and, for the avoidance of doubt, without giving effect to any change of fact or circumstance subsequent to the date such document was filed or furnished, or as set forth in the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is

8

reasonably apparent on its face that such information is relevant to such other Section or subsection), the Company represents and warrants to the Sponsor Entities as follows:
          (a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to the Sponsor Entities prior to the execution of this Agreement a true and complete copy of the Company Certificate of Incorporation and the Company Bylaws and the comparable organizational documents of each of its Subsidiaries, in each case as in effect on the date of this Agreement.
          (b) Subsidiaries. Section 3.01(b) of the Company Disclosure Letter lists each Subsidiary of the Company and the jurisdiction of organization thereof. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any corporation, partnership, joint venture, association or other entity.
          (c) Capital Structure. The authorized capital stock of the Company consists of 350,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $0.10 per share (the “Company Preferred Stock”). At the close of business on June 27, 2006, (i) 134,937,396 shares of Company Common Stock were issued and outstanding (which number includes (A) 2,766,400 shares of Company Common Stock held by the Company in its treasury and (B) 12,955 shares of Company Common Stock subject to vesting or other forfeiture conditions or repurchase by the Company (such shares, together with any similar shares issued after June 27, 2006, the “Company Restricted Stock”)), (ii) 22,487,703 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s Amended and Restated 1997 Stock Option Plan, Second Amended and Restated 2001 Employee Stock Option Plan, Second Amended and Restated 2001 General Stock Option Plan, 2005 Incentive Compensation Plan and Second Amended and Restated 1997 Employees Stock Purchase Plan (such plan, the “ESPP”; the foregoing plans, collectively, the “Company Stock Plans”), of which (A) 10,847,294 shares of Company Common Stock were subject to outstanding options (other than rights under the ESPP) to acquire shares of Company Common Stock from the Company (such options, together with any similar options

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granted after June 27, 2006, the “Company Stock Options”) and (B) 6,188 shares of Company Common Stock were subject to outstanding rights under the ESPP (assuming that the closing price for the Company Common Stock as reported on the New York Stock Exchange on the last day of the offering period in effect under the ESPP on June 27, 2006 was equal to the Merger Consideration), (iii) 8,087,082 shares of Company Common Stock were reserved and available under the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Company DRIP”) and (iv) no shares of Company Preferred Stock were issued or outstanding or held by the Company in its treasury. Except as set forth above, at the close of business on June 27, 2006, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Since June 27, 2006 to the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of the Company Stock Options or rights under the ESPP, in each case outstanding as of June 27, 2006, and (y) there have been no issuances by the Company of options, warrants, other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, except for rights under the ESPP. All outstanding shares of Company Common Stock (other than Company Restricted Stock) are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except for any obligations pursuant to this Agreement, any Company Stock Plan or as otherwise set forth above, as of June 27, 2006, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (1) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable for any capital stock of or other equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, other than pursuant to (x) the Michaels Stores, Inc. Employees 401(k) Plan (the “Company 401(k) Plan”) and (y) the Company DRIP, (2) obligating the Company or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or (3) that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any such Subsidiary, other than pursuant to the Company Stock Plans and the Company 401(k) Plan. Section 3.01(c) of the Company Disclosure Letter sets forth a true and complete list of all Indebtedness for borrowed money of the Company and its Subsidiaries (other than any such Indebtedness owed to the Company or any of its Subsidiaries, trade letters of credit and any other such Indebtedness with a principal

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amount not in excess of $10.0 million individually) outstanding on the date of this Agreement.
          (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to receipt of the Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way. The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created in connection with the Financing or otherwise from any action taken by any of the Sponsor Entities), any provision of (A) the Company Certificate of Incorporation, the Company Bylaws or the comparable organizational documents of any of its Subsidiaries or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any contract, lease, indenture, note, bond or other agreement that is in force and effect (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, other than any lease of real property under which the Company or any of its Subsidiaries is a tenant or a subtenant, or (2) any statute, law, ordinance, rule or regulation of any Governmental Entity (“Law”) or any judgment, order or decree of any Governmental Entity (“Judgment”), in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, violations, defaults, rights, losses or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse

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Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state, local or foreign government, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental agency, commission or authority (each, a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law, (II) the filing with the SEC of (x) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and (y) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (IV) any filings required under the rules and regulations of the New York Stock Exchange and (V) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (e) SEC Documents. The Company has filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company since January 1, 2004 (the “SEC Documents”). As of their respective dates of filing, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to the Sponsor Entities copies of all comment letters received by the Company from the SEC since January 1, 2004 and relating to the SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, to the Knowledge of the Company there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC. As of the date of this Agreement, to the Knowledge of the Company, none of the SEC Documents is the subject of any ongoing review by the SEC. The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with generally accepted accounting

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principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments). Except for matters reflected or reserved against in the audited consolidated balance sheet of the Company as of January 28, 2006 (or the notes thereto) included in the Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities and obligations that (i) were incurred since January 28, 2006 in the ordinary course of business consistent with past practice, (ii) are incurred in connection with the transactions contemplated by this Agreement or (iii) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (f) Information Supplied. The Proxy Statement will not, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by any of the Sponsor Entities for inclusion or incorporation by reference in the Proxy Statement.
          (g) Absence of Certain Changes or Events. Since January 28, 2006, there has not been any change, effect, event, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. From such date through the date of this Agreement, the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and during such period there has not been:
     (i) any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) with respect to, any capital stock of the Company, except for the regular quarterly cash dividends on Company Common Stock;
     (ii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in lieu of or in substitution for shares of capital stock of the Company;
     (iii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, other

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than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of options to acquire such stock in order to pay the exercise price thereof, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Company Stock Options and shares of Company Restricted Stock in connection with the forfeiture of such awards and (D) the acquisition by the trustee of the Company 401(k) Plan of shares of Company Common Stock in order to satisfy participant investment elections under the Company 401(k) Plan;
     (iv) except (A) in the ordinary course of business consistent with past practice or (B) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other written agreement, in each case, in effect as of January 28, 2006, (1) any granting to any director or executive officer of the Company or any of its Subsidiaries of any material increase in compensation, (2) any granting to any director or executive officer of the Company or any of its Subsidiaries of any increase in severance or termination pay or (3) any entry by the Company or any of its Subsidiaries into any employment, consulting, severance or termination agreement with any director, executive officer or employee of the Company or any of its Subsidiaries pursuant to which the total annual compensation or the aggregate severance benefits exceed $500,000 per person;
     (v) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (A) by GAAP (or any interpretation thereof), including as may be required by the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act; or
     (vi) any material tax election by the Company or any of its Subsidiaries, other than in the ordinary course of business.
          (h) Litigation. There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no Judgment outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Company, no director or officer of the Company is a defendant in any suit, action or proceeding in connection with his or her status as a director or officer of the Company. This Section 3.01(h) does not relate to environmental matters, which are the subject of Section 3.01(j)(ii).
          (i) Contracts. Except for this Agreement, Contracts filed as exhibits to the Filed SEC Documents and purchase orders entered into in the ordinary course of

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business, Section 3.01(i) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to the Sponsor Entities true and complete copies, of:
     (i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
     (ii) each Contract to which the Company or any of its Subsidiaries is a party that materially restricts the ability of the Company or any of its Subsidiaries to compete in any business or with any person in any geographical area, except for any such Contract that may be canceled, without any material penalty or other liability to the Company or any of its Subsidiaries, upon notice of 90 days or less;
     (iii) each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $10.0 million, is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of its Subsidiaries and any letters of credit;
     (iv) each Contract to which the Company or any of its Subsidiaries is a party that by its terms calls for aggregate payments by the Company or any of its Subsidiaries of more than $20.0 million over the remaining term of such Contract, except for any such Contract that may be canceled, without any material penalty or other liability to the Company or any of its Subsidiaries, upon notice of 90 days or less; and
     (v) each Contract to which the Company or any of its Subsidiaries is a party for the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $20.0 million, except for acquisitions and dispositions of properties and assets in the ordinary course of business (including acquisitions of supplies and acquisitions and dispositions of inventory).
Each such Contract described in clauses (i) through (v) above is referred to herein as a “Specified Contract”. Each of the Specified Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no default under any Specified Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except as have not had and would not reasonably be expected to have, individually or in the aggregate, a

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Material Adverse Effect. This Section 3.01(i) does not relate to real property leases, which are the subject of Section 3.01(n).
          (j) Compliance with Laws; Environmental Matters. (i) Each of the Company and its Subsidiaries is and since January 1, 2004 has been in compliance with all Laws applicable to its business or operations (including the Sarbanes-Oxley Act of 2002), except for instances of possible noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, franchises, licenses, permits and consents of Governmental Entities (collectively, “Permits”) necessary for it to conduct its business as presently conducted, and all such Permits are in full force and effect, except for such Permits the absence of which, or the failure of which to be in full force and effect, have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. This Section 3.01(j)(i) does not relate to environmental matters, which are the subject of Section 3.01(j)(ii), employee benefit matters, which are the subject of Section 3.01(l), and taxes, which are the subject of Section 3.01(m).
          (ii) Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company is in violation of, or has any liability under, any Environmental Law, (B) each of the Company and its Subsidiaries validly possesses and is in compliance with all Permits required under Environmental Laws to conduct its business as presently conducted, and all such Permits are valid and in good standing, (C) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (D) none of the Company or any of its Subsidiaries has Released any Hazardous Materials at, on, under or from any of the Owned Real Property, the Leased Real Property or any other property in a manner that would reasonably be expected to result in an Environmental Claim against the Company or any of its Subsidiaries.
          The term “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written notices of noncompliance by or from any person alleging liability arising out of the Release of any Hazardous Material or the failure to comply with any Environmental Law. The term “Environmental Law” means any Law relating to pollution, the environment or natural resources. The term “Hazardous Materials” means (1) petroleum and petroleum by-products, asbestos in any form that is or could reasonably become friable, radioactive materials, medical or infectious wastes, or polychlorinated biphenyls, and (2) any other material, substance or waste that is prohibited, limited or regulated because of its hazardous, toxic or deleterious properties or characteristics. The term “Release” means any release, spill, emission,

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leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.
          (k) Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and there are not, to the Knowledge of the Company, any union organizing activities concerning any employees of the Company or any of its Subsidiaries that, in each case, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no labor strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (l) Employee Benefit Matters. (i) Section 3.01(l) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “Company Pension Plan”), each material Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other material Company Benefit Plans and all material Company Benefit Agreements. Each Company Benefit Plan has been administered in compliance with its terms and with applicable Law (including ERISA and the Code), other than instances of noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to the Sponsor Entities true and complete copies of (A) each material Company Benefit Plan and each material Company Benefit Agreement, other than any Company Benefit Plan or Company Benefit Agreement that the Company or any of its Subsidiaries is prohibited from making available to the Sponsor Entities as the result of applicable Law relating to the safeguarding of data privacy, (B) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required by applicable Law) and (C) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required by applicable Law.
          (ii) All Company Pension Plans that are intended to be qualified for Federal income tax purposes have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are so qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened.
          (iii) None of the Company Benefit Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. None of the Company, any of its Subsidiaries or any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code participates in, or is required to contribute to, any Multiemployer Plan.

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          (iv) Except as individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect, none of the Company, any of its Subsidiaries, any officer of the Company or any such Subsidiary or any Company Benefit Plan that is subject to ERISA, including any Company Pension Plan, or, to the Knowledge of the Company, any trust created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its Subsidiaries or any officer of the Company or any such Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any liability under Section 502(i) or 502(1) of ERISA.
          (v) No Company Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits (A) required to be provided under Part 6 of Title I of ERISA or any other similar applicable Law or (B) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)).
          (vi) Other than payments that may be made to the persons listed in Section 3.01(l)(vi) of the Company Disclosure Letter, any amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other transaction contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan or Company Benefit Agreement currently in effect would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
          (vii) The term “Company Benefit Agreement” means each employment, consulting, indemnification, severance or termination agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and any current or former employee, officer or director of the Company or any of its Subsidiaries, on the other hand, other than any agreement or arrangement mandated by applicable Law. The term “Company Benefit Plan” means each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefits plan, policy, program, arrangement or understanding, whether formal or informal, oral or written (but excluding any Company Benefit Agreement), in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries for the

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benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, other than (A) any “multiemployer plan” (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (a “Multiemployer Plan”) or (B) any plan, policy, program, arrangement or understanding mandated by applicable Law.
          (m) Taxes. (i) Each of the Company and its Subsidiaries has filed or has caused to be filed all material tax returns required to be filed by it (or requests for extensions, which requests have been granted and have not expired), and all such returns are complete and accurate in all material respects. Each of the Company and its Subsidiaries has either paid or caused to be paid all material taxes due and owing by the Company and its Subsidiaries to any Governmental Entity, or the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve (excluding any reserves for deferred taxes), if such a reserve is required by GAAP, for all material taxes payable by the Company and its Subsidiaries, for all taxable periods and portions thereof ending on or before the date of such financial statements.
          (ii) No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any material taxes (other than taxes that are not yet due and payable or for amounts being contested in good faith) have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which have not been settled and paid. All assessments for material taxes due and owing by the Company or any of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid. There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries extending the period of assessment or collection of any material taxes.
          (iii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
          (iv) None of the Company or any of its Subsidiaries has entered into any transaction defined in Treasury Regulation Sections 1.6011-4(b)(2), -4(b)(3) or -4(b)(4), or has entered into a “potentially abusive tax shelter” (as defined in Treasury Regulation Section 301.6112-1(b)).
          (v) The term “taxes” means all income, profits, capital gains, goods and services, branch, payroll, unemployment, customs duties, premium, compensation, windfall profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real

19

property transfer or gains), conveyance, severance, production, excise, withholdings, duties, levies, imposts, license, registration and other taxes (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes and interest thereon) imposed by or on behalf of any Governmental Entity. The term “tax return” means any return, statement, report, form, filing, customs entry, customs reconciliation and any other entry or reconciliation, including in each case any amendments, schedules or attachments thereto, required to be filed with any Governmental Entity or with respect to taxes of the Company or its Subsidiaries.
          (n) Title to Properties. (i) Section 3.01(n)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all real property owned by the Company and its Subsidiaries (individually, an “Owned Real Property”).
          (ii) Section 3.01(n)(ii) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all material leases of real property (the “Real Property Leases”) under which the Company or any of its Subsidiaries is a tenant or a subtenant (individually, a “Leased Real Property”).
          (iii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid fee title to each Owned Real Property, in each case free and clear of all Liens and defects in title, except for (A) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (B) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty, (C) Liens affecting the interest of the grantor of any easements benefiting Owned Real Property, (D) Liens (other than liens securing Indebtedness), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted, (E) zoning, building and other similar codes and regulations and (F) any conditions that would be disclosed by a current, accurate survey or physical inspection (collectively, “Permitted Liens”).
          (iv) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a Subsidiary of the Company has a good and valid title to a leasehold estate in each Leased Real Property, all Real Property Leases are in full force and effect, and neither the Company nor any of its Subsidiaries that is party to such leases has received or given any written notice of any material default thereunder which default continues on the date of this Agreement.

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          (v) Section 3.01(n)(v) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all material leases, subleases or similar agreements under which the Company or any of its Subsidiaries is the landlord or the sublandlord (such leases, subleases and similar agreements, collectively, the “Real Property Subleases”).
          (vi) The Company has made available to the Sponsor Entities true and complete copies of the Real Property Leases and the Real Property Subleases.
          (o) Intellectual Property. Section 3.01(o) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications and registered copyrights and applications therefor (collectively, “Intellectual Property Rights”) that, in each case, are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted and, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a Subsidiary of the Company owns, or is licensed or otherwise has the right to use, each such Intellectual Property Right. No claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing the rights of any person with regard to any Intellectual Property Right, which claims have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right, in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (p) Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (ii) all material insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (iii) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such material insurance policy and (iv) no written notice of cancellation or termination has been received with respect to any such material insurance policy, other than in connection with ordinary renewals.
          (q) Voting Requirements. Assuming the accuracy of the representations and warranties set forth in Section 3.02(f), the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the transactions contemplated hereby.

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          (r) State Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 3.02(f), the approval of the Board of Directors of the Company of this Agreement, the Merger and the other transactions contemplated by this Agreement represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no other state takeover statute applies to this Agreement, the Merger or the other transactions contemplated by this Agreement.
          (s) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than J.P. Morgan Securities Inc. and Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to the Sponsor Entities complete and correct copies of the letter agreements between the Company and (i) J.P. Morgan Securities Inc. and (ii) Goldman Sachs & Co. pursuant to which such parties could be entitled to any payment from the Company or any of its Subsidiaries in connection with the Merger.
          (t) Opinions of Financial Advisors. The Company has received the opinion of each of J.P. Morgan Securities Inc. and Goldman, Sachs & Co., in each case dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, a signed copy of each of which opinions has been or will promptly be delivered to the Sponsor Entities.
          (u) Affiliate Transactions. To the Knowledge of the Company, no executive officer or director of the Company or any of its Subsidiaries or any person who beneficially owns 5% or more of the Company Common Stock is a party to any contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the period of 12 months preceding the date of this Agreement, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
          (v) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.01 or in any certificates delivered by the Company in connection with the Closing, each of the Sponsor Entities acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to any of the Sponsor Entities in connection with the transactions contemplated by this Agreement. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to any of the Sponsor Entities or any other

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person resulting from the distribution to any Sponsor Entity, or any Sponsor Entity’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Sponsor Entities in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Section 3.01 or in a certificate delivered by the Company in connection with the Closing. Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall relieve the Company or any other person from liability for fraud.
          SECTION 3.02. Representations and Warranties of the Sponsor Entities. The Sponsor Entities jointly and severally represent and warrant to the Company as follows:
          (a) Organization, Standing and Corporate Power. Each of the Sponsor Entities is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or limited liability company, as applicable, power and authority to carry on its business as presently conducted.
          (b) Authority; Noncontravention. Each of the Sponsor Entities has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Financing. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger and the Financing, have been duly authorized by all necessary corporate or limited liability company, as applicable, action on the part of each of the Sponsor Entities, and no other corporate proceedings (including no shareholder action) on the part of any Sponsor Entity are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger and the Financing. This Agreement has been duly executed and delivered by each of the Sponsor Entities and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Sponsor Entities, enforceable against each of them in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement, including the Financing, and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of any Sponsor Entity under, any provision of (i) the certificate of incorporation, bylaws or comparable organizational documents of any Sponsor Entity or (ii) subject to the filings and other matters referred to in the immediately following sentence, (A) any Contract to which any Sponsor Entity is a party or by which any of its properties or assets are bound or (B) any Law or Judgment, in each case applicable to any Sponsor Entity or its

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respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Sponsor Material Adverse Effect. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to the Sponsor Entities in connection with the execution and delivery of this Agreement by the Sponsor Entities or the consummation by the Sponsor Entities of the Merger or the other transactions contemplated by this Agreement, including the Financing, except for (I) the filing of a premerger notification and report form under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law, (II) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (III) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made has not had and would not reasonably be expected to have, individually or in the aggregate, a Sponsor Material Adverse Effect.
          (c) Information Supplied. None of the information supplied or to be supplied by any Sponsor Entity for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
          (d) Available Funds. The financing of the transactions contemplated hereby will consist of a combination of equity financing provided to MergerCos (the “Equity Financing”) and debt financing provided to FinCos (or loaned directly to the Company or one of its Subsidiaries) (the “Debt Financing” and, together with the Equity Financing, the “Financing”). The Sponsor Entities have delivered to the Company true and complete copies of fully executed commitment letters pursuant to which the parties thereto have committed to provide the Financing (such agreements, as modified pursuant to Section 5.09(a), the “Equity Financing Commitments” and the “Debt Financing Commitment,” respectively, and together the “Financing Commitments”). Each of the Equity Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Bain MergerCo or Blackstone MergerCo, as the case may be, and the other parties thereto, and the financing commitments thereunder have not been withdrawn or terminated. As of the date of this Agreement, the Debt Financing Commitment is in full force and effect and is a legal, valid and binding obligation of each FinCo and, to the Knowledge of the Sponsor Entities, the other parties thereto, and the financing commitments thereunder have not been withdrawn or terminated. The Financing Commitments have not been amended, supplemented or otherwise modified in any respect, except, in each case, as permitted by Section 5.09(a). No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of any Sponsor Entity under any term of the Financing Commitments. Assuming the satisfaction of the conditions set forth in Section 6.02, (i)

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none of the Sponsor Entities has any reason to believe that it will not be able to satisfy on a timely basis any term or condition of closing to be satisfied by it or its Affiliates set forth in the Financing Commitments and (ii) none of the Sponsor Entities has any reason to believe, as of the date of this Agreement, that any portion of the Financing to be made thereunder will otherwise not be available to the applicable Sponsor Entity or the Surviving Corporation on a timely basis to consummate the Merger and the other transactions contemplated hereby. FinCos have fully paid any and all commitment fees or other fees required by the Debt Financing Commitment to be paid by them on or prior to the date of this Agreement and shall in the future pay any such fees as they become due. Assuming the satisfaction of the conditions set forth in Section 6.02, the Financing, when funded in accordance with the Financing Commitments, will provide the Sponsor Entities and the Surviving Corporation with funds sufficient to satisfy all of their obligations under this Agreement, including the payment of the Merger Consideration, the Option Amounts and all associated costs and expenses. The obligations to make the Financing available to the Sponsor Entities or the Surviving Corporation pursuant to the terms of the Financing Commitments are not subject to any conditions other than the conditions set forth in the Financing Commitments. Each of the Guarantees is in full force and effect and is a legal, valid and binding obligation of the Bain Fund or the Blackstone Fund, as the case may be.
          (e) Operations and Assets of the Sponsor Entities. Each of the Sponsor Entities has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the Merger, the Debt Financing and the other transactions contemplated by this Agreement.
          (f) Ownership of Company Common Stock. None of the Sponsor Entities beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date beneficially own, any shares of Company Common Stock, or are a party, or will prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.
          (g) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Sponsor Entities, other than pursuant to a customary management agreement to be entered into by the Surviving Corporation at or following the Effective Time.
          (h) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.02, the Company acknowledges that none of the Sponsor Entities or any other person on behalf of any Sponsor Entity makes any other express or implied representation or warranty with

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respect to the Sponsor Entities or with respect to any other information provided or made available to the Company in connection with the transactions contemplated hereby.
ARTICLE IV
Covenants Relating to Conduct of Business
          SECTION 4.01. Conduct of Business. (a) Except as set forth in Section 4.01 of the Company Disclosure Letter, expressly contemplated or required by this Agreement, required by Law or consented to in writing by MergerCos (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and, to the extent consistent therewith, use reasonable best efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with significant customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with it. Without limiting the generality of the foregoing, except as set forth in Section 4.01 of the Company Disclosure Letter, expressly contemplated or required by this Agreement, required by Law (including, as applicable, Section 409A of the Code) or consented to in writing by MergerCos (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:
          (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and (B) regular quarterly cash dividends on the Company Common Stock, not to exceed, in the case of any such quarterly dividend, $0.12 per share;
          (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;
          (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Company Stock Options and shares of Company Restricted Stock in connection with the forfeiture of such awards and (D) the acquisition by the trustee of the Company 401(k) Plan of shares of

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Company Common Stock in order to satisfy participant investment elections under the Company 401(k) Plan;
          (iv) issue, deliver or sell any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than (A) upon the exercise of Company Stock Options and rights under the ESPP outstanding on the date of this Agreement, in each case in accordance with their present terms, (B) as required to comply with any Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement and (C) the issuance of shares of Company Common Stock pursuant to the Company DRIP;
          (v) amend the Company Certificate of Incorporation or the Company Bylaws or the comparable organizational documents of any Subsidiary of the Company;
          (vi) purchase an equity interest in or a substantial portion of the assets of, any person or any division or business thereof, if the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $20.0 million or merge or consolidate with any person, in each case other than any such action solely between or among the Company and its Subsidiaries;
          (vii) sell, lease or otherwise dispose of any of its properties or assets (including capital stock of any Subsidiary of the Company) that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than (A) sales or other dispositions of inventory and other assets in the ordinary course of business, including in connection with store relocations and closings set forth on Section 4.01(a)(vii) of the Company Disclosure Letter and store remodels and resets, and (B) leases and subleases of Owned Real Properties and Leased Real Properties, and voluntary terminations or surrenders of Real Property Leases, in each case, in the ordinary course of business;
          (viii) pledge, encumber or otherwise subject to a Lien (other than a Permitted Lien) any of its properties or assets (including capital stock of any Subsidiary of the Company), other than in the ordinary course of business;
          (ix) (A) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively, “Indebtedness”), other than (1) Indebtedness incurred in the ordinary course of business (including any borrowings under the Company’s existing revolving credit facilities and any trade letters of credit) and (2) Indebtedness incurred in

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connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder; or (B) make any loans or capital contributions to, or investments in, any other person, other than (1) to any of the Subsidiaries of the Company or (2) in the ordinary course of business;
          (x) make any capital expenditures, other than (A) in accordance with the Company’s capital expenditures plan previously made available to the Sponsor Entities in writing, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) and (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $25.0 million;
          (xi) settle any material claim or material litigation, in each case made or pending against the Company or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of claims or litigation in the ordinary course of business which, in any event (A) is for an amount not to exceed, for any such settlement individually, $10.0 million and (B) would not be reasonably expected to prohibit or materially restrict the Company and its subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement; provided that in no event shall the Company settle any material claim or material litigation relating to the consummation of the transactions contemplated by this Agreement;
          (xii) cancel any material Indebtedness or waive any claims or rights of substantial value, in each case other than in the ordinary course of business;
          (xiii) except (A) in the ordinary course of business or (B) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other written agreement in effect on the date of this Agreement, (1) grant to any officer, director or employee of the Company or any of its Subsidiaries any increase in compensation, (2) grant to any officer, director or employee of the Company or any of its Subsidiaries any increase in severance or termination pay, (3) enter into any employment, consulting, severance or termination agreement with any officer, director or employee of the Company or any of its Subsidiaries, other than any separation agreement pursuant to which the aggregate severance benefits do not exceed $300,000 with respect to any individual or $2.0 million in the aggregate with respect to all such individuals, (4) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (5) accelerate any rights or benefits, or make any material determinations, under any Company Benefit Plan; provided, however, that the foregoing clauses (1), (2), and (3) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of

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making compensation and benefits available to newly hired or promoted employees in similar positions;
          (xiv) make any change in accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company, other than as required (A) by GAAP (or any interpretation thereof), including as may be required by the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act;
          (xv) make any material tax election, file any amended tax return with respect to any material tax or change any annual tax accounting period, in each case, other than in the ordinary course of business; or
          (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.
          (b) Advice of Changes. The Company and the Sponsor Entities shall promptly give written notice to the other party upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of condition precedent set forth in Section 6.02 (in the case of the Company) or Section 6.03 (in the case of the Sponsor Entities).
          SECTION 4.02. No Solicitation. (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees to, and shall not authorize any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish to any person any confidential information with respect to any Takeover Proposal. The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted heretofore with respect to any Takeover Proposal, and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal, if the Board of Directors of the Company determines (x) after consultation with its financial advisor and outside counsel, that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (y) after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company may (and may authorize and permit its Subsidiaries, directors, officers, employees and Representatives to), subject to compliance with Section 4.02(c), (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary

\

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confidentiality agreement containing confidentiality provisions substantially similar to those set forth in the Confidentiality Agreement, provided that all such information has previously been provided to MergerCos or is provided to MergerCos prior to or substantially concurrently with the time it is provided to such person, and (B) participate in discussions and negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.
          The term “Takeover Proposal” means any inquiry, proposal or offer from any person or group relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (1) 20% or more (based on the fair market value thereof, as determined by the Board of Directors of the Company) of assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (2) 20% or more of outstanding shares of the Company Common Stock, (b) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 20% or more of outstanding shares of the Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any person or group (or the shareholders of any person) would own, directly or indirectly, 20% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.
          The term “Superior Proposal” means any bona fide Takeover Proposal that if consummated would result in a person or group (or the shareholders of any person) owning, directly or indirectly, (a) 50% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or (b) 50% or more (based on the fair market value thereof, as determined by the Board of Directors of the Company) of the assets of the Company and its Subsidiaries, taken as a whole, which the Board of Directors of the Company determines (after consultation with its financial advisor and outside counsel) would result in greater value to the stockholders of the Company from a financial point of view than the Merger, taking into account all financial, legal, regulatory and other aspects of such proposal and of this Agreement (including any changes to the financial terms of this Agreement proposed by the Sponsor Entities to the Company in response to such proposal or otherwise).
          (b) Neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to MergerCos), or publicly propose to withdraw (or modify in a manner adverse to MergerCos), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to

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execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than any confidentiality agreement referred to in Section 4.02(a). Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approval and subject to compliance with Section 5.06(b), the Board of Directors of the Company may, if, after consultation with its outside counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (1) make an Adverse Recommendation Change or (2) cause or permit the Company to terminate this Agreement; provided, however, that the Board of Directors of the Company shall not make an Adverse Recommendation Change, and the Company may not terminate this Agreement pursuant to clause (2) above, until after the second business day following MergerCos’ receipt of written notice (a “Notice of Superior Proposal”) from the Company advising MergerCos that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by such Board of Directors and a statement that the Board of Directors of the Company intends to terminate this Agreement pursuant to Section 7.01(f) (it being understood and agreed that (I) any amendment to the financial terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new two business day period and (II) in determining whether to make an Adverse Recommendation Change or to cause or permit the Company to so terminate this Agreement, the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by the Sponsor Entities to the Company in response to a Notice of Superior Proposal or otherwise).
          (c) In addition to the obligations of the Company set forth in Sections 4.02(a) and 4.02(b), the Company shall as promptly as practicable advise MergerCos orally and in writing of the receipt of any Takeover Proposal after the date of this Agreement, the material terms and conditions of any such Takeover Proposal and the identity of the person making any such Takeover Proposal. The Company shall, subject to the fiduciary duties under applicable Law of the Board of Directors of the Company, keep MergerCos reasonably informed of any material developments with respect to any such Takeover Proposal (including any material changes thereto).
          (d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors of the Company determines (after consultation with its outside counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable Law, it being understood, however, that this clause (ii) shall not be deemed to permit the Board of Directors of the Company to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 4.02(b) except, in each case, to the extent permitted by Section 4.02(b).

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ARTICLE V
Additional Agreements
          SECTION 5.01. Preparation of the Proxy Statement; Stockholders’ Meeting. (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement with the assistance and approval of MergerCos (which approval shall not be unreasonably withheld or delayed). The Sponsor Entities shall provide to the Company all information concerning the Sponsor Entities as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments referred to below. The Company shall promptly notify MergerCos upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide MergerCos with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as reasonably practicable following the date of this Agreement. If at any time prior to the Stockholders Meeting there shall occur or be discovered any event or any information relating to the Company, any Sponsor Entity or any of their respective Affiliates, officers or directors that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly prepare (with the assistance and approval of MergerCos (which approval shall not be unreasonably withheld or delayed)) and file with the SEC and, to the extent required by Law, mail to the Company’s stockholders an appropriate amendment or supplement describing such event or information. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide MergerCos a reasonable opportunity to review and to reasonably comment on such document or response.
          (b) The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Stockholder Approval. Subject to the ability of the Board of Directors of the Company to make an Adverse Recommendation Change pursuant to Section 4.02(b), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement.

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          SECTION 5.02. Access to Information; Confidentiality. The Company shall afford to the Sponsor Entities, and to the Sponsor Entities’ officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of its and its Subsidiaries’ properties, books and records, financial and operating data and other information, to those employees of the Company to whom any Sponsor Entity reasonably requests access, and, during such period, the Company shall furnish, as promptly as practicable, to each Sponsor Entity all information concerning its and its Subsidiaries’ business, properties and personnel as such Sponsor Entity may reasonably request (it being agreed, however, that the foregoing shall not permit any Sponsor Entity or any such Representatives to conduct any environmental testing or sampling). Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or contravene any Law or any Contract to which the Company or any of its Subsidiaries is a party (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that does not cause such violation or jeopardization, provided, however, that none of the parties hereto nor any of their Affiliates shall be required to make monetary payments in connection with the foregoing). Except for disclosures expressly permitted by the terms of (a) the confidentiality letter agreement dated as of May 3, 2006, between Bain Capital Partners, LLC and the Company and (b) the confidentiality letter agreement dated May 3, 2006, between Blackstone Management Partners V, LLC (together, as such agreements may be amended from time to time, the “Confidentiality Agreements”) and except for disclosure by the Sponsor Entities reasonably necessary to comply with customary practice in connection with obtaining the Debt Financing, the Sponsor Entities shall hold, and shall cause their respective officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received, directly or indirectly, from the Company or its Representatives in confidence in accordance with the Confidentiality Agreements.
          SECTION 5.03. Reasonable Best Efforts. (a) Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of consents, approvals and waivers from third parties reasonably requested by MergerCos to be obtained in connection with the Merger under the Specified Contracts and Real Property Leases,

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provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any landlord or other person to obtain any such consent, approval or waiver, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (A) take all action necessary to ensure that no state takeover statute is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (B) if any state takeover statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. No party shall voluntarily extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity to delay or not to consummate the Merger or any of the other transactions contemplated by this Agreement except with the prior written consent of the other party (such consent not to be unreasonably withheld or delayed and which reasonableness shall be determined in light of each party’s obligation to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement). Each MergerCo and FinCo hereby agrees that, in the event of any failure to perform or comply with any covenant or agreement set forth in this Agreement by one MergerCo (or FinCo, as applicable), (x) the other MergerCo (or FinCo, as applicable) shall be permitted to cure such failure, including by performing such covenant or agreement on behalf of such first MergerCo (or FinCo, as applicable) and, in the case of a failure by such first MergerCo (or FinCo, as applicable) to perform or comply with its obligations under Section 5.09(a), by obtaining the requisite Financing), and (y) until and unless the other MergerCo (or FinCo, as applicable) shall have effected such cure, it shall be deemed to have failed to perform and comply with its covenants and agreements set forth in this Agreement to the same extent as the first MergerCo (or FinCo, as applicable) has so failed with respect to its covenants and agreements.
          (b) The Company shall retain a nationally recognized investment banking or valuation firm, selected by the Board of Directors of the Company and reasonably acceptable to MergerCos, to render a solvency opinion, customary in scope and substance, as of the Closing to the Board of Directors of the Company.
          SECTION 5.04. Benefit Plans. (a) For a period of two years following the Effective Time, the Surviving Corporation shall either (i) maintain for the benefit of the employees of the Company and its Subsidiaries immediately prior to the Effective Time (the “Company Employees”) the Company Benefit Plans (other than the Company Stock Plans) and Company Benefit Agreements at the benefit levels in effect on the date of this Agreement and provide compensation and benefits to each Company Employee under the Company Benefit Plans or any other employee benefit plans or other

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compensation arrangements of the Surviving Corporation or any of its Subsidiaries that have a value sufficient to replace the value of the compensation and benefits provided to such Company Employee under the Company Stock Plans immediately prior to the Effective Time or (ii) provide compensation and benefits to each Company Employee that, taken as a whole, have a value that is not less favorable in the aggregate (including any value attributable to equity-based compensation) than the benefits provided to such Company Employee immediately prior to the Effective Time.
          (b) Without limiting the generality of Section 5.04(a), from and after the Effective Time, the Surviving Corporation shall honor and continue during the two-year period following the Effective Time or, if sooner, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, retention, termination and cash incentive compensation plans, policies, programs, agreements or arrangements (including (i) any change in control severance agreement between the Company and any Company Employee, (ii) the Change in Control Severance Plan I, (iii) the Change in Control Severance Plan II, (iv) the Change in Control Bonus Program, (v) the Fiscal Year 2006 Bonus Enhancement Program and (vi) the Fiscal Year 2006 MIK Power Bonus Plan), in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law.
          (c) Without limiting the generality of Sections 5.04(a) and 5.04(b), during the two-year period following the Effective Time or, if sooner, until all obligations thereunder have been satisfied, the Surviving Corporation shall (i) honor and continue the cash incentive compensation plans maintained by the Company and its Subsidiaries at the Effective Time (the “Incentive Plans”) pursuant to their respective terms as in effect at the Effective Time with respect to all performance periods thereunder commencing prior to and ending after the Effective Time and (ii) at the times prescribed by the Incentive Plans as in effect at the Effective Time, make payments to the Company Employees in accordance with the applicable terms of the Incentive Plans as in effect at the Effective Time.
          (d) With respect to any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by the Surviving Corporation or any of its Affiliates (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with the Surviving Corporation or its Affiliates; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.
          (e) The Surviving Corporation shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting

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periods under any welfare benefit plan maintained by the Surviving Corporation or any of its Affiliates in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. The Surviving Corporation shall recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.
          SECTION 5.05. Indemnification, Exculpation and Insurance. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Certificate of Incorporation, the Company Bylaws, the organizational documents of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries (in each case, as in effect on the date hereof or, with respect to any indemnification agreement entered into after the date hereof, to the extent the terms thereof are no more favorable in any material respect to the Indemnified Party that is the beneficiary thereof than the terms of any indemnification agreement included as an exhibit in the Filed SEC Documents) shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.
          (b) Without limiting Section 5.05(a) or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), whether civil, criminal or administrative in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company is or is threatened to be, made a party in his or her capacity as a director or officer of the Company, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by Law, each such Indemnified Party in his or her capacity as a director or officer of the Company or any of its Subsidiaries, or any of their respective predecessors, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim, arising

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out of, or pertaining to (i) the fact that such an Indemnified Party was a director (including in a capacity as a member of any board committee) or officer of the Company, any of its Subsidiaries or any of their respective predecessors, or a fiduciary with respect to any employee benefit plan maintained by any of the foregoing, prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. The Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder. The Surviving Corporation’s obligations under this Section 5.05(b) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.
          (c) The Surviving Corporation shall obtain, at the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement. In the event the Surviving Corporation is unable to obtain such “tail” insurance policies, then, for a period of six years from the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that the Surviving Corporation may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any Indemnified Party; provided further, however, that in satisfying its obligation under this sentence the Surviving Corporation shall not be obligated to pay for coverage for any 12-month period aggregate premiums for insurance in excess of 250% of the amount paid by the Company for coverage for the period of 12 months beginning on June 1 most recently commenced prior to the date of this Agreement, it being understood and agreed that the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for such amount.
          (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, or is dissolved, then, and in each such case, the Surviving Corporation shall cause proper

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provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.05.
          (e) The provisions of this Section 5.05 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
          SECTION 5.06. Fees and Expenses. (a) Except as provided in Section 5.06(b), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, including the Financing, shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
          (b) In the event that (i) this Agreement is terminated by (A) MergerCos pursuant to Section 7.01(e) or (B) the Company pursuant to Section 7.01(f) or (ii) (A) after the date of this Agreement, a Takeover Proposal shall have been publicly made to the Company generally or shall have been made directly to the stockholders of the Company or shall have otherwise become publicly known, (B) thereafter, this Agreement is terminated by either MergerCos or the Company pursuant to Section 7.01(b)(i) (but only if the Stockholders’ Meeting has not been held) or Section 7.01(b)(iii) and (C) within twelve months after such termination, the Company enters into a definitive agreement to consummate or consummates, the transactions contemplated by any Takeover Proposal, then the Company shall pay to MergerCos an aggregate amount equal to $120.0 million (the “Termination Fee”) by wire transfer of same-day funds (1) in the case of a payment required by clause (i)(A) above, as promptly as practicable (and, in any event, within two business days) following the date of termination of this Agreement, (2) in the case of payment required by clause (i)(B) above, concurrently with such termination, and (3) in the case of a payment required by clause (ii) above, on the date the Company enters into a definitive agreement to consummate any Takeover Proposal referred to in clause (ii)(C). For purposes of this Section 5.06(b), the term “Takeover Proposal” shall have the meaning assigned to such term in Section 4.02(b), except that all references to 20% therein shall be deemed to be references to 50%.
          (c) In the event that this Agreement is terminated by the Company pursuant to Section 7.01(g), then the Sponsor Entities shall pay to the Company an aggregate amount equal to $200.0 million (the “Sponsor Termination Fee”) as promptly as reasonably practicable (and, in any event, within two business days following such termination) by wire transfer of same-day funds.
          (d) Notwithstanding anything to the contrary in this Agreement, (i) if in the circumstances in which the Sponsor Entities become obligated to pay the Sponsor Termination Fee, none of the Sponsor Entities are otherwise in breach of this Agreement such that (but for the Sponsor Entities’ failure to satisfy their obligations under Section 1.02) the conditions set forth in Section 6.03(a) and 6.03(b) would otherwise be satisfied (any such event, a “Non-Breach Financing Failure”), then the Company’s termination of this Agreement pursuant to Section 7.01(g) and receipt of payment of the Sponsor

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Termination Fee pursuant to Section 5.06(c) shall be the sole and exclusive remedy of the Company and its Subsidiaries against the Sponsor Entities and any of their respective former, current or future general or limited partners, members or stockholders or against any of their respective former, current or future directors, officers, employees, Affiliates, general or limited partners, stockholders, managers, members or agents (each a “Specified Person”) for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by the Sponsor Entities and the failure of the Merger to be consummated, and upon payment of the Sponsor Termination Fee in accordance with Section 5.06(c), none of the Sponsor Entities or any of their respective Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, and (ii) in no event, whether or not this Agreement shall have been terminated, shall the Company and its Subsidiaries, as a group, on the one hand, or the Sponsor Entities and the Funds, as a group, on the other, be subject to monetary damages in excess of $600.0 million in the aggregate for each such group, respectively, for all losses and damages (including, in the case of the Company, lost stockholder premium) arising from or in connection with breaches by the Sponsor Entities, on the one hand, or the Company, on the other, of their respective representations, warranties, covenants and agreements contained in this Agreement or arising from any other claim or cause of action, and none of the Company, the Sponsor Entities, the Funds or any of their respective Specified Persons shall have any further liability or obligation to the other parties or otherwise relating to or arising out of this Agreement or the transactions contemplated hereby, other than for fraud. The parties acknowledge and agree that nothing in this Section shall be deemed to affect their right to specific performance under Section 8.10.
          (e) Each of the Company and the Sponsor Entities acknowledges and agrees that the agreements contained in this Section 5.06 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor the Sponsor Entities would have entered into this Agreement. If the Company or the Sponsor Entities, as the case may be, fail promptly to pay the fees due pursuant to this Section 5.06 when due, and, in order to obtain such payment, the Sponsor Entities or the Company commence a suit that results in a judgment against the other party for any such fee, the Company or the Sponsor Entities, as the case may be, shall pay to the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the applicable fees due pursuant to this Section 5.06 from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
          SECTION 5.07. Public Announcements. The Sponsor Entities and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Financing, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court

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process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 4.02. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.
          SECTION 5.08. Stockholder Litigation. The Company shall give MergerCos the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without MergerCos’ prior written consent (such consent not to be unreasonably withheld or delayed).
          SECTION 5.09. Financing. (a) Each of the Sponsor Entities shall use, and shall cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Financing Commitments, including, in the case of the Debt Financing, reasonable best efforts (i) to negotiate and enter into the definitive agreements with respect thereto on the terms and conditions contained in the Debt Financing Commitments (or on other terms acceptable to FinCos, provided such terms do not contain any conditions to funding on the Closing Date that are not set forth in the Debt Financing Commitments and would not otherwise reasonably be expected to impair or delay the consummation of the Debt Financing), (ii) to satisfy (or cause its Affiliates to satisfy) on a timely basis all conditions applicable to the Sponsor Entities (or their Affiliates) set forth therein that are within the control of any of the Sponsor Entities (or such Affiliates) and (iii) to consummate the Debt Financing contemplated by the Debt Commitment Letter at the Closing, including using its reasonable best efforts to cause the lenders and the other persons providing such Debt Financing to fund the Debt Financing required to consummate the Merger at the Closing (including by taking enforcement action to cause such lenders and other persons providing such Debt Financing to fund such Debt Financing). In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Financing Commitments, FinCos shall promptly notify the Company, and the Sponsor Entities shall use their reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, any such portion from alternative sources (“Alternative Financing”) on terms that will still enable the Sponsor Entities to consummate the transactions contemplated by this Agreement and that are not less favorable in the aggregate (as determined by FinCos in their reasonable judgment) to the Sponsor Entities and the Company than those contained in the Debt Financing Commitments. FinCos shall deliver to the Company true and complete copies of all agreements (excluding any fee letters and engagement letters which, by their terms are confidential, except to the extent any such letters contain conditions to the consummation of the Debt Financing (including pursuant to so-called “flex” provisions)) pursuant to which any such alternative source shall have committed to provide FinCos or the Surviving Corporation with any portion of the Debt Financing. In the event that (i) all or any portion of the high yield financing described in the Debt Financing Commitments has not been consummated, (ii) all closing conditions contained in Article VI shall have been

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satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or (to the extent permitted by Law) waiver of those conditions) and (iii) the bridge financing described in the Debt Financing Commitments (or Alternative Financing obtained in accordance with this Section 5.09(a)) is available on the terms and conditions set forth in the Debt Financing Commitments (or a replacement thereof as contemplated by this Section 5.09(a)), then the Sponsor Entities shall borrow under and use, or shall cause the Surviving Corporation to borrow under and use, such bridge financing (or such Alternative Financing) in lieu of the high yield financing no later than the last day of the Marketing Period. For purposes of this Agreement, the “Marketing Period” shall mean the first period of 30 consecutive days following the later of (i) Stockholder Approval and (ii) September 4, 2006, (A) throughout which (1) FinCos shall have the Required Financial Information and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.02 not to be satisfied assuming the Closing were to be scheduled for any time during such consecutive 30-day period and (B) at the end of which the conditions set forth in Section 6.01 shall be satisfied; provided, however, that if the Marketing Period shall not have commenced prior to November 1, 2006, as a result of the failure of the condition set forth in clause (A)(1) above to have been satisfied, then, subject to the Company having complied as of the first day of the Marketing Period with its obligations under Section 5.09(b) to use its reasonable best efforts to provide the Required Financial Information, the Marketing Period shall be the first period of 30 consecutive days after November 1, 2006, (x) throughout which (1) FinCos shall have the Core Required Financial Information (as defined below) and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.02 not to be satisfied assuming the Closing were to be scheduled for any time during such consecutive 30-day period and (B) at the end of which the conditions set forth in Section 6.01 shall be satisfied, and provided further, however, that if the financial statements included in the Required Financial Information or the Core Required Financial Information, as the case may be, that is available to FinCos on the first day of any such 30-day period would be “stale”, within the meaning of Rule 3-12 of Regulation S-X, on any day during such 30-day period if a registration statement using such financial statements were to be filed with the SEC on such date, then a new 30-day period shall commence. For purposes of this Agreement, the term “Core Required Financial Information” means all financial statements for a high-yield financing during the Marketing Period of the type required in a registered offering by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 of Regulation S-X) that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act, and, in the case of the annual financial statements, the auditors’ report thereon. Each of the Sponsor Entities shall refrain (and shall use its reasonable best efforts to cause its Affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Financing Commitments or in any definitive agreement related to the Financing. None of the Sponsor Entities shall agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing Commitments or the definitive agreements relating to the Financing, in each case, without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed),

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except (i) in the case of the Equity Financing Commitment, as provided therein, and (ii) in the case of the Debt Financing Commitment, as would not contain any conditions to funding on the Closing Date that are not set forth in the Debt Financing Commitment and would not otherwise reasonably be expected to impair or delay the consummation of the Debt Financing (it being understood that, subject to the requirements of this clause (ii), such amendment, supplement or modification of the Debt Financing Commitments may provide for the assignment of a portion of the Debt Financing Commitment to additional agents or arrangers and granting such persons approval rights with respect to certain matters as are customarily granted to additional agents or arrangers). FinCos shall keep the Company reasonably informed of the status of their efforts to obtain the Debt Financing.
          (b) The Company shall provide, shall cause its Subsidiaries to provide and shall use its reasonable best efforts to cause its and their Representatives to provide such reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by FinCos, including (i) participation in meetings, drafting sessions, presentations, road shows and due diligence, (ii) using reasonable best efforts to furnish FinCos and the financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by FinCos to consummate the Debt Financing, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 of Regulation S-X) and of type and form customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act (collectively, the “Required Financial Information”), (iii) assisting FinCos and the financing sources in the preparation of (A) offering documents and other informational and marketing materials and documents for any portion of the Debt Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of FinCos and the financing sources for any portion of the Debt Financing, (v) reasonably facilitating the pledging of collateral and execution and delivery of definitive financing documents and customary deliverables and (vi) using reasonable best efforts to obtain accountants’ comfort letters, accountants’ consent letters, legal opinions, surveys and title insurance as reasonably requested by FinCos; provided that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability in connection with the Debt Financing prior to the Effective Time; and provided further that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. FinCos shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation. FinCos shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries from and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith.

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ARTICLE VI
Conditions Precedent
          SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:
          (a) Stockholder Approval. The Stockholder Approval shall have been obtained.
          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.
          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Federal or state court of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting the consummation of the Merger.
          SECTION 6.02. Conditions to Obligations of the Sponsor Entities. The obligations of the Sponsor Entities to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by MergerCos (on behalf of themselves and FinCos) at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, provided, however, that, notwithstanding the foregoing, the representations and warranties contained in Section 3.01(c) (Capital Structure), other than the last sentence thereof, and the first four sentences of Section 3.01(d) (Authority; Noncontravention) shall be true and correct in all material respects. The Sponsor Entities shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect.
          (b) Performance of Obligations of the Company. The Company shall have, in all material respects, performed or complied with all material obligations required to be performed or complied with by it under this Agreement by the time of the Closing, and the Sponsor Entities shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect.

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          SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Sponsor Entities set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Sponsor Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Sponsor Material Adverse Effect. The Company shall have received a certificate to such effect signed on behalf of each Sponsor Entity by an executive officer thereof.
          (b) Performance of Obligations of the Sponsor Entities. The Sponsor Entities shall have, in all material respects, performed or complied with all material obligations required to be performed or complied with by them or any of them under this Agreement by the time of the Closing, and the Company shall have received a certificate to such effect signed on behalf of each Sponsor Entity by an executive officer thereof.
          SECTION 6.04. Frustration of Closing Conditions. None of the Company or the Sponsor Entities may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s (or, in the case of any Sponsor Entity, any other Sponsor Entity) failure to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, including the Financing, as required by and subject to Sections 5.03 and 5.09.
ARTICLE VII
Termination, Amendment and Waiver
          SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:
          (a) by mutual written consent of MergerCos and the Company;
          (b) by either MergerCos or the Company:
      (i) if the Merger shall not have been consummated on or before December 19, 2006 (such date, as it may be extended pursuant to the immediately following proviso, the “Outside Date”); provided however, that if the Closing

44

shall not have occurred prior to such date solely as a result of the failure of the Marketing Period to have been completed prior to such date, then the Outside Date shall be extended to March 31, 2007; provided further, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the failure of such party (or in the case of MergerCos, any other Sponsor Entity) to perform any of its obligations under this Agreement, the failure to act in good faith or the failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, including the Financing, as required by and subject to Sections 5.03 and 5.09, has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;
          (ii) if any Restraint having any of the effects set forth in Section 6.01(c) shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint; or
          (iii) if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;
          (c) by MergerCos, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (ii) is incapable of being cured prior to the Outside Date; provided that MergerCos shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if any Sponsor Entity is then in material breach of any of its representations, warranties, covenants or agreements hereunder;
          (d) by the Company, if any Sponsor Entity shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured prior to the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;
          (e) by MergerCos, in the event that an Adverse Recommendation Change shall have occurred;
          (f) by the Company, in accordance with Section 4.02(b); or
          (g) by the Company, if (i) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and (ii) on or after the last day of the

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Marketing Period neither FinCos nor the Surviving Corporation shall have received the proceeds of the Debt Financing.
          SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or MergerCos as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or any Sponsor Entity, other than the provisions of the last sentence of Section 5.02, Section 5.06, this Section 7.02 and Article VIII, which provisions shall survive such termination; provided, however, that, subject to such provisions, any such termination shall not relieve the Company or any Sponsor Entity from liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
          SECTION 7.03. Amendment. This Agreement may be amended by the Company and MergerCos (on behalf of themselves and FinCos) at any time before or after receipt of the Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No provision of this Agreement requiring any party to use reasonable best efforts or to act in good faith in any context shall be interpreted to require a party, as part of such party’s duty to use reasonable best efforts or to act in good faith in the context in question, to waive any condition to the obligations of such party hereunder or to refrain from exercising any right or power such party may have hereunder.
          SECTION 7.05. Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of MergerCos and the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee of its Board of Directors to the extent permitted by Law. For the avoidance of doubt, any termination of this Agreement by MergerCos pursuant to Section 7.01 shall require action by each of the MergerCos.

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ARTICLE VIII
General Provisions
          SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
          SECTION 8.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          if to any MergerCo or FinCo, to it:
c/o Bain Capital, LLC
111 Huntington Avenue
Boston, MA 02199
Fax: (617) 516-2010
Attention: Matthew S. Levin
                 Todd M. Cook
and
c/o Blackstone Management Associates V, LLC
345 Park Avenue, 31st Floor
New York, NY 10154
Fax: (212) 583-5712
Attention: Michael Chae
                 Matthew S. Kabaker
with a copy to:
Ropes & Gray LLP
One International Place
Boston, MA 02110
Fax No.: (617) 951-7050
Attention: David C. Chapin, Esq.
                 R. Newcomb Stillwell, Esq.
          if to the Company, to:
Michaels Stores, Inc.

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8000 Bent Branch Drive
Irving, TX 75261
Fax No.: (972) 409-1901
Attention: Jeffrey N. Boyer
                 Mark V. Beasley, Esq.
with a copy to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Fax No.: (212) 474-3700
Attention: Robert I. Townsend, III, Esq.
                 James C. Woolery, Esq.
          SECTION 8.03. Definitions. For purposes of this Agreement:
          (a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;
          (b) “business day” means any day on which banks are not required or authorized to be closed in the City of New York;
          (c) “Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to the Sponsor Entities;
          (d) “Knowledge” means (i) with respect to the Company, the actual knowledge, of any of the persons set forth in Section 8.03(d) of the Company Disclosure Letter and (ii) with respect to the Sponsor Entities, the actual knowledge of any of the officers of any of the Sponsor Entities;
          (e) “Material Adverse Effect” means any change, effect, event, occurrence or state of facts that (i) is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) prevents or materially impedes, interferes with, hinders or delays beyond the Outside Date the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, in each case, other than any change, effect, event, occurrence or state of facts (A) relating to economic, financial market or geopolitical conditions in general, (B) relating to changes in Law or applicable accounting regulations or principles or interpretations thereof, (C) relating to the specialty retail industry generally, to the extent such change, effect, event, occurrence or state of fact does not materially, disproportionately impact the Company and its Subsidiaries, taken as a whole, (D) consisting of any change in the Company’s stock price or trading volume, in and of itself, or any failure, in and of itself, by the Company to meet published revenue or earnings

48

projections (it being understood that the facts or occurrences giving rise or contributing to such change or failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect, and it being further understood that any such change or failure may be taken into account in determining whether the facts or occurrences giving rise or contributing to such change or failure are materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole), (E) relating to any outbreak or escalation of hostilities or war or any act of terrorism, and (F) relating to the announcement of this Agreement and the transactions contemplated hereby and performance of and compliance with the terms of this Agreement;
          (f) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;
          (g) “Sponsor Material Adverse Effect” means any change, effect, event, occurrence or state of facts that prevents or materially impedes, interferes with, hinders or delays beyond the Outside Date the consummation by the Sponsor Entities of the Merger or the other transactions contemplated by this Agreement; and
          (h) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.
          SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and

49

instruments incorporated therein. References to a person are also to its permitted successors and assigns. Any document, information or access provided or made available by or on behalf of the Company to one of the Sponsor Entities shall be deemed, for purposes of this Agreement, to have been provided or made available to each of the Sponsor Entities. In the event consent or approval of MergerCos is required pursuant to the terms of this Agreement and one MergerCo has provided such consent or approval, then any withholding or delay of such consent or approval by the other MergerCo shall be deemed unreasonable.
          SECTION 8.05. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.
          SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
          SECTION 8.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) together with the Confidentiality Agreements, the Equity Commitments and the Guarantees, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties and their affiliates with respect to the subject matter hereof and thereof, it being understood that each of the Confidentiality Agreements, the Equity Commitments and the Guarantees shall survive the execution and delivery of this Agreement, and (b) except for the provisions of Sections 2.02(b) and 5.05, is not intended to confer upon any person other than the parties hereto any legal or equitable rights or remedies.
          SECTION 8.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
          SECTION 8.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, provided, however, that each of the Sponsor Entities may assign all of its rights hereunder to its lenders and debt providers for collateral security purposes only. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
          SECTION 8.10. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is

50

accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or any Federal court sitting in the State of Delaware, this being in addition, subject to Section 5.06 and the provisions of the Guarantees and the Equity Financing Commitments, to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). For the avoidance of doubt, the parties agree that in the event of a Non-Breach Financing Failure, the Company’s sole remedy shall be the payment of the Sponsor Termination Fee.
          SECTION 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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          IN WITNESS WHEREOF, Bain MergerCo, Blackstone MergerCo, Bain FinCo, Blackstone FinCo and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BAIN PASTE MERGERCO, INC.,

by	/s/ Matthew S. Levin
Name: Matthew S. Levin
Title: President

BLACKSTONE PASTE MERGERCO, INC.,

by	/s/ Michael Chae
Name: Michael Chae
Title: President

BAIN PASTE FINCO, LLC,

by	/s/ Matthew S. Levin
Name: Matthew S. Levin
Title: President

BLACKSTONE PASTE FINCO, LLC,

by	/s/ Michael Chae
Name: Michael Chae
Title: President

MICHAELS STORES, INC.,

by	/s/ Jeffrey N. Boyer
Name: Jeffrey N. Boyer
Title: President and Chief
Financial Officer

by	/s/ Gregory A. Sandfort
Name: Gregory A. Sandfort
Title: President and Chief
Operating Officer

Index of Defined Terms

Term
Adverse Recommendation Change	Section 4.02(b)
Affiliate	Section 8.03(a)
Agreement	Preamble
Alternative Financing	Section 5.09(a)
Annual Amount	Section 5.05(c)
Appraisal Shares	Section 2.01(d)
Bain FinCo	Preamble
Bain Fund	Preamble
Bain Limited Guaranty	Preamble
Bain MergerCo	Preamble
Blackstone Limited Guaranty	Preamble
Blackstone FinCo	Preamble
Blackstone Fund	Preamble
Blackstone MergerCo	Preamble
business day	Section 8.03(b)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Claim	Section 5.05(b)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(h)
Company	Preamble
Company 401(k) Plan	Section 3.01(c)
Company Benefit Agreement	Section 3.01(l)(vii)
Company Benefit Plan	Section 3.01(l)(vii)
Company Bylaws	Section 1.05(b)
Company Certificate of Incorporation	Section 1.05(a)
Company Common Stock	Recitals
Company Disclosure Letter	Section 8.03(c)
Company DRIP	Section 3.01(c)
Company Employees	Section 5.04(a)
Company Pension Plan	Section 3.01(l)(i)
Company Preferred Stock	Section 3.01(c)
Company Restricted Stock	Section 3.01(c)
Company Stock Options	Section 3.01(c)
Company Stock Plans	Section 3.01(c)
Confidentiality Agreements	Section 5.02
Contract	Section 3.01(d)
Core Required Financial Information	Section 5.09(a)
Debt Financing	Section 3.02(d)
Debt Financing Commitments	Section 3.02(d)

Term
DGCL	Section 1.01
Effective Time	Section 1.03
Environmental Claims	Section 3.01(j)(ii)
Environmental Law	Section 3.01(j)(ii)
Equity Financing	Section 3.02(d)
Equity Financing Commitments	Section 3.02(d)
ERISA	Section 3.01(l)(vii)
ESPP	Section 3.01(c)
Exchange Act	Section 3.01(d)
Exchange Fund	Section 2.02(a)
Filed SEC Documents	Section 3.01
Financing	Section 3.02(d)
Financing Commitments	Section 3.02(d)
Funds	Preamble
GAAP	Section 3.01(e)
Governmental Entity	Section 3.01(d)
Guarantees	Preamble
Hazardous Materials	Section 3.01(j)(ii)
HSR Act	Section 3.01(d)
Incentive Plans	Section 5.04(c)
Indebtedness	Section 4.01(a)(ix)
Indemnified Party	Section 5.05(a)
Intellectual Property Rights	Section 3.01(o)
Judgment	Section 3.01(e)
Knowledge	Section 8.03(d)
Law	Section 3.01(d)
Leased Real Property	Section 3.01(n)(ii)
Liens	Section 3.01(b)
Marketing Period	Section 5.09(a)
Material Adverse Effect	Section 8.03(e)
Merger	Recitals
Merger Consideration	Section 2.01(c)
MergerCos	Preamble
Multiemployer Plan	Section 3.01(l)(vii)
Non-Breach Financing Failure	Section 5.06(d)
Notice of Superior Proposal	Section 4.02(b)
Option Amount	Section 2.03(a)
Outside Date	Section 7.01(b)(i)
Owned Real Property	Section 3.01(n)(i)
Paying Agent	Section 2.02(a)
Permits	Section 3.01(j)(i)
Permitted Liens	Section 3.01(n)(iii)
person	Section 8.03(f)

Term
Proxy Statement	Section 3.01(d)
Real Property Leases	Section 3.01(n)(ii)
Real Property Subleases	Section 3.01(n)(v)
Release	Section 3.01(j)(ii)
Representatives	Section 4.02(a)
Required Financial Information	Section 5.09(b)
Restraints	Section 6.01(c)
SEC	Section 3.01
SEC Documents	Section 3.01(e)
Section 262	Section 2.01(d)
Securities Act	Section 3.01(e)
Specified Contract	Section 3.01(i)
Specified Person	Section 5.06(d)
Sponsor Entities	Preamble
Sponsor Material Adverse Effect	Section 8.03(g)
Sponsor Termination Fee	Section 5.06(c)
Stockholder Approval	Section 3.01(q)
Stockholders’ Meeting	Section 5.01(b)
Subsidiary	Section 8.03(h)
Superior Proposal	Section 4.02(a)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(a)
tax return	Section 3.01(m)(v)
taxes	Section 3.01(m)(v)
Termination Fee	Section 5.06(b)
Voting Company Debt	Section 3.01(c)

ANNEX B
FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER
     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of this 1st day of September, 2006, among Bain Paste Mergerco, Inc., a Delaware corporation (“Bain MergerCo”), Blackstone Paste Mergerco, Inc., a Delaware corporation (“Blackstone MergerCo” and, together with Bain MergerCo, “MergerCos”), Bain Paste Finco, LLC, a Delaware limited liability company (“Bain FinCo”), Blackstone Paste Finco, LLC, a Delaware limited liability company (“Blackstone FinCo” and, together with Bain Finco, “FinCos”; MergerCos and Fincos, collectively, the “Sponsor Entities”), and Michaels Stores, Inc., a Delaware corporation (the “Company”).
     WHEREAS, the Sponsor Entities and the Company entered into a certain Agreement and Plan of Merger, dated as of June 30, 2006 (the “Merger Agreement”);
     WHEREAS, pursuant to the terms of the Merger Agreement the Company and the Sponsor Entities have agreed to use their reasonable best efforts to assist and cooperate with the other parties to the Merger Agreement in doing all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement;
     WHEREAS, the Sponsor Entities have requested the Company to enter into this Amendment in order to facilitate the consummation by the Sponsor Entities of the Merger and the other transactions contemplated by the Merger Agreement; and
     WHEREAS, the Equity Financing Commitments remain in full force and effect, notwithstanding the execution and delivery of this Amendment, and the Funds are obligated, subject to the terms and conditions of the Equity Financing Commitments, to provide the full amount of the equity contribution set forth therein, notwithstanding that, following the effectiveness of this Amendment, (i) the Rollover Shares will not be paid the Merger Consideration but will continue to be outstanding as shares of the Surviving Corporation Common Stock and (ii) the Rollover Options will not be converted into the right to receive cash but will continue to be outstanding as options to acquire shares of the Surviving Corporation Common Stock.
     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
     1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.
     2. Amendment of Merger Agreement. Effective as of the date hereof, the Merger Agreement is hereby amended as follows:

     2.1. Amendment of First Recital. The first recital to the Merger Agreement is hereby amended and restated in its entirety as follows:
          “WHEREAS, the Board of Directors of the Company and each MergerCo has approved and declared advisable, and the Board of Managers of each Finco has approved, this Agreement and the merger of each MergerCo with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.10 per share, of the Company (“Company Common Stock”), other than (a) shares of Company Common Stock directly owned by the Company, as treasury stock, or by any Sponsor Entity, (b) the Appraisal Shares and (c) the Rollover Shares will be converted into the right to receive $44.00 in cash ;”
     2.2. Amendment of Section 2.01(a). Section 2.01(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:
          “(a) Capital Stock of MergerCos. Each share of capital stock of each MergerCo (the “MergerCo Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the common stock, par value $0.10 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”).”
     2.3. Amendment of Section 2.01(c). Section 2.01(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:
          “(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Restricted Stock, but excluding (i) shares to be canceled in accordance with Section 2.01(b), (ii) except as provided in Section 2.01(d), the Appraisal Shares and (iii) the Rollover Shares) shall be converted into the right to receive $44.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends declared in accordance with Section 4.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder.”
     2.4. Addition of Section 2.01(e). A new Section 2.01(e) is hereby added to the Merger Agreement as follows:
          “(e) Rollover Shares. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and that (i) is owned, beneficially or of record, by any person that is a party to the Rollover Agreement, in the form previously agreed upon by the Company and MergerCos (a “Non-Employee Rollover Agreement”), or, with respect to any person that is an employee of the Company or any of its Subsidiaries, an Employee Rollover Agreement, in the form to be agreed upon by the Company and MergerCos (an “Employee Rollover Agreement”), and (ii) is contemplated by any Non-Employee Rollover Agreement or any Employee Rollover Agreement, as the case may be, to continue outstanding as a share of the Surviving Corporation Common Stock (a “Rollover Share”), shall remain outstanding as a validly issued, fully paid and nonassessable share of the Surviving Corporation Common Stock.”
     2.5. Amendment of Section 2.02. Section 2.02 of the Merger Agreement is hereby amended and restated in its entirety as follows:
          “SECTION 2.02. Exchange Fund. (a) Paying Agent. Prior to the Closing Date, the Sponsor Entities shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and the Option Amounts in accordance with this Article II and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, the Sponsor Entities shall deposit, or shall cause the Surviving Corporation to deposit, with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration and the aggregate Option Amount, in each case as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”).
          (b) Certificate Exchange Procedures. As promptly as practicable after the Effective Time, but in any event within two business days thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II and any dividends declared in accordance with Section 4.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.
          (c) Surrender of Rollover Shares and MergerCo Shares. Each holder of a certificate representing the Rollover Shares or the MergerCo Shares, upon surrender to the Surviving Corporation of such certificate and such other documents as may reasonably be required by the Surviving Corporation, shall be entitled to receive a certificate or certificates representing the number of shares of Surviving Corporation Common Stock to which such holder is entitled pursuant to Section 2.01(a) or 2.01(e), as applicable, and the certificates so surrendered shall forthwith be canceled.
          (d) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay all dividends that may have been declared by the Company in accordance with Section 4.01(a) and that remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the close of business on the day on which the Effective Time occurs, any Certificate or any certificate representing any Rollover Shares is presented to the Surviving Corporation for transfer, it shall be canceled and exchanged as provided in this Article II.
          (e) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for 12 months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.
          (f) No Liability. None of the Company, the Surviving Corporation, the Sponsor Entities or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, Federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (g) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid solely to the Surviving Corporation. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration or any holder of a Company Stock Option to receive the Option Amount, in each case as provided herein.
          (h) Lost Certificates. If any Certificate or certificate representing any Rollover Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond or surety in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, (i) the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto or (ii) the Surviving Corporation shall issue a certificate or certificates representing the number of shares of Surviving Corporation Common Stock as provided in Section 2.01(e) represented by such lost, stolen or destroyed certificate representing Rollover Shares.
          (i) Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holder of a Company Stock Option such amounts as the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Company Stock Option, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.”
     2.6. Amendment of Section 2.03(a). Section 2.03(a) of the Merger Agreement is hereby amended by inserting “(other than the Rollover Options)” after the first reference therein to “Company Stock Options”.
     2.7. Addition of Section 2.03(c). A new Section 2.03(c) is hereby added to the Merger Agreement as follows:

          “(c) Rollover Options. Each unexercised Company Stock Option that is outstanding immediately prior to the Effective Time and that (i) is held by any person that is a party to an Employee Rollover Agreement and (ii) is contemplated by such Employee Rollover Agreement to remain outstanding as an option to acquire shares of the Surviving Corporation Common Stock (a “Rollover Option”) shall not be converted into the right to receive cash pursuant to Section 2.03(a) and shall remain outstanding as an option to acquire shares of the Surviving Corporation Common Stock, with such changes thereto as are described in such Employee Rollover Agreement.”
     2.8. Amendment of Section 5.09(a). Section 5.09(a) of the Merger Agreement is hereby amended by inserting the following sentence at the end thereof:
          “MergerCos shall take all actions to ensure that each Rollover Share represents, immediately after the Effective Time, value per share equivalent to the Merger Consideration and, in furtherance of the foregoing, that portion of the shares of the Surviving Corporation Common Stock issued and outstanding immediately after the Effective Time equal to a quotient obtained by dividing $44.00 by the aggregate amount of the equity financing of the Merger (including the Rollover Shares, valued at the Merger Consideration) and the other transactions contemplated hereby.”
     3. No Breach by the Company. Each of the Sponsor Entities hereby agrees that no representation or warranty of the Company set forth in the Merger Agreement shall be deemed to be inaccurate, whether as of the date of the Merger Agreement or as of the Closing Date, and no covenant or agreement of the Company set forth in the Merger Agreement shall be deemed to be breached, in each case, as a result of the Company having entered into, or contemplating entering into, any Non-Employee Rollover Agreement or any Employee Rollover Agreement.
     4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     5. Counterparts. This Amendment may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     6. Effect of this Amendment; No Other Modifications. From and after the date of this Amendment, all references in the Merger Agreement to “this Agreement”, “hereof”, “herein”, “hereunder” and words or expressions of similar import shall be deemed to be references to the Merger Agreement as amended by this Agreement, provided that, for the avoidance of doubt, all references to the “date hereof”, the “date of this Agreement” and words and expressions of similar import shall refer to June 30, 2006. Except as amended hereby, the terms and conditions of the Merger Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, Bain MergerCo, Blackstone MergerCo, Bain FinCo, Blackstone FinCo and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BAIN PASTE MERGERCO, INC.

By:	/s/ Matthew S. Levin
Name: Matthew S. Levin
Title: President

BLACKSTONE PASTE MERGERCO, INC.

By:	/s/ Matthew S. Kabaker
Name: Matthew S. Kabaker
Title: Vice President, Secretary & Treasurer

BAIN PASTE FINCO, LLC

By:	/s/ Matthew S. Levin
Name: Matthew S. Levin
Title: President

BLACKSTONE PASTE FINCO, LLC

By:	/s/ Matthew S. Kabaker
Name: Matthew S. Kabaker
Title: Vice President, Secretary & Treasurer

MICHAELS STORES, INC.

By:	/s/ Jeffrey N. Boyer
Name: Jeffrey N. Boyer
Title: President and Chief Financial Officer

ANNEX C
June 30, 2006
The Board of Directors
Michaels Stores, Inc.
8000 Bent Branch Drive
Irving, Texas 75063
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.10 per share (the “Company Common Stock”), of Michaels Stores, Inc. (the “Company”) of the consideration to be received by such holders in the proposed merger (the “Merger”) of the Company with BAIN PASTE MERGERCO, INC., a Delaware corporation (“Bain MergerCo”) and BLACKSTONE PASTE MERGERCO, INC., a Delaware corporation (“Blackstone MergerCo” and, together with Bain MergerCo, the “MergerCos”). Pursuant to the Agreement and Plan of Merger, dated as of June 30, 2006 (the “Agreement”), among the Company, the MergerCos, BAIN PASTE FINCO, LLC, a Delaware limited liability company (“Bain FinCo”), and BLACKSTONE PASTE FINCO, LLC, a Delaware limited liability company (“Blackstone FinCo” and, together with Bain FinCo, the “FinCos”; the MergerCos and the FinCos, collectively, the “Sponsor Entities”), each MergerCo will merge with and into the Company, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by any Sponsor Entity and other than Appraisal Shares (as defined in the Agreement), will be converted into the right to receive $44.00 per share in cash.
In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
J.P. Morgan Securities Inc. • 277 Park Avenue, New York, NY 10172

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the MergerCos under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger.
We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We acted as joint lead arranger and bookrunner of the Company’s revolving credit facility in October 2005 and our commercial bank affiliate is a lender thereunder. In addition, we and our affiliates have provided a variety of services to affiliates of the Sponsor Entities, Bain Capital and The Blackstone Group, and their respective affiliates. All such services were performed for customary compensation. In addition, we and our affiliates offered financing terms to potential acquirors of the Company (including Bain Capital and The Blackstone Group and their affiliates) and may arrange and/or provide financing of the Merger consideration for the Sponsor Entities, Bain Capital and The Blackstone Group and their respective affiliates. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or affiliates of Bain Capital or The Blackstone Group for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities. We and certain of our affiliates and certain of our and their respective employees and certain private investment funds affiliated or associated with us have invested in private equity funds managed or advised by The Blackstone Group.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.
This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever, except to the Sponsor Entities as required under the Agreement or with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES INC.

ANNEX D
Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel: 212-902-1000 | Fax: 212-902-3000
PERSONAL AND CONFIDENTIAL
June 30, 2006
Board of Directors
Special Committee of the Board of Directors
Michaels Stores, Inc.
8000 Bent Branch Drive
Irving, TX 75063
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.10 per share (the “Shares”), of Michaels Stores, Inc. (the “Company”) of the $44.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of June 30, 2006 (the “Agreement”), among Bain Paste Mergerco, Inc., an affiliate of Bain Capital LLC (“Bain”), Blackstone Paste Mergerco, Inc., an affiliate of The Blackstone Group LP (“Blackstone”), Bain Paste Finco, LLC, an affiliate of Bain, Blackstone Paste Finco, LLC, an affiliate of Blackstone, and the Company.
Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with the transactions contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.
In addition, we have provided and are currently providing certain investment banking services to Bain and its affiliates and portfolio companies, including having acted as joint lead manager with respect to the high yield offering by Houghton Mifflin Company, a portfolio company of Bain (“Houghton Mifflin”), of its 8.250% Senior Notes due 2011 (aggregate principal amount

Board of Directors
Special Committee of the Board of Directors
Michael Stores, Inc.
June 30, 2006
Page Two
$1,000,000,000) in January 2003; having acted as lead manager with respect to the high yield offering by Sealy Corporation, a former portfolio company of Bain (“Sealy”), of its 9.875% Senior Sub Notes due 2007 (aggregate principal amount $50,000,000) in April 2003; having acted as co-manager with respect to the high yield offering by Domino’s Pizza LLC, a wholly owned subsidiary of Domino’s Pizza Inc., an affiliate of Bain (“Domino’s”), of its 8 1/4% Senior Subordinated Notes due 2011 (aggregate principal amount $403,000,000) in June 2003; having acted as co-manager with respect to the high yield offering by Houghton Mifflin of its 11 1/2% Senior Discount Notes due 2013 (aggregate principal amount $265,000,000) in September 2003; having acted as co-financial advisor to Sealy in connection with its sale in April 2004; having extended a bank loan (aggregate principal amount $70,000,000) to Maxim Crane Works, a portfolio company of Bain, in July 2004; having acted as financial advisor to Modus Media International Holdings, a former portfolio company of Bain, in connection with its sale in August 2004; having acted as financial advisor to Bain Capital (Europe) Limited, an affiliate of Bain, in connection with its acquisition of Framatome Connectors International in November 2005; having extended a bank loan (aggregate principal amount of $100,000,000) to Domino’s in March 2006; having extended a bank loan (aggregate principal amount $1,350,000,000) to Sensata Technologies BV, a portfolio company of Bain (“Sensata”), in April 2006; having acted as a joint bookrunner with respect to the high yield offering by Sensata of its 8.00% Senior Notes due 2014 and 9.00% Senior Subordinated Notes due 2016 (aggregate principal amount $752,000,000) in April 2006; having acted as a manager with respect to the high yield offering by Houghton Mifflin of its Floating Rate Senior PIK Notes due 2011 (aggregate principal amount $300,000,000) in May 2006; having extended a bank loan (aggregate principal amount $650,000,000) to Cumulus Media Partners LLC, a portfolio company of Bain (“Cumulus”), in connection with its acquisition of Susquehanna Broadcasting Company in April 2006; and having acted as a joint book runner with respect to the high yield offering by Cumulus of its 9.875% Senior Subordinated Notes due 2014 (aggregate principal amount $250,000,000) in May 2006.
In addition, we have provided and are currently providing certain investment banking services to Blackstone and its affiliates and portfolio companies, including having acted as principal agent with respect to the mortgage financing (aggregate principal amount $120,000,000) of a property owned by affiliates of Blackstone in August 2003; having acted as joint-lead managing underwriter with respect to the public offering of 12,102,600 ordinary shares of Aspen Insurance UK Limited, a portfolio company of Blackstone, in December 2003; having acted as lead managing underwriter with respect to the public offering of 24,137,931 shares of common stock of TRW Automotive Inc., a portfolio company of Blackstone, in February 2004; having acted as financial advisor to an affiliate of Blackstone in connection with the acquisition of Celanese AG in April 2004; having acted as co-lead managing underwriter with respect to the high yield offering by Graham Packaging Company, a portfolio company of Blackstone (“Graham”), of its 8.5% Notes due 2012 and 9.875% Notes due 2014 (aggregate principal amount $625,000,000) in September 2004; having acted as co-financial advisor to Graham in connection with its acquisition of a business unit of Owens-Illinois, Inc. in July 2004; having acted as lead managing underwriter with respect to the public offering of 51,111,111 shares of common stock of Nalco Holding Company, a portfolio company of Blackstone (“Nalco”) in November 2004; having acted as co-managing underwriter with respect to the public offering of 9,600,000 shares of 4.25% convertible perpetual preferred stock of Celanese Corp., a portfolio company of Blackstone (“Celanese”), in January 2005; having acted as co-managing underwriter with

Board of Directors
Special Committee of the Board of Directors
Michael Stores, Inc.
June 30, 2006
Page Three
respect to the public offering of 50,000,000 shares of Series A common stock of Celanese in January 2005; having acted as joint lead managing underwriter with respect to the public offering of 13,684,100 shares of common stock of New Skies Satellites NV, a portfolio company of Blackstone (“New Skies”), in May 2005; having acted as joint lead managing underwriter with respect to the public offering of 33,350,000 shares of common stock of Nalco in August 2005; having acted as financial advisor to New Skies in connection with its sale in December 2005; and having acted as a lead underwriter with respect to the public offering of 35,000,000 shares of Series A common stock of Celanese in May 2006.
We may also provide investment banking services to the Company and its affiliates and Bain, Blackstone and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking services we have received, and may receive, compensation. Affiliates of Goldman, Sachs & Co. have co-invested with Bain, Blackstone and their respective affiliates from time to time and may do so in the future.
Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company and its affiliates and Bain, Blackstone and their respective affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of the Company and affiliates and portfolio companies of Bain and Blackstone for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended January 28, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the retail industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.
We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Board of Directors
Special Committee of the Board of Directors
Michael Stores, Inc.
June 30, 2006
Page Four
Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee and the Board of Directors of the Company in connection with their consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of the Shares should vote with respect to the Transaction.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $44.00 per Share in cash to be received by the holders of the Shares pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,

GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

ANNEX E
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
§ 262. Appraisal rights.
     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:
     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.
     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;
     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
     (d) Appraisal rights shall be perfected as follows:
     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
     (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004 Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext

☐	Mark this box with an X if you have made changes to your name or address details above.

Special Meeting Proxy Card

A	Business Submitted For Vote

The Board of Directors recommends voting FOR proposal 1.
		For	Against	Abstain

1.
To adopt the Agreement and Plan of Merger, dated as of June 30, 2006, as amended, among Bain Paste Mergerco, Inc., Blackstone Paste Mergerco, Inc., Bain Paste Finco, LLC, Blackstone Paste Finco, LLC and Michaels Stores, Inc. (the “Merger Agreement”)
		☐	☐	☐

The Board of Directors recommends voting FOR proposal 2.
		For	Against	Abstain

2.	To adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the Special Meeting.
B	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please sign exactly as your name appears hereon and mail promptly this proxy card in the enclosed envelope. Joint owners should each sign. When signing as attorney, administrator, executor, guardian or trustee, please give your full title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy)	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

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0 1 0 3 2 3 1	1 U P X	C O Y

Proxy - Michaels Stores, Inc.

SPECIAL MEETING OF STOCKHOLDERS, OCTOBER 5, 2006
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Jeffrey N. Boyer and Mark V. Beasley, each with power to act without the other and with full power of substitution, as proxies to vote, as specified below, all stock of Michaels Stores, Inc. owned by the undersigned at the Special Meeting of Stockholders to be held at 8000 Bent Branch Drive, Irving, Texas 75063 on October 5, 2006, at 9:30 a.m., central daylight time, or any adjournment thereof, upon such business as may properly come before the meeting or any adjournment thereof.
WHEN THIS PROXY CARD IS PROPERLY EXECUTED, SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE SPECIAL MEETING AS SPECIFIED HEREIN. IF YOU FAIL TO VOTE BY PROXY OR IN PERSON, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE ADOPTION OF THE MERGER AGREEMENT AND “AGAINST” APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT PROPOSAL. IF YOU RETURN A PROPERLY SIGNED PROXY CARD BUT DO NOT INDICATE HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT AND “FOR” APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT PROPOSAL.
YOUR VOTE IS VERY IMPORTANT!
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed and dated on reverse side)

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004 Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext

☐	Mark this box with an X if you have made changes to your name or address details above.

Special Meeting Instruction Card

A	Business Submitted For Vote

The Board of Directors recommends voting FOR proposal 1.
		For	Against	Abstain

1.
To adopt the Agreement and Plan of Merger, dated as of June 30, 2006, as amended, among Bain Paste Mergerco, Inc., Blackstone Paste Mergerco, Inc., Bain Paste Finco, LLC, Blackstone Paste Finco, LLC and Michaels Stores, Inc. (the “Merger Agreement”)
		☐	☐	☐

The Board of Directors recommends voting FOR proposal 2.
		For	Against	Abstain

2.	To adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the Special Meeting.
B	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please sign exactly as your name appears hereon and mail promptly this instruction card in the enclosed envelope.

Date (mm/dd/yyyy)	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

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0 1 0 3 2 3 2	1 U P X	C O Y

Proxy - Michaels Stores, Inc.

SPECIAL MEETING OF STOCKHOLDERS, OCTOBER 5, 2006
CONFIDENTIAL VOTING INSTRUCTIONS
TO THE TRUSTEE
OF THE MICHAELS STORES, INC. EMPLOYEES 401(K) PLAN (“PLAN”)
The undersigned hereby instructs the Investment Committee under the Plan to direct the Trustee of the Plan to vote in person or by proxy the number of shares of Common Stock of Michaels Stores, Inc. representing my proportionate interest in the Michaels Stores, Inc. Common Stock Fund which are entitled to vote under the Plan at the Special Meeting of Stockholders to be held at 8000 Bent Branch Drive, Irving, Texas 75063 on October 5, 2006, at 9:30 a.m., central daylight time, or any adjournment thereof, upon such business as may properly come before the meeting or any adjournment thereof.
UNLESS OTHERWISE MARKED, THIS INSTRUCTION CARD WILL BE COUNTED AS A VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT AND “FOR” APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT PROPOSAL.
YOUR VOTE IS VERY IMPORTANT!
PLEASE VOTE, SIGN, DATE AND RETURN THIS INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed and dated on reverse side)